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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SSA Global Technologies, Inc.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of SSA Global Technologies, Inc.
(2)
Aggregate number of securities to which transaction applies:
(i)    70,076,829 shares of common stock, (ii) 273,690 restricted stock units, which are convertible into shares of common stock on a one-for-one basis, (iii) options to acquire 10,758,589 shares of common stock, and (iv) warrants to acquire 90,909 shares of common stock, in each case outstanding as of April 28, 2006.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The maximum aggregate value of the transaction for purposes of calculating the filing fee is $1,583,400,331. The total consideration was calculated by multiplying (i) 70,076,829 shares of common stock proposed to be exchanged for cash in the merger, by (ii) the merger consideration of $19.50 per share, and adding to that product an additional $216,902,166, representing payments to be made in exchange for the cancellation of options, warrants and restricted stock units to purchase an additional 11,123,188 shares of common stock. The filing fee equals the product of 0.000107 multiplied by $1,583,400,331. This calculation excludes the impact on the merger consideration of the exercise price of options and warrants to acquire shares of common stock. As a result, we expect that actual net proceeds to be paid in the transaction will be approximately $1,487,509,577.  The payment of the filing fee, calculated in accordance with Fee Rate Advisory #5 for Fiscal Year 2006, equals $107.00 per million of the aggregate merger consideration calculated pursuant to the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $1,583,400,331
	(5)	Total fee paid: 169,424
☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dear Stockholder:

        On May 14, 2006, SSA Global Technologies, Inc. ("SSA Global") entered into an Agreement and Plan of Merger with Magellan Holdings, Inc., a Georgia corporation ("Parent") an indirect, wholly owned subsidiary of Infor Global Solutions Topco II SCA, and Parent's wholly-owned subsidiary, Globetrot Merger Sub, Inc., a Delaware corporation ("Merger Subsidiary"), which provides for the merger of Merger Subsidiary with and into SSA Global in a transaction that will result in SSA Global's stockholders receiving $19.50 per share in cash, without interest, and SSA Global becoming a wholly-owned subsidiary of Parent.

        The proposed transaction is described in detail in the accompanying proxy statement. That proxy statement and a form of proxy are first being mailed on or about [            ], 2006 to our stockholders of record at the close of business on [            ], 2006. We are urging you to vote to adopt the Agreement and Plan of Merger, and by doing so, to approve the transaction, at a special meeting of stockholders that will be held on [            ], 2006 at 10:00 a.m., local time, at The University Club of Chicago, 76 East Monroe Street, Chicago, Illinois 60603.

        The proposed transaction has been reviewed by a Special Committee (the "Special Committee"), consisting entirely of directors who are not officers or employees of SSA Global or its subsidiaries, or affiliated with Cerberus Capital Management, L.P. ("Cerberus") or General Atlantic LLC ("General Atlantic"), who collectively own approximately 84% of our outstanding common stock. SSA Global's Board of Directors, acting, among other things, on the basis of the unanimous recommendation of the Special Committee, has approved the Agreement and Plan of Merger and recommends that our stockholders vote FOR the adoption of the Agreement and Plan of Merger.

        Only stockholders of record at the close of business on [                        ], 2006 will be entitled to notice of, and to vote at, the special meeting of stockholders or any adjournment or postponement of that meeting.

        A notice of the special meeting of stockholders, a proxy statement relating to SSA Global's solicitation of proxies to be used at the special meeting and a form of proxy accompany this letter. The proxy statement contains instructions regarding how to submit a proxy or to vote in person at the meeting. We are urging stockholders to send in proxy cards, even if they plan to attend the meeting in person. Returning the proxy card does not deprive you of the right to attend the special meeting and vote your shares in person. If you vote in person, the proxy card will not be used with regard to the matters as to which you vote in person.

        As explained in the proxy statement, some of our directors and executive officers have interests with regard to the proposed transaction that are different from, or in addition to, the interests of our stockholders generally. In addition, our directors and executive officers will be entitled to insurance coverage and indemnification with respect to acts and omissions in their capacities as directors and officers.

        Affiliates of Cerberus and General Atlantic hold sufficient shares of our common stock to approve the proposal to adopt the Agreement and Plan of Merger, even if no other shares are voted in favor of it. Such stockholders have entered into voting agreements pursuant to which they have agreed to vote for adoption of the Agreement and Plan of Merger. The voting agreements will terminate upon the earlier to occur of the termination of the Agreement and Plan of Merger in accordance with its terms, or the effective time of the merger.

        Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of SSA Global common stock, please take the time to submit your proxy by completing, signing, dating and mailing the enclosed proxy card to us.

/s/ MICHAEL GREENOUGH Michael Greenough Chairman of the Board, President and Chief Executive Officer SSA Global Technologies, Inc.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [                        ], 2006

To the stockholders of SSA Global Technologies, Inc.:

        You are cordially invited to attend a special meeting of stockholders of SSA Global Technologies, Inc., a Delaware corporation ("SSA Global"), to be held on [                        ], 2006 at 10 a.m., local time, at The University Club of Chicago, 76 East Monroe Street, Chicago, IL 60603, for the following purposes:

        1.     To consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 14, 2006, by and among Magellan Holdings, Inc., a Georgia corporation ("Parent"), Globetrot Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary"), and SSA Global, as the same may be amended from time to time, whereby Merger Subsidiary will merge with and into SSA Global (the "Merger"), with SSA Global surviving the Merger as a wholly-owned subsidiary of Parent. Pursuant to the Merger, holders of SSA Global common stock (other than stockholders who perfect appraisal rights in accordance with Delaware law) will receive $19.50 in cash, without interest, for each share of SSA Global common stock they own; and

        2.     To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

        Consummation of the Merger is subject to a number of conditions. Accordingly, even if SSA Global's stockholders adopt the Merger Agreement, there can be no assurance that the Merger will be consummated.

        In connection with the Merger Agreement, affiliates of Cerberus Capital Management, L.P., and General Atlantic LLC, who own approximately 84% of SSA Global's outstanding common stock, have entered into voting agreements with Parent and Merger Subsidiary, pursuant to which they have agreed to vote all shares of common stock of SSA Global owned by them in favor of adoption of the Merger Agreement and against any proposal made in opposition to, or in competition with, the consummation of the Merger. The voting agreements terminate on the earlier of the effective time of the Merger and the date that the Merger Agreement has been validly terminated. Copies of the Merger Agreement and the voting agreements are attached as Annex A, Annex B and Annex C, respectively, to this proxy statement.

        The Board of Directors of SSA Global has fixed the close of business on [                        ], 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of SSA Global's common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of it. At the close of business on the record date, SSA Global had outstanding and entitled to vote [            ] shares of common stock. Holders of SSA Global's common stock are entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the Merger if they meet certain conditions. See the section titled "The Merger—Appraisal Rights" on page 30.

        Your vote is very important. The affirmative vote of the holders of a majority of the outstanding shares of SSA Global's common stock is required to adopt the Merger Agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval of the adoption of the Merger Agreement. If you fail to return your SSA Global proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the SSA Global special meeting and will effectively be counted as a vote against approval of the adoption of the Merger Agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER AGREEMENT OR THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS NOTICE OF SPECIAL MEETING OR IN THE ATTACHED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

By Order of the Board of Directors,
/s/ KIRK ISAACSON
Kirk Isaacson Executive Vice President, General Counsel and Secretary

Chicago, Illinois
[                        ], 2006

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE MERGER	3
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	5
MARKET PRICE AND DIVIDEND DATA	6
RISK FACTORS	7
THE SPECIAL MEETING	9
Date, Time and Place	9
Purpose of the Special Meeting	9
Record Date; Stock Entitled to Vote; Quorum	9
Votes Required	9
Voting Agreements	9
Voting of Proxies	9
Revocability of Proxies	10
Solicitation of Proxies	10
THE COMPANIES	11
SSA Global Technologies, Inc.	11
Magellan Holdings, Inc. and Infor	11
Globetrot Merger Sub, Inc.	11
THE MERGER	12
Background to the Merger	12
Reasons for the Merger	18
Reasons for the Special Committee's Recommendation	18
Reasons for the Board's Recommendation	21
Opinion of Houlihan Lokey	22
Interests of SSA Global's Directors and Officers in the Merger	28
Appraisal Rights	30
Accounting Treatment	32
Form of the Merger	33
Merger Consideration	33
Conversion of Shares; Procedures for Exchange of Certificates	33
Effect on Awards Outstanding Under SSA Global's Stock Plans	34
Effective Time of the Merger	34
Delisting and Deregistration of SSA Global's Common Stock	34
Material U.S. Federal Income Tax Consequences of the Merger	34
Regulatory Matters	35
Continuation of Certain SSA Global Employee Benefits	36
THE MERGER AGREEMENT	36
Conditions to the Merger	36
Non-Solicitation	38
Termination	39
Termination Fees	40
Expenses	41
Conduct of Business Pending the Merger	41
Amendment; Extension and Waiver	43

i

Representations and Warranties	44
SSA Global Certificate of Incorporation and Bylaws	45
Financing	45
VOTING AGREEMENTS	47
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	48
STOCKHOLDER PROPOSALS	50
OTHER MATTERS	50
WHERE YOU CAN FIND MORE INFORMATION	50
ANNEX A AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B VOTING AGREEMENT	B-1
ANNEX C VOTING AGREEMENT	C-1
ANNEX D OPINION OF HOULIHAN LOKEY	D-1
ANNEX E SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW—APPRAISAL RIGHTS	E-1

ii

        For purposes of this proxy statement:

  •
  "SSA Global," "Company," "we," "us" and "our" refer to SSA Global Technologies, Inc.

  •
  "Parent" refers to Magellan Holdings, Inc.

  •
  "Merger Subsidiary" refers to Globetrot Merger Sub, Inc., which is owned by Parent.

  •
  "Infor" refers to Infor Global Solutions Topco II SCA, which owns Parent.

  •
  "Houlihan Lokey" refers to Houlihan Lokey Howard & Zukin Financial Advisors, Inc., the financial advisor to the Special Committee.

  •
  "Cerberus" refers to Cerberus Capital Management, L.P. and its affiliates.

  •
  "General Atlantic" refers to General Atlantic LLC and its affiliates.

  •
  "Special Committee" refers to the special committee of our Board consisting entirely of directors who are not officers or employees of SSA Global or its subsidiaries, or affiliated with our Cerberus or General Atlantic.

  •
  "Principal Stockholders" refers, collectively, to Cerberus and General Atlantic.

  •
  "Board of Directors" and the "Board" refer to the board of directors of SSA Global.

  •
  "JP Morgan" refers to JP Morgan Securities Inc., the financial advisor to SSA Global.

  •
  "Golden Gate" refers to Golden Gate Private Equity, Inc., whose affiliated investment funds are the principal indirect stockholders of Parent.

  •
  "Schulte Roth" refers to Schulte Roth & Zabel LLP, counsel to SSA Global.

  •
  "Mayer Brown" refers to Mayer, Brown, Rowe & Maw LLP, counsel to the Special Committee.

  •
  "Kirkland & Ellis" refers to Kirkland & Ellis LLP, counsel to Golden Gate, Parent and Infor.

SUMMARY TERM SHEET

        We have entered into an agreement and plan of merger with Parent and Merger Subsidiary. The principal terms of the merger and other important information about the merger are:

  •
  Holders of shares of our common stock will receive $19.50 in cash, without interest, for each share they own at the time of the merger.

  •
  After the merger, we will be a wholly-owned subsidiary of Parent.

  •
  If the merger takes place, all outstanding options, warrants and other rights to purchase shares of our common stock from us will entitle the holders to receive at the time of the merger the amount by which $19.50 per share exceeds the per share amount they are required to pay to purchase our common stock.

  •
  Parent is a Georgia corporation and an indirect wholly-owned subsidiary of Infor Global Solutions Topco II SCA.

  •
  Merger Subsidiary is a Delaware corporation and wholly-owned subsidiary of Parent. Merger Subsidiary was organized solely for the purpose of entering into the merger and has not conducted any other business.

  •
  The merger agreement is subject to adoption by the holders of a majority of the outstanding shares of our common stock. Cerberus and General Atlantic collectively own approximately 84% of our outstanding common stock. Accordingly, Cerberus and General Atlantic have sufficient voting power to adopt the merger agreement even if no other stockholders vote for it.

  •
  Cerberus and General Atlantic have entered into voting agreements with Parent and Merger Subsidiary pursuant to which they have agreed to vote all shares of our common stock owned by them in favor of adoption of the merger agreement and against any proposal made in opposition to, or in competition with, the consummation of the merger. The voting agreements terminate on the earlier of the effective time of the merger and the date that the merger agreement has been validly terminated. If Cerberus and General Atlantic vote in favor of the adoption of the merger agreement, neither votes against the adoption of the merger agreement, nor withholding of votes by other stockholders, will affect the outcome of the vote.

  •
  The merger and the merger agreement have been reviewed by the Special Committee. SSA Global's Board of Directors, acting, among other things, on the basis of the unanimous recommendation of the Special Committee, has approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement, and has declared that it is in the best interests of SSA Global's stockholders that SSA Global enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement.

  •
  The Special Committee received an opinion of Houlihan Lokey that, as of the date of such opinion, the merger consideration to be received by the holders of our common stock was fair, from a financial point of view, to such stockholders. In making its recommendation that our Board of Directors approve the merger and the merger agreement, the Special Committee relied, among other things, on the fairness opinion of Houlihan Lokey.

  •
  Our Board can withdraw its recommendation if for any reason it determines, after consultation with counsel, that withdrawal of the recommendation is necessary in order for our directors to comply with their fiduciary duties. This would give Parent the right to terminate the merger agreement. In addition, we can terminate the merger agreement if there is a proposal to acquire us that our Board of Directors believes is more favorable to our stockholders than the merger. If the merger agreement is terminated for either of these reasons, we will have to pay Parent a termination fee equal to four percent (4%) of the consideration payable in the merger.

  •
  The total amount of cash and borrowings required to complete the merger, including payment of the cash merger consideration, refinancing of the existing indebtedness of SSA Global, Parent, and certain of Parent's affiliates, and the payment of transaction fees and expenses, is estimated to be approximately $2,740,000,000. Parent and its affiliates have entered into a commitment letter with two financial institutions which have severally agreed, on the terms and subject to the conditions in the commitment letter, to provide debt financing in an aggregate amount of up to $2,670,000,000. It is anticipated that approximately $70,000,000 of SSA Global's cash on hand will be used to complete the merger. The availability of the debt financing is subject, among other things, to the terms and conditions set forth in the commitment letter. See the section titled "The Merger Agreement—Financing."

  •
  You can vote in person at the special meeting of stockholders or you can vote by proxy. To vote by proxy, you should complete, date and sign your proxy card and return it in the enclosed envelope as soon as possible. If your shares are held in an account at a brokerage firm or bank, or otherwise are held by a nominee, you must instruct it as to how to vote your shares.

  •
  If you attend the special meeting of stockholders, you may vote your shares in person, even if you have previously signed and returned your proxy card. If your shares are held of record by a broker, bank or other nominee and you want to vote at the special meeting, you must obtain a proxy from the record holder.

  •
  You can change or revoke your vote at any time before your proxy card is voted at the special meeting by (i) a written notice to our secretary at our executive offices, (ii) submitting a new, later dated proxy card, or (iii) attending the meeting and voting in person. More details are contained in the sections of this proxy statement captioned "Questions and Answers About the Merger" beginning on page 3, and "The Special Meeting—Voting of Proxies; Revocability of Proxies" beginning on page 9.

  •
  Stockholders who follow procedures specified by Delaware law will have appraisal rights. See "The Merger—Appraisal Rights," beginning on page 30, and Appendix E.

  •
  Receipt of the merger consideration will be a taxable event for most stockholders.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    What will SSA Global's stockholders receive in the merger?

A:
If the merger is consummated, holders of our common stock (other than stockholders who perfect appraisal rights in accordance with Delaware law) will receive $19.50 in cash, without interest, for each share of our common stock they own. For example, if you, without interest, own 100 shares of our common stock at the time of the merger, you will receive $1,950 in cash in exchange for your SSA Global's shares.

Q:    What will happen to my shares of SSA Global stock in the merger?

A:
In the merger, shares of our common stock, other than shares held by stockholders who perfect their appraisal rights in accordance with Delaware law, will be converted into the right to receive $19.50 per share in cash, without interest. As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of a certificate representing any shares of our common stock will cease to have any rights as a stockholder, except the right to receive the $19.50 per share cash merger consideration, without interest.

Q:    What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders.

Q:    How does SSA Global's Board of Directors recommend I vote?

A:
At a meeting held on May 14, 2006, SSA Global's Board of Directors, acting, among other things, on the basis of the unanimous recommendation of the Special Committee, approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement, declared that it is in your best interest that we enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement, and resolved to recommend that you adopt the merger agreement. In connection with the merger agreement, our Principal Stockholders, who own approximately 84% of our outstanding common stock, have entered into voting agreements with Parent and Merger Subsidiary pursuant to which they have agreed to vote all shares of our common stock owned by them in favor of adoption of the merger agreement and against any proposal made in opposition to, or in competition with, the consummation of the merger.

Q:    What are the material U.S. federal tax consequences to me of the merger?

A:
The cash consideration paid to you in the merger should be treated for U.S. federal income tax purposes as received in a taxable exchange. Assuming that all of the cash merger consideration is treated as received in a taxable exchange, and that you hold your shares of SSA Global common stock as capital assets (generally, for investment), you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the cash received and your adjusted tax basis in your shares. If you are a non-corporate stockholder and your holding period in the shares is more than one year at the effective time of the merger, any capital gain recognized will be subject to U.S. federal income tax at a maximum rate of 15%.

Q:    What happens if I do not return a proxy card?

A:
If you fail to return your proxy card, it will have the same effect as voting against adoption of the merger agreement.

Q:    May I vote in person?

A:
Yes. If your shares are not held in "street name" through a broker, or bank, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in "street name," you must get a proxy from your broker or bank in order to attend the special meeting and vote in person.

Q:    May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of SSA Global stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:    If my broker holds my shares in "street name," will my broker vote my shares for me?

A:
No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, by following the procedure provided by your broker. Without instructions, your shares will not be voted, and this will have the effect of a vote against adoption of the merger agreement.

Q:    Should I send in my SSA Global stock certificates now?

A:
No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the $19.50 per share cash merger consideration, without interest, for each share of our common stock. The instructions will provide that, at your election, certificates may be surrendered, and the merger consideration in exchange for the certificates may be collected, as provided in the letter of transmittal.

Q:    When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible after the special meeting. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the expiration or termination of applicable regulatory waiting periods and receipt of certain antitrust approvals, and Parent and Infor must receive sufficient financing in order to consummate the merger.

Q:    Am I entitled to appraisal rights?

A:
Yes. Holders of our common stock who do not vote in favor of, or consent to, the adoption of the merger agreement and who comply with the specified procedural requirements will be entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger. Please see Annex E to this proxy statement for the full text of Section 262 of the General Corporation Law of the State of Delaware, and the summary thereof beginning on page E-1 to determine how to perfect your appraisal rights.

Q:    Who can help answer my questions?

A:
If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

  SSA Global Technologies, Inc.
  Attn: Investor Relations
  500 West Madison, Suite 2200
  Chicago, IL 60661
  (312) 258-6000

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation, our ability to consummate the merger. These forward-looking statements are based on various underlying assumptions and expectations of management and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Although our management believes these assumptions are reasonable, we cannot assure you that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, we undertake no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in our expectations.

        The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements, including, but not limited to, global economic and political conditions; conditions and trends in the enterprise software industry; litigation and other legal proceedings; other economic, business, competitive and/or regulatory factors affecting our business generally; our failure to obtain the requisite consent of our stockholders to adopt the merger agreement; other uncertainties relating to the merger; and events that may be subject to circumstances beyond our control.

        The forward-looking statements should be read in conjunction with our annual report on Form 10-K for the fiscal year ended July 31, 2005, our subsequent quarterly reports on Form 10-Q and any subsequent current reports on Form 8-K. Our reports on Form 10-K, Form 10-Q and Form 8-K are on file with the SEC, and copies are available without charge upon written request to our Investor Relations department at the address provided in the section titled "Where You Can Find More Information" on page 50.

MARKET PRICE AND DIVIDEND DATA

        Our common stock is traded on the Nasdaq Stock Market's National Market System under the symbol "SSAG." This table shows, for the periods indicated, the range of high and low closing sales prices for our common stock as quoted on the Nasdaq Stock Market's National Market System.

	SSA Global Common Stock
	Low	High
May 26, 2005—July 31, 2005	11.00	13.15
August 1, 2005—October 31, 2005	12.85	17.70
November 1, 2005—January 31, 2006	15.96	20.06
February 1, 2006—April 30, 2006	15.01	17.85

        The following table sets forth the closing per share sales price of our common stock, as reported on the Nasdaq Stock Market's National Market System on May 12, 2006, the last full trading day before the public announcement of the proposed merger, and on [                        ], 2006, the latest practicable trading day before the printing of this proxy statement:

	SSA Global Common Stock Closing Price
May 12, 2006		$15.59
[ ], 2006	$	[	]

        We have never declared or paid cash dividends on our common stock. Following the merger, there will be no further market for our common stock.

RISK FACTORS

        You should carefully consider the following factors and the other information in this proxy statement before voting on the proposals to adopt the merger agreement.

We cannot assure you that the merger will provide greater value to you than if SSA Global continued as an independent public company.

        Upon completion of the merger, holders of our common stock (other than stockholders who perfect appraisal rights in accordance with Delaware law) will receive $19.50 in cash, without interest, for each outstanding share of our common stock held by such stockholder. The closing price per share of our common stock on the Nasdaq Stock Market's National Market System on May 12, 2006, the last trading day before we entered into the merger agreement with Parent, was $15.59. We are unable to predict with certainty our future prospects or the market price of our common stock. Therefore, we cannot assure you that the merger will provide greater value to you than if we continued as an independent public company.

Failure to complete the merger could have a negative impact on the market price of our common stock and on our business.

        If the merger is not completed, the price of our common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed. In addition, our business and operations may be harmed to the extent that customers, partners and others believe that we cannot compete effectively in the marketplace without the merger. We also will be required to pay significant costs incurred in connection with the merger, whether or not the merger is completed. Moreover, under specified circumstances we may be required to pay a termination fee and reimburse certain of Parent's expenses upon termination of the merger agreement.

The "non-solicitation" restrictions and the termination fee provisions in the merger agreement may discourage other companies from trying to acquire SSA Global.

        While the merger agreement is in effect, subject to specified exceptions, we are prohibited from soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Parent. In addition, pursuant to the merger agreement, we are obligated to pay a termination fee to Parent in specified circumstances. These provisions could discourage other parties from trying to acquire our company even though those other parties might be willing to offer greater value to our stockholders than Parent has offered in the merger agreement.

Our directors and officers have certain interests that may have influenced their decision to support the merger.

        You should be aware of benefits available to certain of our directors and officers when considering the Board's recommendation regarding the merger. Our directors and officers have interests in the merger that are in addition to, or different from, their interests as stockholders. The Special Committee was aware of these interests when it recommended that our Board of Directors approve the merger agreement and the merger. In addition, our Board of Directors was aware of these interests when it approved the merger agreement and the merger. These interests relate to:

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  the possible receipt of severance benefits by certain of our officers in connection with the merger;

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  receipt by our officers and directors of certain cash payments for their options that are subject to accelerated vesting and lapsing of our right to repurchase restricted stock units held by them upon consummation of the merger; and

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  the right of our directors and officers to insurance coverage and indemnification with respect to acts and omissions in their capacities as directors and officers.

        See also the section titled "The Merger—Interests of SSA Global's Directors and Officers in the Merger."

THE SPECIAL MEETING

        We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our Board of Directors for use at the special meeting.

Date, Time and Place

        We will hold the special meeting at 10 a.m., local time, at The University Club of Chicago, 76 East Monroe Street, Chicago, IL 60603 on [                        ], 2006.

Purpose of the Special Meeting

        At the special meeting, we will ask holders of our common stock to adopt the merger agreement. Our Board of Directors acting, among other things, on the basis of the unanimous recommendation of the Special Committee, has approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement, has declared that it is in the best interests of our stockholders that we enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement, and recommends that our stockholders vote "FOR" the adoption of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

        Only holders of record of our common stock at the close of business on [                        ], 2006, the record date, are entitled to notice of and to vote at the special meeting. On the record date, [                        ] shares of our common stock were issued and outstanding and held by approximately [                        ] holders of record. A quorum is present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. Holders of record of our common stock on the record date are entitled to one vote per share on the proposal to adopt the merger agreement.

Votes Required

        The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. If an SSA Global stockholder abstains from voting or does not vote, either in person or by proxy, it will have the same effect as a vote against the adoption of the merger agreement.

Voting Agreements

        In connection with the merger agreement, our Principal Stockholders, who own approximately 84% of our outstanding common stock, have entered into voting agreements with Parent and Merger Subsidiary, pursuant to which they have agreed to vote all shares of our common stock owned by them in favor of adoption of the merger agreement and against any proposal made in opposition to, or in competition with, the consummation of the merger. The voting agreements terminate on the earlier of the effective time of the merger and the date that the merger agreement has been validly terminated. If Cerberus and General Atlantic vote in favor of the adoption of the merger agreement, neither votes against the adoption of the merger agreement, nor withholding of votes by other stockholders, will affect the outcome of the vote.

Voting of Proxies

        All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "FOR" adoption of the merger agreement.

        Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

        Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a stockholder abstains from voting or does not execute a proxy, it will effectively count as a vote against the adoption of the merger agreement. Brokers who hold shares of our common stock in "street name" for customers who are the beneficial owners of such shares may not submit a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares will effectively count as votes against the adoption of the merger agreement.

        The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of an adjournment to permit further solicitation of proxies.

        We do not expect that any matters, other than the proposal to adopt the merger agreement, will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

Revocability of Proxies

        The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

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  filing with our Secretary a duly executed revocation of proxy;

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  submitting a duly executed proxy to our Secretary bearing a later date; or

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  appearing at the special meeting and voting in person.

        Attendance at the special meeting will not in and of itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation of Proxies; Expenses

        The solicitation of proxies is made by and on behalf of our Board of Directors. All costs of solicitation of proxies will be borne by us. Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

THE COMPANIES

SSA Global Technologies, Inc.

        We are a leading global provider of enterprise software applications and related services. Our products and services are designed to help customers increase operating efficiency and productivity by automating key business processes, improving collaboration among customers, suppliers, employees and other partners, and facilitating analysis of business trends. Our enterprise software applications are designed to improve various core enterprise resource planning functions, including accounting, human resource, inventory management, manufacturing, and payroll, purchase and sales processing. We also provide applications that are integrated extensions of our core enterprise resource planning ("ERP") products, including corporate performance, customer relationship, product lifecycle, supplier relationship and supply chain management products. We sell our products to companies in a wide range of industries, including discrete and process manufacturing, retail, financial services, healthcare and hospitality and gaming, providing these industries with functionality that addresses their unique business requirements. We also provide after-market maintenance and professional services.

        We were incorporated in Delaware in 2000. Our principal executive offices are located at 500 West Madison, Suite 2200, Chicago, IL 60661, and our telephone number is (312) 258-6000. Our common stock is traded on the Nasdaq Stock Market's National Market System under the symbol "SSAG." Additional information regarding our company is contained in our filings with the Securities and Exchange Commission ("SEC"). See the section titled "Where You Can Find More Information" on page 50.

Magellan Holdings, Inc.

        Parent is a wholly-owned subsidiary of Infor. Parent is a Georgia corporation and the holding company for the majority of Infor's U.S. operations. Infor focuses exclusively on providing vertical-specific, enterprise-wide business solutions to the manufacturing and distribution industries worldwide. Infor delivers products and domain expertise that address the essential challenges its customers face in areas such as supply chain planning, relationship management, demand management, ERP, warehouse management, marketing-driven distribution and business intelligence. Parent and Infor are headquartered in Alpharetta, Georgia.

Globetrot Merger Sub, Inc.

        Merger Subsidiary is a Delaware corporation and a wholly-owned subsidiary of Parent. Merger Subsidiary was organized solely for the purpose of entering into the merger agreement with us and completing the merger and has not conducted any other business.

THE MERGER

        The following discussion summarizes the material terms of the merger. Stockholders are urged to read the entire merger agreement, which is attached to this proxy statement as Annex A.

Background to the Merger

        Over the past several years, our business has expanded through a combination of organic growth and strategic acquisitions, which have enhanced our core product offerings and market position within our industry. In late May 2005, we completed an initial public offering of our common stock and listed our common stock on the Nasdaq Stock Market's National Market System.

        We have been conscious of our strategic position for some time, especially as it relates to the rapid pace of consolidation within our industry and the continued market dominance by several key competitors, each of whom is substantially larger than we are and has access to far greater resources. In addition, we have been conscious of the limited "public float" of our common stock in the market and the low level of trading volume. Accordingly, members of our senior management and our Board of Directors have periodically reviewed and assessed our business strategy, the various trends and conditions affecting our business and our industry generally, and a variety of strategic alternatives as part of our long-term strategy to increase revenue and profitability and maximize stockholder value. This review and assessment has included, among other things, consideration of whether it would be in the best interests of our stockholders to continue as a separate company and expand through organic growth, acquisitions or a combination of the two, or to combine with or be acquired by another company.

        On December 19, 2005, we filed a preliminary registration statement on Form S-1 with the SEC, pursuant to which our Principal Stockholders and members of our senior management proposed to sell a combined total of up to 9,000,000 shares of our common stock in a secondary offering. This offering would have increased the number of publicly traded shares, but our Principal Stockholders and members of our senior management would have received all of the proceeds from the offering and our Principal Stockholders would have continued to own approximately 72% of our common stock after the offering.

        In mid-February 2006, our Chairman, President and Chief Executive Officer, Michael Greenough, held discussions with representatives of our Principal Stockholders regarding our pending secondary offering. During the course of these discussions, representatives of our Principal Stockholders indicated that they would be willing to consider selling all of their shares of common stock in a transaction that would result in liquidity at an attractive and fair price. Following these discussions, Mr. Greenough participated in discussions with representatives of JP Morgan, which was acting as a joint book-runner for the secondary offering, regarding the feasibility of pursuing a strategic transaction. No determination was made at this time whether or not to pursue a strategic transaction.

        Between March 7 and March 8, Mr. Greenough participated in discussions with representatives of our Principal Stockholders and JP Morgan regarding, among other things, the status of the secondary offering and the feasibility of pursuing a strategic transaction that would result in the sale of the entire Company, with all of our stockholders participating. These discussions were held with the knowledge and approval of our Board of Directors. No determination was made at this time whether or not to pursue a strategic transaction.

        On March 15, 2006, our Board of Directors held a meeting to discuss, among other things: (i) the status of our pending secondary offering, (ii) our financial performance during the second fiscal quarter and the outlook for the third fiscal quarter, (iii) our current strategy in relation to competitors and potential acquisitions, and (iv) various strategies for maximizing revenue and profitability and increasing stockholder value above current market levels. During this call, Mr. Greenough raised the possibility of pursuing a strategic transaction as a means of maximizing stockholder value and providing liquidity for all of our stockholders. Following a detailed discussion regarding the relative merits of continuing with the secondary offering or pursuing a strategic transaction, the Board concluded that it would be advisable to explore the feasibility of a strategic transaction while continuing to move forward with plans for the secondary offering. Our Board then instructed members of our senior management to assist JP Morgan in conducting a "market check" to gauge the level of interest among certain industry participants and other likely buyers.

        During the same week, members of our Board, senior management and JP Morgan held discussions to help identify parties that might be interested in entering into a strategic transaction with us. During these calls, it was agreed that JP Morgan should contact parties with a demonstrated ability to execute sophisticated transactions, the financial wherewithal to fund a significant acquisition and perhaps existing investments that might be synergistic with our business.

        Between March 16 and March 20, 2006, JP Morgan placed calls to various parties that had been identified as potentially being interested in entering into a strategic transaction with us. Between March 17 and March 30, 11 of the parties contacted by JP Morgan expressed initial interest in pursuing a strategic transaction and entered into confidentiality agreements with us. Beginning on March 22, JP Morgan sent information packages relating to us and our business to parties that had executed confidentiality agreements.

        On April 5, JP Morgan received initial indications of interest from Party X, Party Y and Golden Gate. Party X indicated that it would be willing to pay between $18.00 and $19.50 per share for all of our capital stock. Party Y indicated that it would be willing to pay between $16.50 and $17.50 per share for all of our capital stock. Golden Gate indicated that it would be willing to pay between $17.40 and $18.85 per share for all of our capital stock.

        On April 6, certain members of our Board of Directors, members of our senior management and representatives of JP Morgan participated in a conference call during which they discussed the initial indications of interest received from Party X, Party Y and Golden Gate. Based on these initial indications of interest, our Board decided that it would be advisable to permit these 3 parties to conduct more detailed due diligence with respect to us, with a view toward making firm offers.

        During early April, JP Morgan contacted four additional parties, each of which is a competitor of the Company, to assess their level of interest in entering into a strategic transaction with us. Although several of these parties expressed initial interest in such a transaction, none of them executed confidentiality agreements or received non-public information about us or our business.

        Between April 10 and May 8, members of our senior management and representatives of JP Morgan participated in due diligence calls and in-person meetings with representatives of Party X, Party Y and Golden Gate. On April 11, JP Morgan activated an electronic data room that could be accessed by parties that had entered into confidentially agreements with us.

        Between April 14 and April 20, members of our senior management and representatives of JP Morgan met with representatives of Party X, Party Y and Golden Gate in Chicago. During these meetings, members of our senior management gave presentations about the Company, and potential purchasers were provided the opportunity to ask members of our senior management and JP Morgan questions regarding our business, operating results and financial condition.

        On April 23, we formalized the arrangement with JP Morgan to act as our financial advisor with respect to our exploration and consideration of strategic alternatives. The effective date of the engagement letter between us and JP Morgan was March 23, 2006. We selected JP Morgan because we wanted a financial advisor that had extensive experience in sophisticated corporate transactions, was familiar with our business, and had a strong reputation within the financial and business communities.

        On April 25, our Board of Directors held a special meeting to discuss the status of JP Morgan's efforts to identify suitable parties with whom we might enter into a strategic transaction, as well as JP Morgan's and senior management's evaluation of the continued interest of Party X, Party Y and Golden Gate. Representatives from Schulte Roth participated in the meeting at the invitation of the Board. The Chairman of the Board, Michael Greenough, reported that Party X, Party Y and Golden Gate continued to be interested in entering into a strategic transaction with us and were contemplating second-phase due diligence reviews. At the urging of our independent directors, the Board then discussed the advisability of appointing a special committee to review and assess potential strategic transactions. The Board concluded that, although a special committee did not appear to be necessary under Delaware law under the present circumstances, it was nevertheless advisable to appoint a special committee to review potential strategic transactions and determine whether such transactions would be in the best interest of our stockholders, other than stockholders that might be deemed to be interested stockholders in such transactions. Schulte Roth advised the Board that, in the event a special committee was appointed, it should be empowered to engage its own financial advisor and legal counsel if it chose to do so. After a discussion among directors, it was agreed that the appointment of a special committee to review and assess potential strategic transactions would be advisable, and the Board requested that Schulte Roth draft appropriate resolutions for review and approval by the Board.

        On April 26, JP Morgan distributed a form of merger agreement drafted by Schulte Roth to Party X, Party Y and Golden Gate. JP Morgan instructed each party to review the form merger agreement and submit their comments, together with final offers, to JP Morgan on or before May 10.

        On April 28, our Board of Directors adopted resolutions appointing the Special Committee to review the processes by which we would consider and conduct negotiations regarding any strategic transaction, and to review and make recommendations to the Board regarding the terms of any such transaction.

        On April 28, the Special Committee retained the law firm of Mayer Brown to act as its legal counsel. On May 5, the Special Committee retained Houlihan Lokey to act as its financial advisor and, if requested, deliver a fairness opinion with respect to the proposed transactions.

        On May 2, key members of our sales and marketing teams met with representatives of Party Y at our headquarters in Chicago to discuss due diligence matters and our sales and marketing strategy. On May 3, key members of our sales and marketing teams met with representatives of Golden Gate and Infor at our headquarters in Chicago to discuss due diligence matters and our sales and marketing strategy.

        On May 4, Golden Gate submitted comments to the draft merger agreement that JP Morgan had circulated on April 26. Schulte Roth and Mayer Brown reviewed Golden Gate's proposed revisions to the merger agreement. Golden Gate's comments raised a number of issues, including a financing condition and a proposal that our Principal Stockholders enter into voting agreements pursuant to which they would agree to vote their shares of common stock in favor of the transaction with Golden Gate.

        On May 6, Schulte Roth and Mayer Brown participated in a conference call with Kirkland & Ellis to discuss the issues raised by Golden Gate's proposed changes to the merger agreement and inform Kirkland & Ellis that certain of Golden Gate's proposed changes to the merger agreement were unacceptable. During this call, Kirkland & Ellis informed Schulte Roth and Mayer Brown that Infor would be the buyer if we chose to move forward with Golden Gate's proposal.

        On May 7, members of our senior management, Schulte Roth, JP Morgan, and, on behalf of the Special Committee, Mayer Brown and Houlihan Lokey, participated in a conference call to discuss the issues raised by Golden Gate's proposed changes to the merger agreement.

        On the morning of May 8, Party X submitted comments to the proposed merger agreement to JP Morgan, Schulte Roth, Mayer Brown and Houlihan Lokey. Although Party X's revised draft did not condition the closing of a merger upon its receipt of financing, it did permit Party X to delay the closing until financing was received, and provided for the payment of a termination fee equal to two percent (2%) of the consideration payable in the merger in the event the transaction failed because of Party X's inability to obtain financing in a timely manner.

        Also on the morning of May 8, the Special Committee held a telephonic meeting with representatives of Mayer Brown and Houlihan Lokey. At that meeting the Special Committee received an update of the status of the strategic review process and a preliminary overview of perspectives on financing terms and valuation considerations from Houlihan Lokey and reviewed the Golden Gate contract proposals with Mayer Brown and Houlihan Lokey.

        Later in the day on May 8, members of our senior management participated in a conference call with Schulte Roth and Mayer Brown during which the parties discussed a list of issues relating to the revised merger agreements submitted by Party X and Golden Gate. During this call, it was noted that although Golden Gate had proposed the inclusion of a financing condition, Golden Gate's proposed changes to the merger agreement were in many other respects less substantive, and therefore less troubling, than the changes proposed by Party X.

        On the evening of May 8, Party Y informed JP Morgan that it did not intend to submit a final offer. Later in the evening of May 8, members of our senior management and representatives of JP Morgan participated in conference calls with both Party X and Golden Gate, during which the parties discussed our preliminary results for our third fiscal quarter.

        On the morning of May 9, Golden Gate submitted to JP Morgan, Schulte Roth, Mayer Brown and Houlihan Lokey a revised version of the merger agreement, together with a form of voting agreement. Later in the morning on May 9, members of our senior management participated in a conference call with representatives of Houlihan Lokey, Schulte Roth and Mayer Brown during which the participants discussed a list of issues relating to the proposed changes to the merger agreement submitted by Party X and Golden Gate.

        On the afternoon of May 9, Schulte Roth and Mayer Brown participated in a conference call with Kirkland & Ellis regarding Golden Gate's revised comments to the merger agreement. Although Golden Gate had made concessions by deleting the financing condition and some of its proposed changes to our representations and warranties, Schulte Roth and Mayer Brown expressed concerns about whether we would be adequately protected in the event Parent was unable to consummate the transaction. Schulte Roth and Mayer Brown suggested that Golden Gate consider a reciprocal termination fee, which Parent would be obligated to pay to us in the event the agreement was terminated in certain circumstances following Parent's inability to obtain financing in a timely manner.

        On the evening of May 10, JP Morgan, Schulte Roth, Mayer Brown and Houlihan Lokey received revised bid packages from both Party X and Golden Gate. Each bid package contained a bid letter, a revised version of the merger agreement, and a financing commitment letter. In addition, Party X's bid package contained a proposed form of equity commitment and limited guarantee from a sponsoring private equity fund.

        Party X offered to pay $18.00 per share in cash for all of our capital stock and proposed to finance the acquisition with a combination of loans from financial institutions and an equity infusion from an affiliate of Party X. Golden Gate also offered to pay $18.00 per share in cash for all of our capital stock, but proposed to finance the acquisition solely with loans from financial institutions.

        On the morning of May 11, the Special Committee held a telephonic meeting with representatives of Houlihan Lokey and Mayer Brown. At that meeting, the Special Committee reviewed whether there were actual or potential conflicts of interest in connection with any of the proposals or any aspect of the process and reviewed the Party X and Golden Gate proposals and possible negotiating strategies. The Special Committee did not identify any material conflicts of interest existing at that time which would suggest that our Principal Stockholders, or their representatives on the Board, were likely to have interests in the merger that would be materially different from other stockholders. The Special Committee determined that Houlihan Lokey should coordinate with JP Morgan to approach Party Y one more time to determine whether they could be convinced to re-engage in the bidding process (Party Y subsequently informed JP Morgan that it was not in a position to participate in the final round of bidding). The Special Committee also determined to request that Party X and Golden Gate submit improved bid proposals, with a view towards making improvements to their proposals that might help to more clearly differentiate the two proposals.

        On May 11 representatives of Houlihan Lokey and JP Morgan contacted representatives of Party Y and confirmed that Party Y was not likely to submit a credible final proposal even if given additional time or opportunity for due diligence.

        On May 11, Schulte Roth, Mayer Brown and Houlihan Lokey, together with members of senior management, the Special Committee and JP Morgan, participated in a conference call during which the parties discussed and compared the revised offers submitted by Party X and Golden Gate on May 10. Later in the day on May 11, our Board, together with representatives of JP Morgan, Schulte Roth, Mayer Brown and Houlihan Lokey, participated in a conference call during which the proposals submitted by Party X and Golden Gate were discussed and compared.

        On the evening of May 11, Party X submitted a revised version of the merger agreement. Representatives of Schulte Roth, Mayer Brown, Houlihan Lokey and JP Morgan participated in a conference call to discuss Party X's proposed changes. Later in the evening on May 11, Schulte Roth and Mayer Brown drafted a summary of the material issues relating to Party X's offer and revised Party X's proposed merger agreement and financing commitment letter. JP Morgan sent the materials to Party X's counsel in the early morning hours of May 12. On the evening of May 11, Schulte Roth and Mayer Brown also drafted a summary of the material issues relating to Golden Gate's offer and revised Golden Gate's proposed financing commitment letter. JP Morgan sent the materials to Kirkland & Ellis in the early morning hours of May 12. JP Morgan instructed both Party X and Golden Gate to meet at Schulte Roth's offices in New York on the morning of May 13 with their final offers.

        On the morning of May 13, both Party X and Golden Gate, together with their respective representatives (and in the case of Golden Gate, senior executives of Infor), met at Schulte Roth's offices in New York. Also present at Schulte Roth's offices were representatives from the Company, JP Morgan, Houlihan Lokey and Mayer Brown. Party X and Golden Gate each submitted revised bid packages with their best and final offers. JP Morgan and Houlihan Lokey then met with Party X and Golden Gate separately during the course of the morning. During the meeting with JP Morgan and Houlihan Lokey, Party X indicated that it was willing to pay $18.40 per share in cash for all of our capital stock. During the meeting with JP Morgan and Houlihan Lokey, Golden Gate indicated that it was willing to pay (through Infor) $19.50 per share in cash for all of our capital stock. JP Morgan and Houlihan Lokey communicated this information to members of our senior management, the Special Committee, Schulte Roth and Mayer Brown.

        Throughout the day on May 13, members of our senior management, Schulte Roth and Mayer Brown continued to review the proposed merger agreements, financing commitment letters and voting agreements submitted by Party X and Golden Gate.

        On the afternoon of May 13, the Special Committee, Mayer Brown and Houlihan Lokey held a telephonic meeting to review the status of the revised proposals, including financial terms, financing commitments and contingencies and other proposed contract terms. The Special Committee directed that a number of contract terms in the Golden Gate transaction be negotiated further and that information be obtained from Golden Gate regarding the financial strength and capability of Parent to perform its obligations under the proposed merger agreement. Among the contract issues that were addressed with Golden Gate at this point was the strength of Infor's financing commitments. The Special Committee and its advisors were closely focused on the perceived differences between Infor's and Party X's financing commitments, despite the difference between their offer prices, and key improvements were made to Infor's financing commitments as a result of these negotiations and the Special Committee's insistence on achieving those improvements.

        During the course of the afternoon and early evening, JP Morgan and Houlihan Lokey met with both Party X and Golden Gate to discuss their respective offers. JP Morgan and Houlihan Lokey informed Party X that its bid was significantly lower than Golden Gate's bid, but indicated that we were still attempting to resolve certain issues with Golden Gate and did not yet have an agreement in principle.

        On the evening of May 13, the Special Committee, Mayer Brown and Houlihan Lokey held another telephonic meeting to review the status of the ongoing negotiations with Party X and Golden Gate and the information that had been obtained regarding the financial strength and capability of Parent and Infor. At this meeting the Special Committee determined that the terms of Golden Gate's proposal appeared to be superior in several respects, including price, perceived strength of the financial commitments and certainty of closing and directed its advisers to inform the Company's management and financial and legal advisers to proceed to finalize any remaining contract issues with Golden Gate with a view towards submitting the Golden Gate proposal for final consideration by the Special Committee at a meeting to be held the next day.

        Party X left Schulte Roth's offices during the evening of May 13, but indicated that it would be prepared, for a limited time, to resume discussions in the event that we were not able to approve Golden Gate's higher bid. Schulte Roth, Mayer Brown, JP Morgan and Houlihan Lokey continued to negotiate the terms of Golden Gate's merger agreement, financing commitment letter and form of voting agreements into the evening and early morning hours of May 14.

        On the morning of May 14, Golden Gate and its representatives, Schulte Roth, members of our senior management, JP Morgan and Mayer Brown met at Schulte Roth's offices in New York. Throughout the morning and into the early afternoon, the parties continued to negotiate the terms of the proposed merger agreement, financing commitment letter and voting agreements.

        Early in the afternoon of May 14, the Special Committee held a telephonic meeting with Mayer Brown and Houlihan Lokey to review and consider Golden Gate's offer and decide whether to recommend Golden Gate's offer to the entire Board of Directors. Houlihan Lokey gave a presentation to the Special Committee regarding its analysis of Golden Gate's offer and delivered its oral opinion (subsequently confirmed in writing) that, as of such date, the proposed Golden Gate merger consideration of $19.50 per share in cash for all of our outstanding common stock in cash was fair, from a financial point of view, to our stockholders. Following Houlihan's presentation and a detailed discussion regarding Golden Gate's offer, the Special Committee unanimously determined that the merger agreement was fair to, and in the best interests of the Company and its stockholders, other than our Principal Stockholders and members of senior management, and recommended that our Board of Directors approve the Golden Gate merger agreement and authorize and direct the Company to execute and deliver the Golden Gate merger agreement.

        Our Board of Directors met by teleconference immediately after the Special Committee meeting on the afternoon of May 14. Schulte Roth gave a presentation regarding the Board's fiduciary duties under Delaware law. Following this presentation, Houlihan Lokey gave a presentation regarding its financial analysis of Golden Gate's offer, after which the Special Committee unanimously recommended that our Board of Directors approve the merger agreement and voting agreements pursuant to which Golden Gate would acquire all of our capital stock for $19.50 per share in cash and authorize and direct the Company to execute and deliver the merger agreement. The Board then engaged in a detailed discussion regarding the terms of Golden Gate's offer, including the termination provision and termination fees, as well as the financing commitment. Following this discussion, a vote was taken and the members of the Board present at the meeting unanimously approved the merger agreement with Golden Gate and resolved to recommend that our stockholders vote in favor of it.

        Following the Board meeting, the merger agreement, financing commitment letter and voting agreements were executed and the transaction was publicly announced on the morning of May 15.

Reasons for the Merger

        The principal purpose of the merger is to permit our stockholders to realize cash for their shares of SSA Global common stock at a significant premium to the market price at which such shares traded prior to the announcement of the execution of the merger agreement. We believe that the merger offers our stockholders the greatest value for their shares in light of our long-term prospects and the available strategic alternatives.

        The Special Committee unanimously determined that the merger agreement is fair to, and in the best interests of the Company and our stockholders, other than our Principal Stockholders and members of our senior management, and recommended that our Board of Directors approve the merger agreement. The Special Committee considered a number of factors, as more fully described above under "The Merger—Background to the Merger" and below under "The Merger—Reasons for the Special Committee's Recommendation," in determining to recommend that the Board of Directors approve the merger agreement.

        Our Board of Directors, acting, among other things, on the recommendation of the Special Committee, has approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, and determined that the merger, on the terms and conditions set forth in the merger agreement, is fair to, and in the best interests of, our stockholders. The merger agreement was unanimously approved by the directors present at the meeting called for that purpose, which included all of the directors except John Barter, who was absent from the meeting due to a prior commitment. The absence of Mr. Barter from the meeting did not represent a disapproval by him of the merger agreement or a determination not to recommend that our stockholders vote for the adoption of the merger agreement. The Board of Directors considered a number of factors, as more fully described above under "The Merger—Background to the Merger" and below under "The Merger—Reasons for the Board's Recommendation," in determining to recommend that our stockholders adopt the merger agreement. Our Board of Directors recommends that you vote FOR the adoption of the merger agreement.

Reasons for the Special Committee's Recommendation.

        In reaching its conclusion regarding the fairness of the merger agreement and the merger to our stockholders, other than our Principal Stockholders and members of our senior management, and its decision to recommend that the Board of Directors approve the merger agreement and the merger, the Special Committee considered the following factors, each of which it believed supported its conclusion, but which are not listed in any relative order of importance:

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  the Special Committee's knowledge of our business, financial condition, results of operations, prospects and competitive position and its belief that the merger is more favorable to our stockholders, other than our Principal Stockholders and members of our senior management, than any other alternative reasonably available to the Company;

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  the Special Committee's belief that we face several challenges in our efforts to increase stockholder value as an independent publicly traded company, including competition from companies with substantially greater scale;

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  the limited "public float" of our common stock in the market and the low level of trading volume to date;

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  the Special Committee's belief that the consideration to be received in the merger compares favorably with that of similar merger transactions;

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  the fact that the merger consideration is all cash, so that the merger allows our stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

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  the fact that the $19.50 per share price to be paid in the merger represents a 25% premium to the closing price of our common stock on May 12, 2006, the last trading day prior to the announcement of the merger, and a 26% premium to the average closing price of our common stock over the one-month period prior to the announcement of the merger;

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  the fact that the merger was arrived at after a rigorous auction and negotiation process during which a total of 19 prospective buyers, including 13 prospective financial buyers and 6 prospective strategic buyers, were approached by the Company's financial advisors, 11 prospective buyers conducted due diligence on our business, 3 prospective buyers submitted preliminary indications of interest and two prospective buyers submitted final proposals to buy the Company, and the fact that our stockholders will receive significantly more in the merger than in any other potential alternative identified in the course of that process;

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  the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable and were the product of arms' length negotiations between the Special Committee and its advisors, on the one hand, and Golden Gate, Infor and their respective advisors, on the other hand, with such support and assistance of the Company's management and financial and legal advisors as the Special Committee deemed appropriate;

  •
  financial analyses and pro forma and other information presented by Houlihan Lokey to the Special Committee as discussed below under "The Merger—Opinion of Houlihan Lokey," including Houlihan Lokey's opinion that, as of the date of such opinion, the consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to the holders of our common stock;

  •
  the commitments for debt financing represented by the financing commitment letter described below under "The Merger Agreement—Financing," the perceived ability of Parent and Infor to obtain the committed financing and complete the transaction, and the fact that the merger agreement provides that Parent is obligated to pay the Company a termination fee of either four percent (4%) or ten percent (10%) of the consideration payable in the merger, depending on the circumstances, in the event that Parent or Merger Subsidiary breach their obligations under the merger agreement;

  •
  the substantial improvements to the terms of the merger agreement and the financing commitment letter that were negotiated under the direction of the Special Committee;

  •
  the fact that the Special Committee, with the advice and assistance of its financial and legal advisors, directed the auction and negotiation process beginning from the time the Special Committee was established, with a view towards assuring the fairness of the process;

  •
  the fact that, subject to compliance with the terms and conditions of the merger agreement, we are permitted to terminate the merger agreement prior to the adoption of the merger agreement by our stockholders in order to approve any transaction proposed by a third party that is a "superior proposal," as defined in the merger agreement, upon the payment to Parent of a termination fee equal to four percent (4%) of the consideration payable in the merger; and

  •
  the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law.

        In addition, the Special Committee believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger to our stockholders, other than our Principal Stockholders and members of our senior management, and to permit the Special Committee to represent effectively the interests of our stockholders, other than our Principal Stockholders and members of our senior management. These procedural safeguards include, but are not limited to, the following:

  •
  the Special Committee, which consisted entirely of directors who are not officers or employees of the Company or its subsidiaries or affiliated with our Principal Stockholders, acted to represent solely the interests of our stockholders, other than our Principal Stockholders and members of our senior management, and to negotiate with Golden Gate on behalf of such stockholders;

  •
  no member of the Special Committee has an interest in the proposed merger different from that of our stockholders, other than the fact that (i) members of the Special Committee hold unvested stock options that by their terms will become vested in connection with the merger, (ii) all stock options held by the members of the Special Committee will be "cashed-out" as part of the merger in the same manner as all other outstanding stock options, and (iii) members of the Special Committee will be entitled to customary indemnification and officer and director liability insurance coverage under the terms of the merger agreement;

  •
  the Special Committee retained and received advice from Houlihan Lokey, as financial advisor, and Mayer Brown, as legal advisor, each of which has extensive experience in transactions similar to the proposed merger;

  •
  the Special Committee requested and received from Houlihan Lokey an opinion that the consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to the holders of our common stock, as of the date of the merger agreement;

  •
  the Special Committee, with the assistance of its legal and financial advisors, conducted extensive negotiations with the prospective buyers, including Golden Gate, and had the authority to reject the terms of the merger agreement. These negotiations led to an increase in the merger consideration from a price of $18.00 per share initially proposed by both Golden Gate and Party X, to the $19.50 per share provided for in the merger agreement; and

  •
  the Special Committee's determination that no material conflicts of interest existed which would suggest that our Principal Stockholders, or their representatives on the Board, have interests in the merger that are materially different from other stockholders and the Special Committee's view that any actual or potential conflicts of interest that might be associated with JP Morgan's role as a source of Parent's and Infor's financing for the merger had been adequately addressed by the Special Committee's oversight of the process with the active advice and assistance of Houlihan Lokey and Mayer Brown.

        The Special Committee also considered a variety of potentially negative factors concerning the merger agreement and the merger, including the following factors, which are not listed in any relative order of importance:

  •
  the possibility that the merger might not be consummated and the effect of public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel;

  •
  the fact that an all cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

  •
  the fact that our stockholders will not participate in any future earnings or growth of our company and will not benefit from any appreciation in value of the combined company;

  •
  the possibility that Parent will be unable to complete the merger for any reason, including if it is unable to obtain sufficient financing to complete the merger, despite its financing commitments;

  •
  the fact that the merger agreement contains contractual restrictions on the conduct of our business prior to the completion of the merger; and

  •
  the fact that the Company could be required to reimburse certain of Parent's expenses up to a maximum of $3.5 million under certain circumstances if the merger agreement is terminated or pay a termination fee to Parent equal to four percent (4%) of the consideration payable in the merger.

        In the course of reaching its conclusion regarding the fairness of the merger to our stockholders, other than our Principal Stockholders and members of our senior management, and its decision to approve the merger, the Special Committee did not consider the liquidation value of our assets because it considered us to be a viable going concern and viewed the trading history of our common stock as an indication of our value as such. The Special Committee believed that the liquidation value would be significantly lower than our value as a viable going concern and that, due to the fact that we are being sold as a going concern, the liquidation value would be irrelevant to a determination as to whether the merger is fair to the holders of our common stock. Further, the Special Committee did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of a company as a going concern but rather is indicative of historical costs.

        The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive, but includes a number of the factors considered by the Special Committee. In view of the wide variety of factors considered by the Special Committee, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of the Special Committee may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that our Board of Directors approve the merger agreement based upon the totality of the information presented to and considered by it.

Reasons for the Board's Recommendation.

        In reaching its conclusion regarding the fairness and advisability of the merger and the merger agreement to our stockholders and its decision to approve the merger agreement and recommend the adoption of the merger agreement by our stockholders, the Board of Directors relied, among other things, on the Special Committee's unanimous recommendation and the factors examined by the Special Committee as described above. In view of the wide variety of factors considered in connection with its evaluation of the proposed merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of the Board of Directors may have given different weight to different factors and may have viewed some factors more positively or negatively than others. Rather, the Board of Directors viewed its position as being based on the totality of the information presented to and considered by it. As part of its determination with respect to the merger, the Board of Directors adopted the conclusion of the Special Committee and the analysis underlying the conclusion, based upon its view as to the reasonableness of that conclusion and analysis.

Opinion of Houlihan Lokey

        The Special Committee retained Houlihan Lokey to provide it with certain financial advisory services in connection with reviewing its strategic alternatives, evaluating the financial implications of such alternatives and assisting the Special Committee with any resulting transactions. In connection with its financial advisory services, Houlihan Lokey rendered to the Special Committee an opinion as to the fairness, from a financial point of view, of the consideration to be received by the common stockholders of SSA Global in the proposed merger.

        On May 14, 2006, Houlihan Lokey delivered to the Special Committee its opinion, as of that date and based upon and subject to the assumptions, factors, qualifications and limitations set forth in the written opinion and described below, that the consideration to be received by the common stockholders of SSA Global in the proposed merger was fair, from a financial point of view, to such common stockholders.

        A copy of Houlihan Lokey's written opinion is attached to this proxy statement as Annex D and is incorporated into this proxy statement by reference. Holders of SSA Global's common stock are encouraged to read this opinion carefully and in its entirety. The following description of the opinion of Houlihan Lokey is only a summary of the written opinion and as such the following description is qualified by reference to the full text of the written opinion and is not a substitute for the written opinion.

        Houlihan Lokey rendered its opinion and provided certain analyses to the Special Committee. Houlihan Lokey's written opinion, which was directed to the Special Committee, addresses only the fairness, from a financial point of view, of the consideration to be received by the common stockholders of SSA Global in the proposed merger, does not address SSA Global's underlying business decision to participate in the merger and does not constitute a recommendation to any SSA Global stockholder as to how any stockholder should vote with respect to the proposed merger.

        In connection with rendering its opinion, Houlihan Lokey, among other things:

  •
  analyzed certain publicly available financial statements and other publicly available information relating to SSA Global;

  •
  analyzed certain non-public financial and operating data relating to SSA Global that was prepared and furnished to Houlihan Lokey by the management of SSA Global;

  •
  discussed with management of SSA Global the merger and the operations, financial condition, future prospects and projected operations and performance of SSA Global and discussed the merger and related company matters with representatives of SSA Global's independent accounting firm and counsel;

  •
  discussed with management of Parent and Infor the merger and the operations, financial condition, future prospects and projected operations and performance of Parent and Infor and discussed the merger and related Company matters with representatives of Parent's and Infor's counsel;

  •
  reviewed the merger agreement and related ancillary documents;

  •
  reviewed certain internal financial projections relating to SSA Global and Parent and Infor that were prepared and furnished to Houlihan Lokey by the management of SSA Global, Parent and Infor;

  •
  reviewed the historical market prices and trading volume for SSA Global's publicly traded securities;

  •
  reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed to be relevant and publicly available transaction prices and premiums paid in other change-of-control transactions that Houlihan Lokey deemed to be relevant for companies in industries related to SSA Global and Infor; and

  •
  conducted such other financial studies, analyses and inquiries and considered other factors that Houlihan Lokey deemed appropriate.

        In connection with a presentation to the Special Committee on May 14, 2006, Houlihan Lokey advised the Special Committee that, in evaluating the fairness of the offer, Houlihan Lokey performed a variety of financial analyses with respect to SSA Global. The following is a summary of the material analyses contained in the presentation.

Consideration

        The consideration to be received by the common stockholders of SSA Global in the proposed merger is $19.50 per share in cash. Based on the number of outstanding SSA Global common shares and common share equivalents, Houlihan Lokey calculated the aggregate implied equity value of the consideration payable in the merger to be approximately $1,487.5 million. Houlihan Lokey also calculated the implied enterprise value (which is defined as equity value plus debt less cash) of SSA Global to be approximately $1,556.9 million.

Historical Trading Analysis

        Houlihan Lokey reviewed the price performance, trading volume and stock trading history of SSA Global common stock over selected periods during the previous 12 months. Houlihan Lokey presented the stock trading information contained in the following table:

SSA Global
Closing price on May 12, 2006	$15.59
1 week closing average	$15.82
1 month closing average	$15.45
3 month closing average	$16.26
6 month closing average	$17.08
Average closing since IPO (May 26, 2005)	$15.68
52 week high trade	$20.58
52 week low trade	$10.94

SSA Global Comparable Company Analysis

        Houlihan Lokey compared financial information and valuation ratios relating to SSA Global to corresponding data and ratios from 12 publicly traded companies Houlihan Lokey deemed to be comparable to SSA Global based on Houlihan Lokey's views as to the compatibility of the financial and operating characteristics of these companies with SSA Global. This group was comprised of:

  •
  Oracle Corp.

  •
  SAP AG

  •
  Aspen Technology Inc.

  •
  Epicor Software Corp.

  •
  Lawson Software Inc.

  •
  Manhattan Associates Inc.

  •
  Retalix Ltd.

  •
  American Software Inc.

  •
  i2 Technologies Inc.

  •
  JDA Software Group Inc.

  •
  KANA Software Inc., and

  •
  QAD Inc.

        Houlihan Lokey selected this group by applying the following criteria:

  •
  publicly traded companies that are engaged in providing ERP software; and

  •
  companies that Houlihan Lokey deemed similar to SSA Global's business.

        Houlihan Lokey applied the resulting multiples of selected valuation data to derive implied equity values per share of SSA Global common stock. All multiples were based on SSA Global's closing stock price on May 12, 2006. All forward looking data was based on publicly available Wall Street research analyst estimates. This analysis produced implied per share values for SSA Global ranging from a low of $13.73 to a high of $23.49, with the median implied per share values ranging from $15.41 to $22.20 and mean implied per share values ranging from $15.13 to $22.28.

Precedent Merger and Acquisition Analysis

        Houlihan Lokey reviewed 28 software merger and acquisition transactions that it deemed to be comparable to the merger. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

  •
  transactions involving companies with primary SIC codes similar to that of SSA Global;

  •
  transactions involving the companies comparable to SSA Global that are identified above;

  •
  transactions in which the company being acquired had a business that Houlihan Lokey deemed to be similar to SSA Global's business in the ERP software industry;

  •
  transactions announced between January 1, 2002 and May 12, 2006; and

  •
  transactions that were not share repurchases or acquisitions of a minority interest.

        The following is a list of the comparable transactions Houlihan Lokey used in its analysis:

Acquiror	Target
Extensity Inc.	Systems Union Group PLC
JDA Software Group Inc.	Manugistics Group Inc.
Hellman & Friedman LLC/Thoma Cressey Equity Partners	Activant Solutions Holdings Inc. Inc.
Silver Lake Partners	SERENA Software Inc.
Golden Gate Capital	Geac Computer Corp. Ltd.
Francisco Partners LP	FrontRange Solutions Inc.
Investcorp Bank B.S.C.	CCC Information Services Group Inc.
SSA Global Technologies Inc.	Epiphany Inc.
Concerto Software Inc.	Aspect Communications Corp.
Lawson Software Inc.	Intentia International AB
Investor Group	Sungard Data Systems Inc.
Oracle Corp.	Retek Inc.
Infor Global Solutions Inc.	MAPICS Inc.
Inovis Inc.	QRS Corp.
Investor Group	UGS PLM Solutions Inc.
SAGE Group PLC	ACCPAC International Inc.
Sungard Data Systems Inc.	Systems & Computer Technology Corp.
Epicor Software Corp.	Scala Business Solutions NV
Melita International Ltd.	Concerto Software Inc.
SSA Global Technologies Inc.	EXE Technologies Inc.
Oracle Corp.	Peoplesoft Inc.
SSA Global Technologies Inc.	Baan Co. NV
Peoplesoft Inc.	J.D. Edwards & Co.
Sungard Data Systems Inc.	HTE Inc.
MAPICS Inc.	Frontstep Inc.
Thoma Cressey Equity Partners Inc./LLR Partners	Prophet 21 Inc.
SSA Global Technologies Inc.	Infinium Software Inc.
Fair Isaac Corp.	HNC Software Inc.

        For each of the selected transactions, Houlihan Lokey calculated the following: the ratio of the transaction value to last 12 months revenue, the ratio of the transaction value to next 12 months revenue, the ratio of the transaction value to last 12 months EBITDA and the ratio of the transaction value to next 12 months EBITDA.

        Houlihan Lokey compared the resulting multiples of selected valuation data to multiples for SSA Global derived from the value payable in the merger.

        Houlihan Lokey applied the resulting multiples of selected valuation data to derive implied equity values per share of SSA Global common stock ranging from a low of $13.73 to a high of $20.16, with median implied per share values ranging from $14.49 to $19.95 and mean implied per share values ranging from $14.66 to $19.67.

Premiums Paid Analysis

        Houlihan Lokey reviewed publicly available information for the same 28 software completed merger and acquisition transactions that it deemed to be comparable to the merger to determine the implied premiums (or discounts) payable in the transactions over (or below) recent trading prices.

        Houlihan Lokey also reviewed publicly available information for an additional group of 35 technology merger and acquisition transactions that it deemed to be comparable to the merger. It selected these additional transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

  •
  transactions involving companies in the technology sector;

  •
  transactions with implied enterprise values of greater than $500 million;

  •
  transactions announced between January 1, 2002 and May 12, 2006; and

  •
  transactions that were not share repurchases or acquisitions of a minority interest.

        Houlihan Lokey performed its analysis on the foregoing transactions and derived implied equity values per share of SSA Global common stock based on the premiums (or discounts) paid in these transactions ranging from a low of $17.15 to a high of $20.27, with median implied per share values ranging from $17.54 to $19.49 and mean implied per share values ranging from $17.54 to $19.49.

Discounted Cash Flow Analysis

        Houlihan Lokey performed a discounted cash flow analysis for SSA Global in which it calculated the present value of the projected future cash flows of SSA Global using SSA Global's management's projections and publicly available Wall Street financial estimates and estimates of long term growth rates. Houlihan Lokey estimated a range of theoretical values for SSA Global based on the net present value of its implied annual cash flows and a terminal value for SSA Global in 2010 calculated based upon a multiple of revenue and a multiple of EBITDA. Houlihan Lokey applied a range of discount rates of 14% to 18% and a range of terminal value multiples of 1.50x to 2.00x of projected 2010 revenue and 8.00x to 10.00x of projected 2010 EBITDA. This analysis resulted in implied per share values of SSA Global ranging from a low of $13.25 to a high of $19.92.

        Discounted cash flow analysis is a widely used valuation methodology which necessarily relies on numerous assumptions, including assets and earnings growth rates, terminal values and discount rates. This analysis is not necessarily reflective of the actual value of SSA Global.

Leveraged Buyout Analysis

        Houlihan Lokey also analyzed SSA Global from the perspective of a potential purchaser that was primarily a financial buyer that would effect a leverage buyout of SSA Global using a debt capital structure consistent with the proposed transaction. Houlihan Lokey observed the 4.75-year internal rates of return on a potential equity investment utilizing publicly available Wall Street financial estimates and an assumed desired internal rate of return on equity investment of 20%—30%. Using an internal rate of return on equity investment of 20%—30%, this analysis resulted in implied per share values of SSA Global ranging from $17.00 to $20.00.

Miscellaneous Considerations

        In reaching its conclusion as to the fairness of the merger consideration and in its presentation to the Special Committee, Houlihan Lokey did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Houlihan Lokey believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the analyses and factors, would create a misleading view of the processes underlying the opinion.

        The analyses of Houlihan Lokey are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold and certain valuation analyses, such as the comparable public companies analysis, may include an implicit minority discount, as the implied equity values are based in part on current stock market prices for such comparable companies. No company or transaction used in any analysis for purposes of comparison is identical to SSA Global or the merger, respectively. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which SSA Global was compared and other factors that could affect the public trading value of such companies.

        For purposes of its opinion, Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that such financial forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of SSA Global, and Houlihan Lokey expressed no opinion with respect to such forecasts and projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of SSA Global since the date of the most recent financial statements provided to Houlihan Lokey, and that there was no information or facts that would make the information reviewed by it incomplete or misleading.

        For purposes of its opinion, Houlihan Lokey relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the merger agreement and the ancillary documents in the merger and all other related documents and instruments that are referred to therein were true and correct, (ii) each party to all such agreements would perform all of the covenants and agreements required to be performed by such party, (iii) all conditions to the consummation of the merger would be satisfied without waiver thereof, and (iv) the merger would be consummated in a timely manner in accordance with the terms described in such agreements, without any material amendments or modifications thereto or any material adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Houlihan Lokey also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no material delay, limitations, restrictions or conditions would be imposed that would have an adverse effect on SSA Global, or the expected benefits of the merger.

        Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of SSA Global, nor was it provided with any such appraisal or evaluation. Houlihan Lokey's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Subsequent events that could materially affect the conclusions set forth in Houlihan Lokey's opinion include, without limitation, adverse changes in industry performance or market conditions; changes to the business, financial condition and results of operations of SSA Global; changes in the terms of the merger; and the failure to consummate the merger within a reasonable period of time.

        Houlihan Lokey was not requested to opine as to, and its opinion did not address: (i) the underlying business decision of SSA Global, its security holders or any other party to proceed with or effect the merger, (ii) the fairness of any portion or aspect of the merger not expressly addressed in its opinion, (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of SSA Global, or any other party other than those set forth in its opinion, (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for SSA Global or the effect of any other transaction in which SSA Global might engage, or (v) the tax or legal consequences of the merger to either SSA Global or its security holders, or any other party.

        Under the terms of the engagement letter, SSA Global has agreed to pay Houlihan Lokey a fee for Houlihan Lokey's financial advisory services contingent upon, among other things, the consummation of the merger. SSA Global also agreed to pay Houlihan Lokey a customary fee for rendering its opinion that will be credited against payment of the fee for financial advisory services. Whether or not the transaction is consummated, SSA Global has agreed to pay the reasonable out-of-pocket expenses of Houlihan Lokey and to indemnify Houlihan Lokey against certain liabilities incurred. These liabilities include liabilities under the federal securities laws relating to or arising out of Houlihan Lokey's engagement. The terms of the fee arrangement with Houlihan Lokey were negotiated at arm's length between SSA Global and Houlihan Lokey, and the Special Committee and the full Board of Directors of SSA Global was aware of such fee arrangements.

        The Special Committee retained Houlihan Lokey based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with transactions such as the merger and because Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities.

Interests of SSA Global's Directors and Officers in the Merger

        In considering the recommendation of our Board of Directors in favor of the merger agreement, you should be aware that certain members of our Board and certain of our executive officers have interests in the merger that are different from, or in addition to, yours.

        All such additional interests are described below, to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of stockholders generally. The Board and the Special Committee were aware of, and considered the interests of, our directors and executive officers in recommending and approving the merger agreement and the merger.

Indemnification and Insurance

        The merger agreement provides that, to the fullest extent permitted by law, for a period of 6 years from the effective time, Parent will, and will cause the surviving corporation to, indemnify and hold harmless each present and former officer or director from liabilities arising out of actions taken by them in their capacity as officers or directors at or prior to the effective time of the merger (and provide for the advancement of expenses). The merger agreement provides that the certificate of incorporation and bylaws of the surviving corporation must contain provisions with respect to indemnification, advancement of fees and exculpation that are at least as favorable to the present and former officers and directors as those contained in our certificate of incorporation and bylaws as in effect on the date of the merger agreement. The merger agreement further provides that we will, or Parent will cause the surviving corporation to, obtain and fully pay for "tail" insurance policies with a claims period of at least six years from the effective date of the merger with respect to directors' and officers' liability insurance policies and fiduciary liability policies on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement.

Stock Options

        Under the merger agreement, we will take such actions as shall be required so that immediately prior to the effective time, each outstanding option shall become immediately vested and exercisable in full. See the section titled "The Merger—Effect on Awards Outstanding Under SSA Global's Stock Plans" for a more complete description of the treatment of outstanding options. The following chart sets forth in-the-money options held by each of our officers and directors that will be cashed out for the excess, if any, of $19.50 per share over the exercise price per share of each option.

Name of Officer or Director	Number of In-the-Money Options at $19.50 per Share	Value of In-the-Money Options at $19.50 per Share
Mike Greenough	3,203,867	$40,650,390
Graeme Cooksley	863,164	$10,754,238
Stephen P. Earhart	672,663	$8,247,245
Kirk Isaacson	202,014	$2,658,504
John Barter	72,500	$462,499
Marc Hansen	72,500	$462,499
Howard Cohen	10,000	$19,000
J. Michael Lawrie	10,000	$19,000
Jim Chapman	36,250	$308,125

Restricted Stock

        Certain members of our senior management hold restricted stock units, which are convertible into shares of our common stock on a one-for-one basis. Under the merger agreement, at the effective time of the merger, all repurchase rights on behalf of the Company shall lapse with respect to our restricted stock units and each holder thereof will be eligible to receive $19.50 in cash per unit as a result of the cash consideration payable pursuant to the merger. The following chart sets the number of restricted stock units held by each of our officers and the value of such restricted stock units at the $19.50 per share merger consideration.

Name of Officer	Number of Restricted Stock Units	Value of Restricted Stock Units at $19.50 per Unit
Mike Greenough	169,406	$3,303,417
Graeme Cooksley	43,760	$853,320
Kirk Isaacson	11,599	$226,181

Employment and Severance Arrangements

        Certain of our officers have employment and severance arrangements in effect with us. In the event that any of the following executive officers of SSA Global are terminated without cause or terminate their employment for good reason following the effective time of the merger, such officer shall be entitled to the following severance amounts (which are in addition to any amounts payable with respect to the conversion of options and restricted stock units held by such officer):

Name of Officer	Severance Amount
Mike Greenough	3,463,030	*
Graeme Cooksley	1,716,695	*
Stephen P. Earhart	1,286,284	*
Kirk Isaacson	1,073,342	*

*
Assumes a termination date of November 10, 2006, the date by which the merger must be consummated pursuant to the terms of the merger agreement. If such officers are terminated prior to November 10, 2006, the amount of the payments to which such officers will be entitled may change.

Appraisal Rights

        The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex E. Stockholders intending to exercise appraisal rights should carefully review Annex E. Failure to follow precisely any of the statutory procedures set forth in Annex E may result in a termination or waiver of these rights.

        If the merger is consummated, holders of our common stock who follow the procedures specified in Section 262 of the General Corporate Law of the State of Delaware within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the "fair value" of such shares in cash as determined by the Delaware Court of Chancery in lieu of the merger consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

        The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder wishing to assert appraisal rights must be a stockholder of record and must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

        Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting on [                        ], 2006. This written demand for appraisal of shares must be in addition to, and separate from, a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote "FOR" the merger. A proxy or vote against the merger will not, in and of itself, constitute a demand for appraisal within the meaning of Section 262.

        A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have and wish to assert.

        An SSA Global stockholder of record who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 500 West Madison, Suite 2200, Chicago, IL 60661, Attention: Secretary, before the special meeting on [                        ], 2006. The written demand for appraisal should specify the stockholder's name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its SSA Global common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

        Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholders' request is received by us or 10 days after the latest date for delivery of a demand for appraisal under Section 262.

        Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the SSA Global shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition if any demand for appraisal is made, so any stockholder who wishes to preserve his appraisal rights should cause such a petition timely to be filed.

        Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us. Within 20 days after service, we must file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

        If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

        SSA Global stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the merger consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes and possibly state, local and foreign income tax purposes as well. See the section titled "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 34.

        Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger. A stockholder who has duly demanded appraisal will not be entitled to receive the merger consideration unless such stockholder duly withdraws his demand for appraisal or otherwise loses or abandons his appraisal rights.

        At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the merger consideration under the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment of the merger consideration for his shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders' rights to appraisal (if available) will cease, and any stockholder who demanded appraisal will become entitled to receive the merger consideration, without interest, pursuant to the merger agreement. Inasmuch as we have no obligation nor intention to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

        Failure by any SSA Global stockholder to comply fully with the procedures described above and set forth in Annex E to this proxy statement may result in termination of such stockholder's appraisal rights.

Accounting Treatment

        The merger will be accounted for as a "purchase transaction" for financial accounting purposes.

Form of the Merger

        Subject to the terms and conditions of the merger agreement, and in accordance with Delaware law, at the effective time of the merger, Merger Subsidiary will merge with and into SSA Global. SSA Global will survive the merger as a wholly-owned subsidiary of Parent.

Merger Consideration

        At the effective time of the merger, each outstanding share of our common stock, other than shares held by stockholders who perfect their appraisal rights (as described in the section titled "The Merger—Appraisal Rights"), will be converted into the right to receive $19.50 in cash, without interest, as described below. The $19.50 per share price payable under the terms of the merger agreement shall be paid in the form of cash merger consideration, as described below.

        Following the completion of the merger, unless you have demanded and not withdrawn such demand for appraisal rights, you shall be entitled to receive cash merger consideration in the amount of $19.50 per share for each share of our common stock that you own immediately prior to the effective time of the merger.

        As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of a certificate representing any shares of our common stock will cease to have any rights as a stockholder, except the right to receive the merger consideration. The $19.50 per share in merger consideration was determined through arm's-length negotiations between Parent and SSA Global.

Conversion of Shares; Procedures for Exchange of Certificates

        The conversion of our common stock into the right to receive the $19.50 cash merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, the paying agent selected by Parent will send a letter of transmittal to each former SSA Global stockholder. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock. You should not return stock certificates with the enclosed proxy.

        Upon surrender of a stock certificate representing shares of our common stock together with a duly completed and validly executed letter of transmittal and any other documents that may be reasonably required by the paying agent, the holder of the certificate will be entitled to receive from the paying agent on behalf of Parent and the surviving corporation in the merger, as promptly as practicable in accordance with the paying agent's customary procedures, the cash merger consideration for each share represented by the stock certificate and that stock certificate will be canceled.

        In the event of a transfer of ownership of our common stock that is not registered in our stock transfer books, the merger consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if the certificate is properly endorsed or otherwise is in proper form for transfer and the person requesting such payment:

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  pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate; or

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  establishes to us, the surviving corporation in the merger, that the tax has been paid or is not applicable.

        No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of our common stock. The cash paid upon conversion of shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

Effect on Awards Outstanding Under SSA Global's Stock Plans

        Stock Options.    Any outstanding options that have not been previously forfeited as of the effective time of the merger will be accelerated and the holder of a stock option will have the right to receive in consideration for the cancellation of the stock option an amount (net of applicable withholding taxes) equal to (i) the excess, if any, of (a) $19.50, less (b) the exercise price per share of such option, multiplied by (ii) the total number of shares of common stock subject to such option, without any interest thereon.

        All holders of outstanding options to purchase our common stock with an exercise price equal to or greater than $19.50 per share will automatically have their options terminated prior to the effective time of the merger and such options will have no further force or effect.

  Restricted Stock Units

        Under the merger agreement, at the effective time of the merger, all repurchase rights on behalf of SSA Global with respect to restricted stock units will lapse and the holders of such restricted stock units will be eligible to receive $19.50 in cash per unit as a result of the cash consideration payable pursuant to the merger.

Effective Time of the Merger

        The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by SSA Global and Parent and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement.

Delisting and Deregistration of SSA Global's Common Stock

        If the merger is completed, our common stock will no longer be traded on The Nasdaq Stock Market's National Market System and will be deregistered under the Securities Exchange Act of 1934.

Material U.S. Federal Income Tax Consequences of the Merger

        This section discusses the material U.S. federal income tax consequences of the merger to our stockholders whose shares of our common stock are surrendered in the merger and who have the right to receive cash consideration of $19.50 per share or who receive cash in respect of dissenting shares of our common stock. The discussion below applies only to our stockholders that hold our common stock as capital assets at the time of the merger (generally, for investment), and the discussion may not apply to:

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  stockholders that are subject to special tax rules, such as financial institutions, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold common stock as part of a "straddle," "hedge" or "synthetic security transaction" (including a "conversion" transaction);

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  stockholders that are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates;

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  persons with a "functional currency" other than the U.S. dollar;

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  investors in pass-through entities;

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  retirement plans and tax-exempt organizations; or

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  stockholders who acquired our common stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation.

        The discussion below is based upon U.S. federal income tax laws and regulations as in effect as of the date of this proxy statement, and existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to our stockholders.

        The cash consideration paid to stockholders in the merger should be treated for U.S. federal income tax purposes as received in a taxable exchange. Assuming all of the cash consideration is treated as received in a taxable exchange, then an SSA Global stockholder generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the cash received by the stockholder pursuant to the merger or in respect of a dissenting share, as the case may be, and the stockholder's adjusted tax basis in the shares of our common stock surrendered, provided that a portion of any payment to a stockholder exercising appraisal or dissenter's rights may be taxable as interest income. Gain or loss must be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered in the merger or surrendered pursuant to the exercise of appraisal or dissenters' rights, as the case may be. If at the time of the merger a non-corporate stockholder's holding period for the shares of our common stock is more than one year, any gain recognized generally will be subject to U.S. federal income tax at a maximum rate of 15%. If the non-corporate stockholder's holding period for the shares of common stock is one year or less at the time of the merger, any gain will be subject to U.S. federal income tax at the same rate as ordinary income. There are limits on the deductibility of capital losses.

        Cash consideration received by our non-corporate stockholders in the merger or in respect of a dissenting share of our common stock, as the case may be, may be subject to backup withholding at a 28% rate. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each non-corporate stockholder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent.

        Any amounts withheld under the backup withholding rules will be allowed as a credit against the stockholder's U.S. federal income tax liability and may entitle the stockholder to a refund, provided the stockholder furnishes specified required information to the Internal Revenue Service.

        Holders of our common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in their particular circumstances.

Regulatory Matters

        United States Antitrust.    Parent and SSA Global are required, under the HSR Act, to notify and furnish required information to the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and to the U.S. Federal Trade Commission (the "FTC") prior to completing the merger, and the merger cannot be completed until these notifications and filings have been made and the required waiting period (and any extension thereof) has expired or been earlier terminated. We plan to make the required notifications and filings with the Antitrust Division and the FTC as soon as practicable. Even if the waiting period expires or has been terminated, the Antitrust Division, the FTC or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

        General.    Any other filings required in order to complete the merger will be effected as soon as possible, including filings in Germany, the Netherlands and Norway. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. There can be no assurance that Parent or SSA Global will be able to satisfy or comply with these conditions or be able to cause our respective subsidiaries to satisfy or comply with these conditions, or that compliance or noncompliance will not have adverse consequences for Parent after completion of the merger, or that the required regulatory approvals will be obtained within the time frame contemplated by Parent and SSA Global or on terms that will be satisfactory to Parent and SSA Global.

Continuation of Certain SSA Global Employee Benefits

        Parent has agreed that the employees of SSA Global who are retained following the effective time of the merger will receive credit for all service to us, to the extent permitted by Infor's insurance carriers or service providers. Retained employees will receive credit for earned but unused vacation and accrued vacation. Parent is not obligated to retain any of our employees following completion of the merger.

THE MERGER AGREEMENT

        The following description summarizes the material provisions of the merger agreement. Stockholders should read carefully the merger agreement, which is attached to this proxy statement as Annex A.

        The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings each of us makes with the SEC, which are available without charge at www.sec.gov.

        The merger agreement contains representations and warranties that we made to Parent and Merger Subsidiary and that Parent and Merger Subsidiary made to us. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that we have exchanged in connection with signing the merger agreement. While we do not believe that they contain information securities laws require us to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the Company's general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in the parties' public disclosures.

Conditions to the merger

        The parties' obligations to effect the merger are subject to the satisfaction or waiver of various conditions. These conditions are:

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  the holders of a majority of the outstanding shares of our common stock shall have voted in favor of adoption of the merger agreement at the special meeting;

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  the waiting period required under the HSR Act shall have expired or been terminated and all other approvals in respect of any similar merger control or competition clearance law of any jurisdiction relating to the merger shall have been obtained, except to the extent that the failure to obtain any such other approvals would not be materially adverse to us and our subsidiaries;

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  the absence of a preliminary or permanent order or injunction precluding, restraining, enjoining or prohibiting consummation of the transactions contemplated by the merger agreement;

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  the absence of an instituted or pending action or proceeding by any governmental entity seeking to preclude, restrain, enjoin or prohibit consummation of the transactions contemplated by the merger agreement; and

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  the absence of any laws or governmental orders that would prohibit or make illegal the transactions contemplated by the merger agreement.

        With respect to the obligations of Parent and Merger Subsidiary:

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  we shall have performed our covenants and agreements set forth in the merger agreement in all material respects;

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  our representations and warranties shall be true and correct in all respects, except for any failure to be so true and correct that would not result, or would not reasonably be expected to result, in a material adverse effect on us or on our ability to complete the transactions contemplated by the merger agreement;

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  our representations and warranties relating to our capitalization, brokers' fees and severance or similar compensation owed to employees in the event of a change of control shall be true and correct in all respects, except for any unintentional failures to be so true and correct that would not result, or would not reasonably be expected to result, in additional cost, expense or liability to us or Parent in excess of $10 million in the aggregate; and

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  there shall not be instituted, pending or threatened any action or proceeding by any governmental or regulatory entity:

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  seeking to restrain or prohibit the completion of the transactions contemplated by the merger agreement or seeking to obtain from us, Parent or Merger Subsidiary any damages that are material in relation to us and our subsidiaries, taken as a whole; or

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  seeking to prohibit or materially limit the ownership or operation by us or Parent (or any of our or Parent's respective subsidiaries) of any material portion of our or Parent's (or any of our or Parent's respective subsidiaries' or affiliates') business or assets, or to compel us or Parent to dispose of or hold separate, any material portion of our or Parent's (or any of our or Parent's respective subsidiaries' or affiliates') business or assets, as a result of the merger.

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  no requirement of law shall be issued, enacted, enabled, promulgated or enforced by any governmental entity which would reasonably be expected to result in a material adverse effect;

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  there shall not have occurred any event that has resulted in or which would reasonably be expected to result in a material adverse effect on us and our subsidiaries, taken as a whole; and

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  the holders of our outstanding common stock that demand appraisal of such shares in accordance with Delaware law shall not constitute more than 10% of our outstanding common stock.

        With respect to the Company:

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  Parent and Merger Subsidiary shall have performed their obligations set forth in the merger agreement in all material respects; and

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  the representations and warranties of Parent and Merger Subsidiary shall be true and correct in all respects, except for any failures to be so true and correct that would not result in, or would not reasonably be expected to result, in a material adverse effect on their ability to perform their covenants and agreements set forth in the merger agreement or consummate the transactions contemplated in the merger agreement.

Non-Solicitation

        We have agreed that we and our subsidiaries will not, and we will use our reasonable best efforts to ensure that our representatives do not:

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  directly or indirectly, initiate or solicit or knowingly encourage or facilitate any acquisition proposal; or

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  directly or indirectly, engage in or continue any negotiations or discussions concerning, or provide any information or data to, any person relating to an acquisition proposal or execute or enter into any agreement, understanding, letter of intent or arrangement with respect to any acquisition proposal (other than a confidentiality agreement described below).

        We have agreed that neither we nor our Board of Directors or any committee will recommend to our stockholders any acquisition proposal or approve any agreement with respect to an acquisition proposal. However, the merger agreement provides that we or our Board of Directors may, in response to an unsolicited acquisition proposal, (i) provide access to our properties, books and records to any person who makes such unsolicited acquisition proposal, if such action is taken subject to a confidentiality agreement containing terms that are no less favorable to the Company than the terms of the confidentiality agreement that we have executed in connection with the merger, and (ii) engage in negotiations with such person if our Board of Directors determines in good faith that such acquisition proposal is or will result in, or is reasonably likely to result in, a superior proposal and we inform the Parent promptly following (and in no event later than 24 hours after) such actions.

        If our Board of Directors determines in good faith, in response to an acquisition proposal, that such proposal is a superior proposal, we may terminate the merger agreement or our Board of Directors, based upon the recommendation of a special committee appointed by our Board of Directors, may approve or recommend such superior proposal to our stockholders and enter into any agreement with respect to the superior proposal, provided we pay to Parent a termination fee equal to 4% of the consideration payable in the merger, less the amount of any expense reimbursement that we have already paid to Parent.

        The term "acquisition proposal" means any offer or proposal from any person relating to a tender offer or exchange offer, merger, reorganization, share exchange, consolidation or other business combination involving us or any offer or proposal to acquire in any manner 20% or more of our common stock, or the assets, securities or other ownership interests of us or any of our subsidiaries representing 20% or more of our and our subsidiaries' consolidated assets, revenues or earnings.

        The term "superior proposal" means any acquisition proposal that our Board of Directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to the stockholders than the contemplated transaction, and is reasonably capable of being consummated.

Termination

        The merger agreement may be terminated at any time prior to the closing of the merger, whether before or after adoption of the merger agreement by our stockholders (except as otherwise provided below), under the following circumstances:

Termination by Us and Parent

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  by mutual written consent of us and Parent;

Termination by Us or Parent

        In addition, we or Parent may terminate the merger agreement:

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  if a governmental entity or court of competent jurisdiction issues a non-appealable, final order, decree or ruling or takes any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement, provided that the right to terminate the merger agreement will not be available to the party whose material failure to perform its obligations under the merger agreement has been the principal cause of or resulted in such order, decree, ruling or action;

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  if the merger has not been consummated by November 10, 2006 (or such other date as the parties may agree to in writing), provided that the right to terminate the merger agreement will not be available to the party whose material failure to perform its obligations under the merger agreement has been the principal cause of the failure to consummate the merger on or before such date; or

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  if the requisite vote of our stockholders necessary to adopt the merger agreement has not been obtained.

Termination by Us

        In addition, we may terminate the merger agreement:

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  if any of Parent's or Merger Subsidiary's representations or warranties fail to continue to be true and correct, or Parent or Merger Subsidiary breach or fail to perform any of their covenants or agreements, which failure or breach cannot be, or has not been, cured prior to the 20 business day following receipt by Parent of written notice of such breach; or

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  prior to the adoption of the merger agreement by our stockholders, if we receive a superior proposal and our Board of Directors reasonably determines in good faith that termination of the merger agreement and entry into an agreement to effect the superior proposal is necessary in order for the Board to comply with its fiduciary duties.

Termination by Parent

        In addition, Parent may terminate the merger agreement:

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  if any of our representations or warranties fail to continue to be true and correct, or we breach or fail to perform any of our covenants or agreements, which failure or breach cannot be, or has not been, cured prior to the 20 business day following receipt by us of written notice of such breach;

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  if (i) we withdraw, modify or amend, in a manner adverse to Parent or Merger Subsidiary, the adoption of the merger agreement or the transactions contemplated by the merger agreement, or our recommendation that our stockholders vote in favor of the adoption of the merger agreement, (ii) we approve or recommend or enter into any agreement with respect to any acquisition proposal, (iii) our Board of Directors or any committee thereof resolves to take any of the foregoing actions, or (iv) an offer constituting an acquisition proposal has been made and our Board of Directors recommends acceptance of such offer by our stockholders; or

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  if we breach our obligations not to solicit or encourage other acquisition proposals.

        The liability of Parent and Merger Subsidiary for a breach giving rise to the termination of the merger agreement is limited to ten percent (10%) of the consideration payable in the merger (less the amount of any termination fee paid to us). Our liability for a breach giving rise to the termination of the merger agreement is limited to six percent (6%) of the consideration payable in the merger (less the amount of any expenses and termination fee paid to Parent). These limitations are inclusive of any amounts payable in the form of a termination fee as described below.

Termination Fees

        We have agreed to pay Parent a termination fee equal to four percent (4%) of the consideration payable in the merger if the merger agreement is terminated:

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  by us if we receive a superior proposal and our Board of Directors reasonably determines in good faith that termination of the merger agreement and entry into an agreement to effect the superior proposal is necessary in order for the Board to comply with its fiduciary duties;

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  by Parent if (i) we withdraw, modify or amend, in a manner adverse to Parent or Merger Subsidiary, the adoption of the merger agreement, or our recommendation that our stockholders vote in favor of the adoption of the merger agreement, (ii) we approve or recommend or enter into any agreement with respect to an acquisition proposal, (iii) our Board of Directors or any committee thereof resolves to take any of the foregoing actions, or (iv) an offer constituting an acquisition proposal has been made and our Board of Directors recommends acceptance of such offer by our stockholders; or

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  by Parent if (i) an acquisition proposal has been made, proposed, communicated or disclosed, (ii) such acquisition proposal is not withdrawn at least 3 business days prior to the event giving rise to a right to terminate the merger agreement, (iii) the merger agreement is terminated because the merger is not consummated by November 10, 2006, the requisite votes are necessary to adopt the merger agreement are not obtained at the special meeting of our stockholders, our representations or warranties fail to continue to be true and correct or we fail to perform our agreements or covenants, and (iv) solely with respect to a termination resulting from failure to obtain the requisite votes to adopt the merger agreement, within 12 months following the date of such termination, we enter into any contract or agreement relating to, or consummate, an acquisition proposal.

        Parent has agreed to pay us a termination fee equal to four percent (4%) of the consideration payable in the merger if the merger agreement is terminated:

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  by us because the merger has not been consummated by November 10, 2006 and, at the time of termination, all of the conditions set forth in merger agreement have been satisfied; or

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  by us as a result of the failure of Parent's or Merger Subsidiary's representations or warranties to be true and correct, or a breach by Parent or Merger Subsidiary of their covenants or agreements;

        In the event that, at the time of termination by us, there has been a failure to receive the proceeds of the debt financing required to consummate the merger and such failure resulted from any act, omission, circumstance or occurrence of or with respect to Parent or its affiliates, the termination fee payable to us will be an amount equal to ten percent (10%) of the consideration payable in the merger.

Expenses

        Fees and expenses will generally be payable by the party incurring such fees or expenses. In the event that the merger agreement is terminated as a result of the failure to obtain the requisite votes of our stockholders to adopt the merger agreement or because we willfully breach our representations or warranties or we breach or fail to perform our covenants, and such breach or failure either cannot be, or has not been, cured within 20 business days following written notice thereof, we must reimburse Parent's and its affiliates' expenses up to a maximum of $3.5 million.

Conduct of Business Pending the Merger

        Under the merger agreement, we have agreed that, prior to the effective time of the merger, subject to certain exceptions, unless we obtain Parent's written consent (which may not be unreasonably withheld, conditioned or delayed), we will, and will cause each of our subsidiaries to, act and carry on our and their businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact our and our subsidiaries' business organization, preserve our business relationships with material customers, clients, suppliers and others having material business dealings with us.

        In addition, we have agreed that, subject to certain exceptions set forth in the merger agreement, we shall not, and shall not permit any of our subsidiaries to, without Parent's written consent:

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  amend our certificate of incorporation or by-laws or other comparable organizational documents of our subsidiaries, except as contemplated by the merger agreement;

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  declare, set aside or pay any dividend or other distribution payable in cash, securities or other property with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of our or our subsidiaries' capital stock or other equity interests, except as contemplated by the merger agreement;

  •
  issue or sell or authorize to issue or sell any shares of our or our subsidiaries' capital stock or other securities (equity or debt), or issue or sell, or authorize the issuance or sale of any securities (equity or debt) convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to purchase or subscribe for, or enter into any contract with respect to the issuance or sale of, any of the foregoing, or make any other material change in our or our subsidiaries' capital structure, with certain exceptions;

  •
  except as contemplated by our budget, make (or commit to make), or enter into any contracts (or any amendments, modifications, supplements or replacements to existing contracts to which we or any of our subsidiaries is a party) to be performed relating to the making of any capital expenditure in excess of $1 million, or in the aggregate for capital expenditures with a value in excess of $3 million;

  •
  acquire, by merging or consolidating with, by purchasing an equity interest in or by purchasing all or a portion of the assets of, any business or person, in each case which are material to us and our subsidiaries, taken as a whole, other than (i) non-taxable transfers by or among us and our subsidiaries or between our subsidiaries, and (ii) acquisitions of equipment, inventories and supplies in the ordinary course of business consistent with past practice;

  •
  transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, subject to any lien (other than a permitted lien) any of our or our subsidiaries' properties or assets, in each case which are material to us and our subsidiaries, taken as a whole, with certain exceptions;

  •
  except to the extent required under existing employee and director benefit plans, agreements or arrangements in effect as of the date hereof or required by applicable law:

  •
  increase the compensation or fringe benefits of any of our or our subsidiaries' directors, officers or employees or grant severance or termination pay not currently required to be paid under existing severance plans, policies or arrangements unless as agreed between the parties (such agreement not to be unreasonably withheld);

  •
  enter into, amend, modify, supplement or replace any employment, benefit, consulting or severance agreement, policy or arrangement with any of our or our subsidiaries' present or former director, officer or other employee;

  •
  hire any employee other than (i) any new employee who is hired to replace any current employee whose employment with us or any of our subsidiaries is terminated for any reason and (ii) any new employee who does not replace any current employee pursuant to clause (i) above whose reasonably anticipated annual base salary and bonus will not exceed $200,000 individually or $2.0 million in the aggregate among all such new employees hired pursuant to this clause (ii);

  •
  establish, adopt, enter into or, except to the extent necessary to retain favorable tax treatment or avoid adverse tax treatment, amend, modify, supplement, replace or terminate any bonus, profit sharing, thrift, compensation, stock option, restricted stock, benefit, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the collective benefit of any of our and our subsidiaries' directors, officers or employees;

  •
  make any loans or advances to any of our or our subsidiaries' present or former directors, officers or employees, except in the ordinary course consistent with past practice; or

  •
  grant any equity or equity-based awards to any person.

  •
  except as may be required by applicable law, generally accepted accounting principles or SEC rules and regulations, make any material changes in any of our and our subsidiaries' accounting practices, policies or procedures or any of our and our subsidiaries' methods of reporting income, deductions or other items for income tax purposes;

  •
  except as contemplated by the merger agreement, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to us or any of our subsidiaries or any agreement relating to an acquisition proposal, except as expressly permitted by the merger agreement;

  •
  incur or assume any indebtedness, enter into any agreement to incur or assume any indebtedness, or guarantee or agree to guarantee, any such indebtedness, with certain exceptions;

  •
  except as contemplated by the merger agreement, under any of our or our subsidiaries' existing benefit plans, agreements or arrangements in effect as of the date hereof or as required by applicable law, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, restricted stock, insurance or other compensation or benefits;

  •
  pay, discharge, settle or satisfy any material claims, litigation, liabilities or obligations relating to us or our subsidiaries, other than:

  •
  the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice of (i) liabilities reflected or reserved against in our January 31,

      2006 balance sheet, or (ii) liabilities (other than material litigation) subsequently incurred in the ordinary course of business consistent with past practice; and

    •
    claims, litigation, liabilities or obligations that in the aggregate do not exceed $3 million.

  •
  plan, announce, implement or effectuate any material reduction in force, lay-off, early retirement program, severance program or other program concerning the termination of employment of our or our subsidiaries' employees, other than routine employee terminations in the ordinary course of business consistent with past practice;

  •
  take any action or omit to take any action that:

  •
  constitutes a violation of any of our or our subsidiaries' permits, which violation would result or would reasonably be likely to result, individually or in the aggregate, in the modification, suspension, cancellation or termination of any one or more of our or our subsidiaries' permits; or

  •
  would (or would reasonably be likely to) materially impede, delay, hinder or make more burdensome for the surviving corporation or Parent to obtain and maintain all material authorizations, approvals, consents or orders from any governmental entity or other third party necessary or required to maintain our or our subsidiaries' permits in effect as of the date of this agreement.

  •
  enter into any new material line of business or enter into any agreement that restrains, limits or impedes our or any of our subsidiaries' ability to compete with or conduct any business or line of business;

  •
  file or cause to be filed any materially amended tax returns relating to us or our subsidiaries or claims for refund;

  •
  make or rescind any material tax election relating to us or our subsidiaries or otherwise fail to prepare all tax returns relating to us or our subsidiaries in a manner which is consistent with our and our subsidiaries' past practices, with respect to the treatment of items on such tax returns except to the extent that any inconsistency (i) would not materially increase Parent's, our or any of our subsidiaries' liability for taxes for any period, or (ii) is required by law;

  •
  incur any material liability for taxes relating to us or our subsidiaries other than in the ordinary course of business;

  •
  enter into any settlement or closing agreement with a taxing authority that materially increases or would reasonably be likely to materially increase our or our subsidiaries' tax liability for any period;

  •
  fail to maintain with current or other financially responsible insurance companies insurance on our and our subsidiaries' assets and businesses in such amounts and against such risks and losses as are consistent with past practice; or

  •
  authorize, agree or commit to take any of the foregoing actions.

Amendment; Extension and Waiver; Assignment

        The merger agreement may be amended by the parties in writing at any time, before or after stockholder adoption of the merger agreement has been obtained. However, if the merger agreement is to be amended after stockholder approval has been obtained, no amendment will be allowed that by law requires further approval by our stockholders without the further approval of those stockholders. Any amendment must be made in writing.

        At any time prior to the effective time of the merger, the parties may:

  •
  extend the time for the performance of any of the obligations or other acts of the other parties;

  •
  waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement;

  •
  waive compliance with any of the agreements or conditions contained in the merger agreement; or

  •
  Parent and Merger Subsidiary may assign their respective rights and obligations under the merger agreement to one or more of their respective affiliates, so long as they remain primarily obligated with respect to any delegated obligation. This means that SSA Global could, subject to any requirements that may be required by applicable law, become a subsidiary of an affiliate of Parent upon consummation of the merger.

Representations and Warranties

        The merger agreement contains customary representations and warranties of the Company and its subsidiaries relating to, among other things:

  •
  corporate organization;

  •
  capitalization;

  •
  authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

  •
  required consents, approvals, orders and authorizations of governmental authorities and third parties relating to the merger agreement and related matters;

  •
  the accuracy of documents filed with the SEC, including financial statements;

  •
  the absence of undisclosed liabilities;

  •
  the absence of material adverse effects;

  •
  tax matters;

  •
  title to properties and assets and rights with respect to leasehold interests;

  •
  matters relating to intellectual property and products;

  •
  matters relating to contracts and commitments to which we or one or more of our subsidiaries is a party;

  •
  pending or threatened litigation;

  •
  environmental matters;

  •
  benefit plans;

  •
  labor matters;

  •
  insurance coverage;

  •
  the accuracy of information contained in this proxy statement;

  •
  Houlihan Lokey's fairness opinion;

  •
  engagement of, and payment of fees to, brokers, investment bankers and financial advisors;

  •
  the vote of our stockholders required to adopt the merger agreement;

  •
  inapplicability of certain state anti-takeover statutory requirements to the merger and the absence of any stockholder rights plans;

  •
  certain related party transactions; and

  •
  payments required to be made in the event of a change-of-control.

        The merger agreement contains customary representations and warranties of Parent and Merger Subsidiary relating to, among other things:

  •
  corporate organization;

  •
  authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

  •
  required consents, approvals, orders and authorizations of governmental authorities and third parties relating to the merger agreement and related matters;

  •
  sufficiency of funds necessary to consummate the transactions contemplated by the merger agreement;

  •
  the accuracy of information contained in this proxy statement;

  •
  litigation;

  •
  no prior activities of Merger Subsidiary;

  •
  engagement of, and payment of fees to, brokers, investment bankers and financial advisors; and

  •
  ownership of SSA Global Common Stock.

SSA Global Certificate of Incorporation and Bylaws

        As of the effective time of the merger, our certificate of incorporation, as amended, and bylaws, as amended, will be amended to be in the forms attached to the merger agreement.

Financing

        The total amount of cash and borrowings required to complete the merger, including payment of the cash merger consideration, refinancing of existing indebtedness of us, Parent, and certain of Parent's affiliates, and the payment of related fees and expenses, is estimated to be approximately $2,740,000,000. Parent and certain of its affiliates have entered into a commitment letter with two financial institutions which have severally agreed, on the terms and subject to the conditions in the commitment letter, to provide a $1,670,000,000 first priority senior secured credit facility, and a $1,000,000,000 senior secured second lien credit facility. These financial institutions have the option of arranging to have other financial institutions provide portions of these facilities. It is anticipated that approximately $70,000,000 of SSA Global's cash on hand will be used to complete the merger.

        The obligation of the financial institutions to provide the debt financing on the terms outlined in the debt commitment letter is subject to the following conditions, among others:

  •
  the negotiation, execution and delivery of definitive loan documentation consistent with the commitment letter and reasonably satisfactory to the parties;

  •
  consummation of the merger in accordance with the merger agreement and applicable law, and in a manner substantially consistent with the sources and uses estimates provided in the debt commitment letter;

  •
  there not having occurred since July 31, 2005, any effect, event, circumstance or change that has resulted or is reasonably likely to result, individually or in the aggregate, in a material adverse effect on the Company or its ability to materially perform its obligations under the merger agreement;

  •
  all required governmental approvals and consents in connection with the merger and the financing contemplated by the debt commitment letter having been obtained, and all applicable waiting periods having expired without any action being taken or threatened that would restrain, prevent or otherwise impose material adverse conditions on the merger or the financing thereof;

  •
  the financial institutions having received certain financial statements of Infor and SSA Global;

  •
  the accuracy of certain specified representations and warranties of the parties; and

  •
  the absence of (i) conflicts with applicable laws and of defaults, prepayment events or creation of liens under certain debt instruments, and (ii) litigation or other proceedings, in each case, as a result of the merger and the financing contemplated by the debt commitment letter, and except to the extent such events could not reasonably be expected to result in a material adverse effect.

        The debt commitment letter will terminate if definitive documentation with respect to the loans thereunder is not completed by November 30, 2006. If the debt commitment letter is terminated or if the funding under the debt commitment letter is not available at the closing of the merger, Parent must use its commercially reasonable efforts to obtain adequate financing from other sources to consummate the merger but may not be able to obtain such financing. Parent is obligated to complete the merger regardless of whether it is able to obtain adequate financing. If Parent fails to complete the merger (despite the satisfaction of all closing conditions) as a result of its failure to obtain financing or otherwise materially breaches the merger agreement, Parent will be required to pay us a termination fee in the circumstances described in the section titled "The Merger Agreement—Termination Fees."

THE VOTING AGREEMENTS

        The following is a summary of the material terms of the voting agreements executed by Cerberus and General Atlantic in connection with the merger:

        This summary is qualified in its entirety by the actual voting agreements which are attached as Annex B and Annex C to this proxy statement, respectively, and incorporated in this proxy statement by reference. The following description may not contain all the information about the voting agreements that is important to you. We encourage you to read the voting agreements.

        As a condition and inducement to Parent's willingness to enter into the merger agreement and consummate the merger, Cerberus and General Atlantic have agreed, among other things, with certain exceptions, to vote or cause to be voted all of their shares of SSA Global common stock:

  •
  in favor of adoption of the merger agreement and the transactions contemplated thereby;

  •
  against approval of any proposal made in opposition to, or in competition with, consummation of the merger;

  •
  against any acquisition proposal from any party, other than Parent or an affiliate of Parent;

  •
  against any extraordinary corporate transaction, such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, sale or transfer of a material amount of our assets or securities;

  •
  against any amendment of the our certificate of incorporation or by-laws; and

  •
  against any dissolution, liquidation or winding up of us.

        The voting agreements terminate upon the earlier to occur of (i) the date of the termination of the merger agreement in accordance with its terms, and (ii) the effective time of the merger.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows the common stock beneficially owned as of April 28, 2006 by:

  •
  each person who is known by us to beneficially own 5% or more of our outstanding common stock;

  •
  each of our executive officers;

  •
  each of our directors; and

  •
  all our officers and directors as a group.

        Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock that the named person has the right to acquire, through conversion, option or warrant exercise, or otherwise, within 60 days after April 28, 2006. Percentage of beneficial ownership is based on 70,076,829 shares outstanding as of April 28, 2006. Beneficial ownership calculations for 5% stockholders are based solely on publicly filed Schedule 13Ds or 13Gs, which 5% stockholders are required to file with the SEC. Except as otherwise noted, the address of each person listed in the table is c/o SSA Global Technologies, Inc., 500 West Madison, Suite 2200, Chicago, IL 60661.

Name and Address of Beneficial Owner	Shares of Common Stock		Percentage of Total Common Stock (%)
Stephen Feinberg(1)(2)	43,154,833		61.6%
Investment entities affiliated with General Atlantic(3)	15,784,943		22.5%
Michael Greenough	2,790,564	(4)	3.8%
Graeme Cooksley	728,349	(5)	1.0%
Stephen P. Earhart	433,428	(6)	*
Kirk Isaacson	187,283	(7)	*
John W. Barter	29,452	(8)	*
James N. Chapman	9,062	(9)	*
Howard Cohen	1,666	(10)	*
Michael Green	—		*
Marcus C. Hansen	28,697	(11)	*
Pieter Korteweg	—		*
J. Michael Lawrie	1,666	(12)	*
Marc F. McMorris(3)	15,784,943		22.5%
Mark Neporent	—		*
Directors and executive officers as a group (13 persons)	19,995,110		26.9%

*
Denotes beneficial ownership of less than 1% of the total common stock.

(1)
SSA Investor, LLC owns 26,803,948 shares of our common stock; SSA Warrant Holdings, LLC owns 9,154,962 shares of our common stock; Ableco, L.L.C. owns 1,236,721 shares of our common stock; Cerberus Partners, L.P. owns 1,537,079 shares of our common stock; Cerberus Institutional Partners, L.P. owns 2,504,131 shares of our common stock; and Madeleine L.L.C. owns 1,917,992 shares of our common stock. Stephen Feinberg, through one or more intermediate entities, possesses sole power to vote and direct the disposition of all securities of our company owned by SSA Investor, LLC, SSA Warrant Holdings, LLC, Ableco, L.L.C., Cerberus Partners, L.P., Cerberus Institutional Partners, L.P. and Madeleine L.L.C. Thus, for the purposes of Section 13d-3 under the Exchange Act, Mr. Feinberg is deemed to beneficially own 43,154,833 shares of our common stock.

(2)
The address for Stephen Feinberg is c/o Cerberus Capital Management, L.P., 299 Park Avenue, 22nd Floor, New York, New York 10171.

(3)
General Atlantic Partners 76, L.P. ("GAP 76") owns 13,401,341 shares of our common stock; General Atlantic Partners 77, L.P. ("GAP 77") owns 14,346 shares of our common stock; General Atlantic Partners 80, L.P. ("GAP 80") owns 1,283,987 shares of our common stock; GAP Coinvestment Partners II, L.P. ("GAPCO II") owns 784,363 shares of our common stock; GAP Coinvestments III, LLC ("GAPCO III") owns 76,401 shares of our common stock; GAP Coinvestments IV, LLC ("GAPCO IV") owns 19,924 shares of our common stock; GapStar, LLC ("GapStar") owns 182,964 shares of our common stock; and GAPCO GmbH & Co. KG ("GAPCO KG") owns 21,617 shares of our common stock. General Atlantic LLC ("GA LLC") is the general partner of each of GAP 76, GAP 77 and GAP 80 and the sole member of GapStar. The general partners of GAPCO II and the managing members of GAPCO III and GAPCO IV are Managing Directors of GA LLC. The general partner of GAPCO KG is GAPCO Management GmbH ("Management GmbH"). The Managing Directors of General Atlantic direct the voting and disposition of shares owned by GAPCO KG and Management GmbH. Marc McMorris is a Managing Director of GA LLC and a managing member of each of GAPCO III and GAPCO IV. Mr. McMorris disclaims beneficial ownership of such securities except to the extent of their pecuniary interest therein. The address of GAP 76, GAP 77, GAP 80, GAPCO II, GAPCO III, GAPCO IV, GapStar, General Atlantic and Mr. McMorris is c/o General Atlantic Service Company, LLC, 3 Pickwick Plaza, Greenwich, Connecticut 06830. The address of GAPCO KG and Management GmbH is c/o General Atlantic GmbH, Koenigsallee 62, 40212 Dusseldorf, Germany.

(4)
Includes 2,790,564 shares underlying options exercisable on, or within 60 days after, April 28, 2006.

(5)
Includes 728,349 shares underlying options exercisable on, or within 60 days after, April 28, 2006.

(6)
Includes 433,428 shares underlying options exercisable on, or within 60 days after, April 28, 2006.

(7)
Includes 187,283 shares underlying options exercisable on, or within 60 days after, April 28, 2006.

(8)
Includes 29,452 shares underlying options exercisable on, or within 60 days after, April 28, 2006.

(9)
Includes 9,062 shares underlying options exercisable on, or within 60 days after, April 28, 2006.

(10)
Includes 1,666 shares underlying options exercisable on, or within 60 days after, April 28, 2006.

(11)
Includes 28,697 shares underlying options exercisable on, or within 60 days after, April 28, 2006.

(12)
Includes 1,666 shares underlying options exercisable on, or within 60 days after, April 28, 2006.

STOCKHOLDER PROPOSALS

        If the merger is completed, there will be no public participation in any future meetings of our stockholders. If the merger is not completed, our stockholders will continue to be entitled to attend and participate in SSA Global stockholder meetings.

        If the merger is not consummated, any stockholder proposals intended to be presented at our 2007 annual meeting must be submitted in writing and in accordance with our bylaws and applicable law to our Secretary before the annual meeting. We will provide notice of the date by which such stockholder proposals must be received in a Current Report on Form 8-K or Quarterly Reports on Form 10-Q that we will file in advance of such date. Director nominations and other stockholder proposals should be submitted by certified mail, return receipt requested, to SSA Global Technologies, Inc., 500 Madison, Suite 2200, Chicago, IL 60661, Attention: Secretary.

        If a stockholder who has properly notified our Secretary of his or her intention to nominate a director or present a stockholder proposal at an annual meeting does not appear or send a qualified representative to present his or her nomination or proposal at the meeting, the nomination or proposal will be disregarded and not acted upon.

OTHER MATTERS

        As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference room at the following location:

Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

        Our stockholders should not send in their certificates until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should call the paying agent.

        You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [                        ], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SSA GLOBAL TECHNOLOGIES, INC.,
GLOBETROT MERGER SUB, INC.,
AND
MAGELLAN HOLDINGS, INC.
Dated as of May 14, 2006

ARTICLE I DEFINITIONS
ARTICLE II MERGER
Section 2.1	The Merger
Section 2.2	Effective Time of the Merger
Section 2.3	Directors and Officers
Section 2.4	Closing
ARTICLE III CONVERSION OF SECURITIES
Section 3.1	Conversion of Capital Stock
Section 3.2	Payment of Cash Merger Consideration
Section 3.3	Appraisal Rights
Section 3.4	Stock Options
Section 3.5	Further Assurances
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 4.1	Organization and Qualification
Section 4.2	Capitalization; Subsidiaries
Section 4.3	Authorization; Validity of Agreement; Company Action
Section 4.4	Consents and Approvals; No Violations
Section 4.5	Company SEC Documents; Financial Statements
Section 4.6	No Undisclosed Liabilities
Section 4.7	Absence of Certain Changes
Section 4.8	Taxes
Section 4.9	Properties; No Liens
Section 4.10	Intellectual Property
Section 4.11	Products
Section 4.12	Agreements, Contracts and Commitments
Section 4.13	Litigation
Section 4.14	Environmental Matters
Section 4.15	Employee Benefit Plans
Section 4.16	Compliance with Laws
Section 4.17	Permits and Licenses
Section 4.18	Labor Matters
Section 4.19	Insurance
Section 4.20	Information in Proxy Statement
Section 4.21	Opinion of Financial Advisor
Section 4.22	Brokers
Section 4.23	Voting Requirements
Section 4.24	State Takeover Statutes; Anti-takeover Plan
Section 4.25	Related Party Transactions
Section 4.26	Change of Control
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY
Section 5.1	Organization
Section 5.2	Authorization; Validity of Agreement; Necessary Action
Section 5.3	Consents and Approvals; No Violations
Section 5.4	Sufficiency of Funds
Section 5.5	Information in Proxy Statement
Section 5.6	Litigation

A-ii

Section 5.7	Ownership of Merger Subsidiary; No Prior Activities
Section 5.8	Brokers
Section 5.9	Ownership of Common Shares
Section 5.10	No Other Representations or Warranties
ARTICLE VI COVENANTS
Section 6.1	Interim Operations of the Company
Section 6.2	Confidentiality
Section 6.3	No Solicitation of Other Offers
Section 6.4	Access to Information
Section 6.5	Special Meeting
Section 6.6	Proxy Statement
Section 6.7	Cooperation
Section 6.8	Public Disclosure
Section 6.9	Notification of Certain Matters
Section 6.10	Subsequent Filings
Section 6.11	Communication to Employees
Section 6.12	Indemnification of Officers and Directors; Exculpation
Section 6.13	Employee Benefits
Section 6.14	Modification of Debt Commitment Letter
Section 6.15	Conveyance Taxes
Section 6.16	Company 401(k) Plan
Section 6.17	Freely Available Cash
ARTICLE VII CONDITIONS TO EFFECT THE TRANSACTIONS
Section 7.1	Conditions to Each Party's Obligation to Effect the Transactions
Section 7.2	Conditions to Parent's and Merger Subsidiary's Obligation to Effect the Transactions
Section 7.3	Conditions to the Company's Obligation to Effect the Transactions
ARTICLE VIII TERMINATION
Section 8.1	Termination
Section 8.2	Effect of Termination
Section 8.3	Fees and Expenses; Termination Fees
Section 8.4	Amendment
Section 8.5	Extension; Waiver
ARTICLE IX MISCELLANEOUS
Section 9.1	No Survival of Representations and Warranties
Section 9.2	Notices
Section 9.3	Entire Agreement
Section 9.4	No Third Party Beneficiaries
Section 9.5	Assignment
Section 9.6	Interpretation
Section 9.7	Counterparts
Section 9.8	Severability
Section 9.9	Governing Law
Section 9.10	Submission to Jurisdiction
Section 9.11	Remedies; Specific Performance
Section 9.12	Waiver of Jury Trial

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 14, 2006, is made by and among Magellan Holdings, Inc., a Georgia corporation ("Parent"), Globetrot Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary"), and SSA Global Technologies, Inc., a Delaware corporation (the "Company"). Parent, Merger Subsidiary and the Company are each individually referred to herein as a "Party" and collectively as the "Parties".

W I T N E S S E T H:

        WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have declared this Agreement advisable and approved the merger of Merger Subsidiary with and into the Company, with the Company surviving (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and the General Corporation Law of the State of Delaware, as such law is in effect from time to time (the "DGCL");

        WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have determined that the Merger is in the best interest of their respective stockholders; and

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain entities affiliated with Cerberus Capital Management, L.P. and General Atlantic LLC are entering into voting agreements with Parent and Merger Sub (the "Voting Agreements").

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth below, the Parties agree as follows:

ARTICLE I
DEFINITIONS

        For purposes of this Agreement the following terms shall have the meanings set forth below:

        "Acquisition Proposal" shall mean any offer or proposal from any Person or group of Persons relating to a tender offer or exchange offer, merger, reorganization, share exchange, consolidation or other business combination involving the Company or any offer or proposal to acquire in any manner 20% or more of the Company Common Stock, or the assets, securities or other ownership interests of the Company or any of its Subsidiaries representing 20% or more of the consolidated assets, revenues or earnings of the Company and its Subsidiaries, other than the Transactions.

        "Action or Proceeding" shall mean actions, suits, proceedings, pleadings, claims, arbitrations, investigations, charges, allegations, complaints or demands.

        "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

        "Appraisal Shares" shall mean Company Common Stock outstanding immediately prior to the Effective Time that are held by any Person that shall not have voted such Company Common Stock in favor of, or consented in writing to, the Merger and shall have timely and properly perfected its appraisal rights in accordance with Section 262 of the DGCL.

        "Benefit Plans" shall mean each retirement, pension, savings, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, death, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, vacation, incentive or other compensation plan or arrangement or other employee benefit plan, policy, program or arrangement that the Company and its Subsidiaries currently maintain or to which the Company and its Subsidiaries currently contribute or are required to contribute for the benefit of any of its employees or former employees (or dependents or beneficiaries thereof).

        "Business Day" shall mean any day except a Saturday, Sunday or any other day on which commercial banks are required or authorized to be closed in New York, New York.

        "CAA" shall have the meaning ascribed to such term within the definition of Environmental Law.

        "CERCLA" shall have the meaning ascribed to such term within the definition of Environmental Law.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Company Common Stock" shall mean the common stock, par value $0.01 per share, of the Company.

        "Company Material Adverse Effect" shall mean any effect, event, circumstance or change that has resulted or is reasonably likely to result, individually or in the aggregate, in a material adverse effect on (a) the ability of the Company to materially perform its obligations under this Agreement or to consummate the Transactions on a timely basis, or (b) the business, condition (financial otherwise), assets, liabilities or results of operation of the Company and its Subsidiaries, taken as a whole; provided, however, that solely with respect to clause (b) of this definition, none of the following effects, events or changes shall be deemed in themselves, either alone or in combination, to constitute, and none of them shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) general economic conditions (including conditions in the stock markets or other capital markets) or developments or changes therein (other than any such condition that has a disproportionate effect on the Company and its Subsidiaries), (ii) conditions in the industry in which the Company and its Subsidiaries operate or developments or changes therein (other than any such condition that has a disproportionate effect on the Company and its Subsidiaries), (iii) any change in the market price or trading volume of the Company Common Stock after the date hereof, (iv) any effect, event, circumstance or change resulting from the public announcement of this Agreement or the Transactions (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any material loss of employees, in each case to the extent resulting from the public announcement of this Agreement or the Transactions), (v) any effect, event, circumstance or change resulting from compliance by the Company with its covenants and agreements contained in this Agreement, (vi) any effect, event, circumstance or change resulting from any actions taken or omitted to be taken by or at the express written request or with the express written consent of Parent or Merger Subsidiary, (vii) any effect, event, circumstance or change resulting from a change in applicable Law or accounting regulation or principle (other than any such effect, event, circumstance or change that has a disproportionate effect on the Company and its Subsidiaries), (viii) any effect, event, circumstance or change resulting from failure by the Company to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement, (ix) any effect, event, circumstance or change resulting from acts of God, war or terrorism (other than any such effect, event, circumstance or change that has a disproportionate effect on the Company and its Subsidiaries) or (x) any effect, event or change resulting from any litigation brought or threatened by the Company Stockholders (whether on behalf of the Company or otherwise) arising out of or in connection with the announcement of this Agreement or the consummation of the Merger; provided, further, that the Parties acknowledge and agree that any underlying effect, event, circumstance or change that causes or results in the effect, event, circumstance or change referred to in clause (iii) or (viii) shall not be excluded by operation of clause (iii) or (viii) and such effect, event, circumstance or change contributing to the effect, event, circumstance or change referred to clause (iii) or (viii) shall be taken into account in determining whether there has been or will be a Company Material Adverse Effect.

        "Company Permits" shall mean permits, approvals, licenses, authorizations, certificates, rights, exemptions, orders and franchises from Governmental Entities necessary for the ownership of assets and the lawful conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated.

        "Company SEC Documents" shall mean all forms, reports, schedules, statements and other documents (including, in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) required to be filed or furnished by the Company with or to the SEC under the Exchange Act or the Securities Act (as such documents have been amended or supplemented between the time of their respective filing and the date of this Agreement).

        "Company Stockholders" shall mean the record holders of the Company Common Stock.

        "Confidentiality Agreement" shall mean the letter agreement, dated as of March 21, 2006, by and between the Company and Golden Gate Private Equity, Inc., as in effect from time to time.

        "Contract(s)" shall mean any written or oral contract, agreement, instrument, arrangement, note, bond, mortgage, indenture, guarantee, license, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement applicable to a Person or any of its properties or assets.

        "Copyrights" shall have the meaning ascribed to such term within the definition of Intellectual Property.

        "Current Versions" shall mean the current version and all currently supported versions of the Products.

        "Customer Agreement" shall mean any binding agreement between the Company or any of its Subsidiaries on the one hand, and a customer of the Company or any such Subsidiary, on the other hand, with respect to a Product, under which the Company or any such Subsidiary is currently receiving revenue or has received revenue within the last 12 months.

        "CWA" shall have the meaning ascribed to such term within the definition of Environmental Law.

        "Documentation" shall mean all documentation and written narratives of all procedures used in the operation or maintenance of, and customer support with respect to, a Product.

        "Environmental Law" includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended ("CERCLA"), the Clean Air Act, 42 U.S.C. 7401 et seq., as amended ("CAA"), the Clean Water Act, 33 U.S.C. 1251 et seq., as amended ("CWA"), the Occupational Safety and Health Act, 29 U.S.C. 655 et seq., as amended ("OSHA"), any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances and all common law imposing liability or establishing standards of conduct for protection of the environment.

        "Environmental Permits" shall mean, collectively, all permits, licenses and/or approvals required under applicable Environmental Laws to operate the business of the Company and its Subsidiaries as currently operated and as currently contemplated.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliates" shall mean any entity which, together with Parent, Merger Subsidiary and the Company, as the case may be, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

        "Expenses" means all out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, proxy solicitors, exchange agents, experts and consultants to a party hereto) incurred by a

Party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

        "Foreign Pension Plan" shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained by the Company, any Subsidiary of the Company or any of the Company's Affiliates outside of the United States of America primarily for the benefit of employees of the Company or any of its Subsidiaries residing outside of the United States of America, which fund or similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

        "Freely Available Cash" means unrestricted cash on hand of the Company and its Subsidiaries as of immediately prior to the Effective Time less (a) any unpaid Expenses of the Company or any of its Subsidiaries, (b) the amount of any Change of Control Payments, (c) the cost of the "tail" policy contemplated by Section 6.12(c) and (d) the amount of any unpaid Taxes and fees described in Section 6.15; provided, that cash shall only constitute unrestricted cash on hand of the Company if (i) the transfer of such cash to the Company (from any Subsidiaries of the Company) or into the Payment Fund does not result in any Tax obligations to the Company or any of its Subsidiaries and (ii) such cash can be distributed, contributed or otherwise delivered to the Company (from any Subsidiary of the Company) and into the Payment Fund in accordance with all applicable Laws, including those relating to solvency, adequate surplus and similar capital adequacy tests.

        "GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis during the periods involved.

        "Governmental Approval" shall mean any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

        "Governmental Directive" shall mean any judgment, order, decree or directive by or at the request of any Governmental Entity.

        "Governmental Entity" shall mean any domestic (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, commission, board, bureau, court, instrumentality or arbitrator.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Identified Company Representations" shall mean those representations and warranties of the Company contained in Sections 4.2(a), 4.22 and 4.26.

        "Indebtedness" shall mean, with respect to any Person, (a) indebtedness of such Person for borrowed money, (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds or debentures, (c) capitalized leases classified as indebtedness of such Person under GAAP, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) any obligation of such Person for the deferred purchase price of property or services (other than trade payables and other current liabilities), (f) all indebtedness of another Person referred to in clauses (a) through (e) above guaranteed directly or indirectly, jointly or severally, in any manner by such Person, (g) all indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, and (h) all reimbursement obligations of such Person with respect to letters of credit, bankers' acceptance or similar facilities issued for the account of such Person.

        "Intellectual Property" shall mean all foreign and domestic (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including all extensions, modifications and renewals of same (collectively, "Trademarks"), (b) inventions, discoveries, and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, "Patents"), (c) confidential and proprietary information, trade secrets and know-how, including processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists (collectively, "Trade Secrets"), (d) published and unpublished works of authorship (including computer software) whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, "Copyrights"), (e) electronic data processing, information, record keeping, communications, telecommunications, networking, account management, inventory management and other applications, software, hardware and equipment (including all databases, firmware and related documentation), and Internet websites and related content, and (f) all claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

        "Knowledge" shall mean (a) with respect to the Company, the actual knowledge (without independent inquiry or investigation) of the officers of the Company listed on Schedule 1.1(a) hereto, and (ii) with respect to Parent and Merger Subsidiary, the actual knowledge (without independent inquiry or investigation) of the officers of Parent listed on Schedule 1.1(b) hereto.

        "Law(s)" shall mean (a) any provisions of any domestic (federal, state or local) or foreign statute, law, rule, regulation or ordinance applicable to a Person, and (b) any order, judgment, writ, injunction or decree entered by a Governmental Entity naming a Person or binding on such Person or its business or assets.

        "Leased Real Property" shall mean, collectively, all material real property leased or subleased (whether as tenant or subtenant) by the Company or any of its Subsidiaries.

        "Licensed Intellectual Property" shall mean all material third-party Intellectual Property that the Company or one or more of its Subsidiaries is licensed or otherwise permitted by other Persons to use, distribute, resell, sublicense or otherwise commercially exploit.

        "Lien(s)" shall mean any lien, claim, pledge, security interest or other charge, title, imperfection or encumbrance.

        "Merger Subsidiary Common Stock" shall mean the common stock, par value $0.01 per share, of Merger Subsidiary.

        "Options" shall mean any options to purchase Company Common Stock outstanding as of the Closing Date.

        "OSHA" shall have the meaning ascribed to such term within the definition of Environmental Law.

        "Owned Intellectual Property" shall mean Intellectual Property owned by the Company or its Subsidiaries.

        "Patents" shall have the meaning ascribed to such term within the definition of Intellectual Property.

        "Paying Agent" shall mean the bank or trust company, which shall be located in the United States of America, designated by Parent (with the consent of the Company, not to be unreasonably withheld, conditioned or delayed) to act as paying agent for the holders of Certificates in connection with the Merger and to receive the Cash Merger Consideration to which holders of Certificates shall become entitled pursuant to Sections 3.1(c) and 3.2.

        "Payment Fund" shall mean cash in an aggregate amount equal to the aggregate Cash Merger Consideration payable in accordance with Section 3.1(c), which funds, prior to disbursement in accordance with the terms of this Agreement, shall be invested by the Paying Agent as directed by Parent.

        "Permitted Lien(s)" shall mean (a) Liens reflected in the Company's consolidated balance sheet as of January 31, 2006 contained in the Company SEC Documents (including the notes thereto), including, without limitation, Liens securing the Company's obligations in respect of the Credit Agreement, dated as of September 22, 2005, among the Company, the lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent, (b) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations, (c) Liens of carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business which are not material in amount, (d) Liens imposed by applicable Law that relate to obligations that are not yet due and have arisen in the ordinary course of business, (e) Liens for taxes, assessments or governmental charges or levies on property not yet due and delinquent or being contested in good faith by appropriate proceedings which are not material in amount or which are set forth in the Company Disclosure Letter, (f) Liens that relate to zoning, entitlement and other land use and Environmental Laws, and (g) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property, in each case, which would not reasonably be expected to materially interfere with or materially impair the conduct of the business of the Company or any of its Subsidiaries.

        "Person(s)" shall mean any individual, partnership (general or limited), joint venture, corporation, trust, estate, limited liability company, association, joint-stock company, unincorporated organization or Governmental Entity.

        "Products" shall mean the computer software products marketed, sold, licensed, supported, serviced or maintained by the Company or any of its Subsidiaries, together with all modifications, updates, corrections and enhancements to past and current versions of such products, in existence as of the date hereof, and versions of such products currently under development, and any and all English and foreign language versions of such products, in each case, to the extent applicable, including the source code and object code versions of such computer software, and all Documentation relating thereto.

        "Proxy Statement" shall mean the definitive proxy statement of the Company mailed to the Company Stockholders in connection with this Agreement and the Transactions, as amended or supplemented.

        "Registered" shall mean issued, registered, renewed or the subject of a pending application.

        "Representative(s)" shall mean with respect to any Person, such Person's Affiliates, officers, directors, employees, representatives, advisors, consultants, investment bankers, attorneys, accountants, financing sources and other agents.

        "Required Merger Consents" shall mean, collectively, all approvals, consents or waivers under the Company Material Contracts that may be required under the terms thereof with respect to the Transactions.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

        "Special Meeting" shall mean a special meeting of the Company Stockholders for the purpose of considering and taking action upon the adoption of this Agreement.

        "Stock Plan" shall mean the Company's 2003 Equity Incentive Plan.

        "Subsequent Filings" shall mean, collectively, all subsequent filings made after the date of this Agreement amending or superseding any Company SEC Documents (including any statements or schedules therein) and any forms, reports, schedules, statements, registration statements, proxy statements, or other documents (including in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) filed with the SEC after the date of this Agreement.

        "Subsidiary" shall mean, with respect to any Person, any partnership (general or limited), joint venture, corporation, trust, estate, limited liability company, association, joint-stock company, unincorporated organization or other entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        "Superior Proposal" shall mean any Acquisition Proposal that (i) the Company's Board of Directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to the Company Stockholders than the Transactions (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal), and (ii) is reasonably capable of being consummated (taking into account such factors as the Board of Directors of the Company deems appropriate, which factors shall include any legal, financial and regulatory aspects of such proposal and the Person making the proposal).

        "Tax Return" shall mean any tax return, statement, form or report (including any election, declaration, disclosure, schedule, estimate and information Tax return and other information required to be supplied to a taxing authority in connection with any Tax) relating to any Tax, including any amendments thereof.

        "Tax" shall mean any tax, charge, duty, fee, levy or other similar assessment or liability (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll, franchise, profits, capital gains, customs, capital stock, occupation, severance, windfall profits, stamp, license, social security and other taxes imposed by any Governmental Entity, and any interest, fine, penalty, assessment or addition to tax resulting from, attributable to or incurred in connection with any of the foregoing.

        "Trade Secrets" shall have the meaning ascribed to such term within the definition of Intellectual Property.

        "Trademarks" shall have the meaning ascribed to such term within the definition of Intellectual Property.

        "Transactions" shall mean all of the transactions contemplated by this Agreement, including, without limitation, the Merger.

        "Transfer Regulations" shall mean the Transfer of Undertakings (Protection of Employment) Regulations 1981 or such legislation enacted in any relevant jurisdictions pursuant to the EC Directive 77/187/EEC (the "Acquired Rights Directive").

        "U.S. Benefit Plan" shall mean each Benefit Plan covering, or providing benefits to, employees of the Company and its Subsidiaries based in the United States or to which ERISA or the Code is applicable.

        "WARN Act" shall mean the Workers Adjustment Retraining Notification Act, 29 U.S.C. §§2101, et seq, as amended.

        In addition to the foregoing definitions, the following terms shall have the definitions specified in the section of the Agreement listed below:

Defined Terms	Section
401(k) Plan	6.16
Agreement	Preamble
Cash Merger Consideration	3.1(c)
Cash Merger Shares	3.1(c)
Certificate of Merger	2.2
Certificates	3.2(b)(i)
Change of Control Payments	4.26
Closing	2.4
Closing Date	2.4
Company	Preamble
Company Disclosure Letter	Article IV
Company Expense Reimbursement	8.3(b)
Company Material Contracts	4.12(a)
Company Termination Fees	8.3(c)
D&O Cap	6.12(c)
Debt Commitment Letter	5.4
Debt Financing	5.4
DGCL	Recitals
Effective Time	2.2
Environmental Claims	4.14(d)
Financing	6.7(c)
Indemnified Parties	6.12(a)
Indemnified Party	6.12(a)
Insurance Policies	4.19
Merger	Recitals
Merger Subsidiary	Preamble
Option Consideration	3.4
Parent	Preamble
Parent Termination Fees	8.3(d)
Parties	Preamble
Party	Preamble
Preferred Stock	4.2(a)
Real Property Lease	4.9(d)
Retained Employees	6.13
SEC Contracts	4.12(a)
Surviving Corporation	2.1
Termination Date	8.1(b)
Voting Agreements	Recitals

ARTICLE II
MERGER

        Section 2.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable provisions of the DGCL, at the Effective Time, Parent, Merger Subsidiary and the Company shall consummate the Merger pursuant to which (a) Merger Subsidiary shall be merged with and into the Company and the separate corporate existence of Merger Subsidiary shall cease, (b) the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the DGCL, (c) the separate corporate existence of the Company with all of its rights, powers and franchises shall continue unaffected by the Merger, (d) the Amended and Restated Certificate of Incorporation, as amended, of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety in the form attached hereto as Exhibit A, and as so amended shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with the terms thereof and the DGCL, and (e) the Company shall take all requisite action so that the bylaws of Merger Subsidiary, as in effect immediately prior to the Effective Time and in the form attached hereto as Exhibit B, shall be the bylaws of the Surviving Corporation until further amended in accordance with the terms thereof and the DGCL. The Merger shall have the effects set forth in Sections 259 through 261 of the DGCL.

        Section 2.2    Effective Time of the Merger.    Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, the Company shall prepare, execute, and on the Closing Date shall cause to be filed with the Secretary of State of the State of Delaware, the Certificate of Merger in such form as is required by the relevant provisions of the DGCL (the "Certificate of Merger"), together with all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger, compliant in all respect with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware or at such later time as is established by the Parties and set forth in the Certificate of Merger (the "Effective Time").

        Section 2.3    Directors and Officers.    The Company shall take all requisite action so that the directors of Merger Subsidiary immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation. The Company shall take all requisite action so that the officers of Merger Subsidiary immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation.

        Section 2.4    Closing.

          (a)   Unless this Agreement shall have been terminated and the Transactions shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article VII, the closing of the Merger (the "Closing"), shall take place at 10:00 a.m. on a date to be specified by the Parties, which shall be no later than two Business Days following (i) the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article VII, other than such conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (to the extent permitted by applicable Law) of those conditions and (ii) the date the proceeds of the financing contemplated by the Debt Commitment Letter are made available to Parent and Merger Subsidiary (or any alternative financing arrangement entered into pursuant to Section 6.14) (the "Closing Date"), at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, unless another date, place or time is agreed to in writing by the Parties.

          (b)   Subject to fulfillment or waiver of the conditions set forth in Article VII, at the Closing, Parent shall deliver to the Company all of the following:

            (i)    a certificate executed on behalf of Parent by an officer thereof, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company certifying as to the incumbency and signatures of the officers of Parent executing this Agreement; and

            (ii)   the certificate contemplated by Section 7.3(a).

          (c)   Subject to fulfillment or waiver of the conditions set forth in Article VII, at the Closing, Merger Subsidiary shall deliver to the Company all of the following:

            (i)    a copy of the Certificate of Incorporation of Merger Subsidiary, with all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware;

            (ii)   a certificate of good standing of Merger Subsidiary, issued as of a recent date by the Secretary of State of the State of Delaware;

            (iii)  a certificate of the Secretary or an Assistant Secretary of Merger Subsidiary, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, certifying as to (A) the certificate of incorporation and the bylaws of Merger Subsidiary, and (B) the incumbency and signatures of the officers of Merger Subsidiary executing this Agreement; and

            (iv)  the certificate contemplated by Section 7.3(a).

          (d)   Subject to fulfillment or waiver of the conditions set forth in Article VII, at the Closing, the Company shall deliver to Parent and Merger Subsidiary all of the following:

            (i)    a copy of the Amended and Restated Certificate of Incorporation of the Company, with all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware;

            (ii)   a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Delaware;

            (iii)  a certificate of the Secretary or an Assistant Secretary of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent certifying as to (A) the Amended and Restated Certificate of Incorporation, as amended, and Bylaws of the Company, and (C) the incumbency and signatures of the officers of the Company executing this Agreement;

            (iv)  the certificate contemplated by Section 7.2(a); and

            (v)   a certificate executed on behalf of the Company's transfer agent as to the number of issued and outstanding shares of Company Common Stock on the Closing Date.

ARTICLE III
CONVERSION OF SECURITIES

        Section 3.1    Conversion of Capital Stock.    At and as of the Effective Time, by virtue of the Merger and without any action on the part of any Party, the Company Stockholders or the stockholder of Merger Subsidiary:

          (a)   Capital Stock of Merger Subsidiary.    Each issued and outstanding share of Merger Subsidiary Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall be the only issued and outstanding capital stock of the Surviving Corporation. From and after the

  Effective Time, each outstanding certificate theretofore representing shares of Merger Subsidiary Common Stock shall be deemed for all purposes to evidence ownership of, and to represent the same number of shares of common stock of, the Surviving Corporation.

          (b)   Cancellation of Treasury Stock and Subsidiary-Owned Stock.    All Company Common Stock that is owned by the Company or by any of its wholly-owned Subsidiaries or held in the Company's treasury immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c)   Exchange of Company Common Stock.    Each issued and outstanding share of Company Common Stock (other than (i) shares of Company Common Stock to be cancelled in accordance with Section 3.1(b), and (ii) any Appraisal Shares) (including each outstanding share of restricted Company Common Stock, whether or not the Company's repurchase right has fully lapsed) shall be converted into the right to receive an amount in cash equal to $19.50 per share of Company Common Stock (the "Cash Merger Consideration"), payable to the holder thereof in accordance with Section 3.2. The shares of Company Common Stock converted into the right to receive the Cash Merger Consideration are hereinafter referred to collectively as the "Cash Merger Shares". All such Cash Merger Shares, from and after the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate formerly representing any Cash Merger Shares shall cease to have any rights with respect thereto, except the right to receive the

        Cash Merger Consideration therefor upon the surrender of such certificate in accordance with Section 3.2, without interest.

        Section 3.2    Payment of Cash Merger Consideration.

          (a)   Paying Agent.    At least five Business Days prior to the Effective Time, Parent shall designate the Paying Agent, which Paying Agent shall be reasonably acceptable to the Company. At the Effective Time, Parent shall deposit the Payment Fund in trust with the Paying Agent. The Payment Fund shall be invested by the Paying Agent as directed by Parent. The Paying Agent shall, pursuant to irrevocable instructions provided by Parent and reasonably acceptable to the Company, make the payments referred to in Section 3.1(c) and this Section 3.2 out of the Payment Fund. The Payment Fund shall not be used for any other purpose. If the Payment Fund is insufficient to pay all of the amounts required to be paid pursuant to Section 3.1(c) and this Section 3.2, Parent, from time to time after the Effective Time, shall promptly deposit in trust additional cash with the Paying Agent sufficient to make all such payments.

          (b)   Exchange Procedures.

            (i)    No later than five Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Cash Merger Shares (collectively, the "Certificates"), whose shares of Company Common Stock were converted pursuant to Section 3.1(c) into the right to receive the Cash Merger Consideration, (A) a letter of transmittal (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall otherwise be in customary form), and (B) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Cash Merger Consideration.

            (ii)   Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be reasonably appointed by the Surviving Corporation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereon, together with any other items specified by the letter of transmittal or otherwise reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive, within five Business Days of the surrender of such Certificate, in exchange therefor, the Cash Merger Consideration for each Cash Merger Share represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate shall be deemed, for all purposes, to evidence only the right to receive upon surrender of such Certificate the Cash Merger Consideration deliverable in respect thereof to which the holder thereof is entitled pursuant to Section 3.1(c) and this Section 3.2. No interest will be paid or will accrue in respect of any cash payable upon the surrender of any Certificate.

            (iii)  If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Certificate the Cash Merger Consideration deliverable in respect thereof to which the holder thereof is entitled pursuant to Section 3.1(c) and this Section 3.2; provided, that Parent may require the Person to whom any such Cash Merger Consideration is to be paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to Parent against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

            (iv)  If payment of Cash Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered on the books of the Company, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of Cash Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Cash Merger Shares such amounts as may be required to be deducted and withheld therefrom under the Code or any other applicable Law relating to Taxes. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and shall be paid to the appropriate Governmental Entity on behalf of such Person.

            (v)   The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of the Cash Merger Consideration for the Cash Merger Shares.

          (c)   No Further Transfer or Ownership Rights in Company Common Stock.    From and after the Effective Time, the stock transfer books of the Company shall be closed with respect to Company Common Stock and there shall be no further registration of transfers of the Company Common Stock on the records of the Surviving Corporation or its transfer agent and, if any Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Appraisal Shares. All Cash Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock exchanged for Cash Merger Consideration theretofore represented by such Certificates.

          (d)   Termination of Fund; No Liability.    At any time following the date which is the eighteen month anniversary of the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any and all interest and other income received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates, and thereafter, such holders shall be entitled to look solely to Parent (subject to abandoned property, escheat or other similar Laws) with respect to the Cash Merger Consideration payable upon due surrender of their Certificates, without any interest thereon; provided, however, that such holders shall have no greater rights against Parent than may be accorded to general creditors of Parent under applicable Law. Any portion of the Payment Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Government Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither Parent nor the Paying Agent shall be liable to any Person for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Laws.

        Section 3.3    Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, Appraisal Shares shall not be converted into or represent the right to receive Cash Merger Consideration in accordance with Sections 3.1(c) and 3.2, but rather each of the Appraisal Shares shall represent only the right to receive payment of the appraised value of such Appraisal Shares in accordance with applicable provisions of the DGCL; provided, however, that if any holder of Appraisal Shares shall (a) fail to properly perfect its appraisal rights as provided in the DGCL, or (b) otherwise shall waive, withdraw or lose the right to appraisal under the DGCL, then such Appraisal Shares shall thereupon be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive Cash Merger Consideration otherwise payable in accordance with Sections 3.1(c) and 3.2, without any interest thereon. The Company shall give Parent (a) prompt written notice of any demand for appraisal received by the Company, the withdrawal of any such demand, and any other notice or instrument delivered or served relating to appraisal or dissenters' rights pursuant to the DGCL, and (b) the opportunity to participate in all negotiations and proceedings with respect to any demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (a) make any payment with respect to any demand for appraisal, (b) offer to settle or settle any such demand for appraisal, (c) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or (d) agree to do any of the foregoing.

        Section 3.4    Stock Options.    The Company shall take all requisite actions so that each outstanding Option (whether or not then vested or exercisable) granted under the Stock Plan or otherwise, shall be cancelled as of the Effective Time, and each such outstanding Option shall represent solely the right to receive, in accordance with this Section 3.4, a cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Option and shall no longer represent the right to purchase Company Common Stock or any other equity securities of the Company, Parent, the Surviving Corporation or any other Person or any other consideration. Each holder of an Option shall receive from the Surviving Corporation, in respect and in consideration of each Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than five Business Days), an amount (net of applicable withholding Taxes) equal to the excess, if any, of (a) the Cash Merger Consideration over (b) the exercise price per share of such Option, multiplied by the total number of shares of Company Common Stock subject to such Option, without any interest thereon (the "Option Consideration"). In the event that the exercise price per share of such Option is equal to or greater than the Cash Merger Consideration, such Option shall be cancelled without consideration and have no further force or effect. Notwithstanding any other provision of this Agreement to the contrary, payment of Option Consideration to be made pursuant to this Section 3.4 following the Effective Time may be withheld in respect of any Option until a written acknowledgement, in a form mutually agreed to by Parent and the Company, is obtained from the holder of such Option.

        Section 3.5    Further Assurances.    If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any agreements, documents, deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations in the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees are hereby authorized to execute and deliver, in the name and on behalf of either of the constituent corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such constituent corporations, all such other acts and things necessary, desirable or proper, consistent with the terms of this Agreement and applicable Law, to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporations and otherwise to carry out the purposes of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company has delivered to Parent a Disclosure Letter, dated the date hereof (the "Company Disclosure Letter"), the receipt of which has been acknowledged in writing thereon by Parent. The Company Disclosure Letter is arranged in sections and subsections corresponding to the sections and subsections of this Article IV, but to the extent it is reasonably apparent from a reading of any disclosures contained therein that such disclosures also qualify or apply to any other representations or warranties, then such disclosures shall be deemed to modify such other representations and warranties. The Company hereby represents and warrants to Parent and Merger Subsidiary, except as expressly set forth in the corresponding sections and subsections of the Company Disclosure Letter, as follows:

        Section 4.1    Organization and Qualification.    The Company and each of its Subsidiaries is an entity duly organized, validly existing and, except as set forth on Section 4.1 of the Company Disclosure Letter, in corporate good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and as currently contemplated. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in corporate good standing as a foreign entity, in each jurisdiction where the character of its properties or assets owned, operated and leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing has not resulted and would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. The Company has, prior to the date of this Agreement, delivered to Parent true, complete and correct copies of the Amended and Restated Certificate of Incorporation, as amended, and the Bylaws of the Company and the comparable governing documents of each of the Company's Subsidiaries, in each case as amended and in full force and effect as of the date of this Agreement, except where the failure to be in full force and effect would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

        Section 4.2    Capitalization; Subsidiaries.

          (a)   The authorized capital stock of the Company consists of (i) 450,000,000 shares of Company Common Stock, and (ii) 125,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"). As of the close of business on April 28, 2006, (a) with respect to Company Common Stock, 70,076,829 shares of Company Common Stock were issued and outstanding, no shares of Company Common Stock were issued and held in the treasury of the Company and

  10,758,589 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Options, and (b) with respect to Preferred Stock, no shares are issued and outstanding, or held in the treasury of the Company. Since April 28, 2006 and through the date of this Agreement, no shares of Company Common Stock have been issued, other than issuances upon exercise of outstanding Options. Section 4.2(a) of the Company Disclosure Letter sets forth the exercise price, grant date and number of shares of Company Common Stock subject to all outstanding Options and the grant date for all shares of restricted Company Common Stock. Except as set forth in Section 4.2(a) of the Company Disclosure Letter, there are no outstanding Options, warrants, calls, subscriptions, or other rights, agreements or commitments obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase or redeem any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

          (b)   Section 4.2(b) of the Company Disclosure Letter sets forth a list of the Subsidiaries of the Company and, for each such Subsidiary, the holder(s) of the capital stock of, or other equity interests in, such Subsidiary. All of the outstanding shares of capital stock of, or other equity interests in, each of the Company's Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are owned, of record and beneficially, directly or indirectly, by the Company or one or more of its Subsidiaries, in each case free and clear of all Liens, other than Permitted Liens. No shares of capital stock of, or ownership interests in, any of the Company's Subsidiaries are reserved for issuance.

          (c)   There are no voting trusts, proxies, registration rights agreements, or other agreements, commitments, arrangements by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries or with respect to the registration of the offering, sale or delivery of any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries under the Securities Act.

        Section 4.3    Authorization; Validity of Agreement; Company Action.    The Company has full corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the Effective Time, and, subject to obtaining Company Stockholder approval thereof to the extent required by the DGCL and the Company's Amended and Restated Certificate of Incorporation, as amended, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the Effective Time and the performance of its obligations hereunder and thereunder and the consummation by it of the Transactions have been duly authorized by its Board of Directors, and, except for obtaining the approval of the Company Stockholders described in Section 4.23, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement and each instrument required hereby to be executed and delivered by the Company prior to the Effective Time have been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and Merger Subsidiary and any other parties thereto, each of them is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors' rights generally, or (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 4.4    Consents and Approvals; No Violations.    The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Transactions and the compliance by the Company with the applicable provisions of this Agreement will not:

          (a)   assuming the approval of the Company Stockholders described in Section 4.23 is obtained, violate or conflict with or result in any breach of any provision of the Amended and Restated Certificate of Incorporation, as amended, or the Bylaws of the Company or the comparable governing documents of any of its Subsidiaries;

          (b)   require any Governmental Approval, except for (i) the filing by the Company of a pre-merger notification and report form under the HSR Act and the expiration or termination of any waiting periods under the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement, and (B) such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the Transactions, (iii) the Governmental Approvals set forth in Section 4.4(b) of the Company Disclosure Letter, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and all other filings with appropriate Governmental Entities under the DGCL and other applicable Law, and (v) Government Approvals which, if not obtained, would not reasonably be expected to (A) prevent or materially delay the ability of the Company to perform in all material respects its obligations under this Agreement, or (B) result, individually or in the aggregate, in a Company Material Adverse Effect;

          (c)   result in any breach of or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or give rise to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Company Material Contract, except for any such conflict, violation, breach, default, loss, right or other occurrence that would not reasonably be expected to (i) prevent or materially delay the ability of the Company to perform in all material respects its obligations under this Agreement, or (ii) result, individually or in the aggregate, in a Company Material Adverse Effect; or

          (d)   assuming that all Governmental Approvals set forth in Section 4.4(b) of the Company Disclosure Letter have been obtained and all filings described in Section 4.4(b) have been made, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their properties or assets may be bound, except such violations or conflicts that would not reasonably be expected to (i) prevent or materially delay the ability of the Company to perform in all material respects its obligations under this Agreement, or (ii) result, individually or in the aggregate, in a Company Material Adverse Effect.

        Section 4.5    Company SEC Documents; Financial Statements.

          (a)   Except as set forth in Section 4.5 of the Company Disclosure Letter, the Company has timely filed with or furnished to, as applicable, the SEC all Company SEC Documents. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, each as in effect on the date so filed. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Subsidiary relating to Parent, Merger Subsidiary or any Affiliate thereof (other than the Company or any of its Subsidiaries), as the case may be, expressly for inclusion or incorporation by reference in the Proxy Statement. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b)   Each of (i) the consolidated balance sheets included in the Company SEC Documents (including the related notes and schedules) was prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered and fairly presents, in all material respects, the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof, and (ii) the related consolidated statements of earnings, cash flows and stockholders' equity included in the Company SEC Documents (including the related notes and schedules) were prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered and fairly present in all material respects, the results of operations and cash flows of the Company and its Subsidiaries for the periods indicated (subject, in the case of each of clause (i) and (ii), to normal and/or recurring year-end adjustments and the absence of full footnote disclosure in the case of unaudited financial statements, none of which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect).

        Section 4.6    No Undisclosed Liabilities.    The Company and its Subsidiaries do not have any liabilities, except liabilities (a) liabilities disclosed in the Company Disclosure Letter (but excluding any liability related to or arising under a breach of any agreement or instrument disclosed in this Agreement or in the Company Disclosure Letter to the extent the liability relating to or arising under such breach is not specifically disclosed), (b) disclosed in Section 4.6 of the Company Disclosure Letter, (c) accrued and reserved against on the Company's January 31, 2006 balance sheet or disclosed in the notes thereto included in the Company SEC Documents, (d) incurred in the ordinary course of business since January 31, 2006, (e) incurred under any Contract to which the Company or any of its Subsidiaries is a party, other than liabilities due to a breach by the Company or such Subsidiary thereunder or (f) that would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

        Section 4.7    Absence of Certain Changes.    Except as contemplated by this Agreement, since January 31, 2006, (a) the Company has conducted, and has caused its Subsidiaries to conduct, their respective businesses only in the ordinary course of business consistent with past practice, (b) there has not occurred any event, change or occurrence that has resulted or would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect and (c) without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has taken or authorized any action which, if taken or authorized after the date of this Agreement, would required the consent of Parent pursuant to Section 6.1(a), (b), (c), (f), (g)(i), (g)(ii), (g)(v), (h) or (j), other than in the case of Section 6.1(c), the issuance of Options that are included in Section 4.2(a) of the Company Disclosure Letter.

        Section 4.8    Taxes.

          (a)   Except as set forth in Section 4.8(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries has (i) timely filed or caused to be timely filed with the appropriate taxing authorities all Tax Returns that are required to be filed by, or with respect to, each of the Company and its Subsidiaries, (ii) has paid all Taxes (whether or not shown to be due on such Tax Returns) and (iii) has made adequate provision in accordance with GAAP in the Company's financial statements for payment of all Taxes that have not been paid in respect of all taxable periods or portions thereof ending on or before the date hereof.

          (b)   Since the date of the most recently filed Company SEC Documents, neither the Company nor any of its Subsidiaries has incurred any material Tax liability outside the ordinary course of business.

          (c)   Except as set forth in Section 4.8(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is currently the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality, and no written notice of such an audit or examination or any other audit or examination with respect to Taxes has been received by the Company or any of its Subsidiaries which has not been resolved.

          (d)   Neither the Company nor any of its Subsidiaries has entered into an agreement or waiver that will be in effect as of the Closing Date extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries or is presently contesting any material Tax liability of the Company or any of its Subsidiaries in any administrative or judicial proceeding.

          (e)   All Taxes which the Company and each or any of its Subsidiaries is (or was) required by applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

          (f)    There are no tax sharing, allocation, indemnification or similar agreements (other than agreements or understandings that do not relate solely or primarily to Tax matters but that include tax indemnity provisions) in effect as between the Company or any of its Subsidiaries and any other party under which Parent, Merger Subsidiary, the Company or any of the Company's Subsidiaries could be liable for any Taxes of any party after the Closing Date.

          (g)   There is no Contract or other arrangement, plan or agreement by or with the Company or any of its Subsidiaries covering any Person that, individually or collectively, could give rise to the payment of any amount by the Company or any of its Subsidiaries that would not be deductible by the Company or such Subsidiary by reason of Sections 280G or 162(m) of the Code (or any corresponding provision of state, local or foreign law).

          (h)   The Company and each of its Subsidiaries have made available to Parent and Merger Subsidiary true, complete and correct copies of each of the U.S. federal income tax returns filed on behalf of the Company and each of its Subsidiaries for the 2002, 2003 and 2004 tax years.

        Section 4.9    Properties; No Liens.

          (a)   Neither the Company nor any of its Subsidiaries owns any material real property.

          (b)   The Company and each of its Subsidiaries has a valid ownership interest (or leasehold interest in the case of leased assets), in (i) all of its material tangible properties and assets, including all such properties and assets reflected in the Company's consolidated balance sheet as of January 31, 2006 contained in the Company SEC Documents, except as indicated in the notes thereto or as sold or otherwise disposed of in the ordinary course of business after such date, and (ii) all the material tangible properties and assets that have been purchased by the Company or any of its Subsidiaries since January 31, 2006, except for such properties and assets that have been sold or otherwise disposed of in the ordinary course of business prior to the date hereof, in each case free and clear of all Liens, except for Permitted Liens.

          (c)   Section 4.9(c) of the Company Disclosure Letter contains a true and complete list of all Leased Real Property. Except as would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, the Company (or a Subsidiary thereof, as the case may be), has a valid leasehold estate in each Leased Real Property, free and clear of all Liens (except Permitted Liens), and the Company (or a Subsidiary thereof, as the case may be), has exclusive possession of each Leased Real Property, other than any occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business.

          (d)   Except as would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, (i) each lease pursuant to which the Company leases (as a lessee) any Leased Real Property (each lease, including all amendments thereto, a "Real Property Lease") is in full force and effect and is valid and enforceable in accordance with its terms, and (ii) there is no material default under any Real Property Lease either by the Company or the Subsidiary of the Company party thereto or, to the Company's Knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default by the Company or any of its Subsidiaries thereunder.

        Section 4.10    Intellectual Property.

          (a)   Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) material Registered Owned Intellectual Property, and (ii) material Licensed Intellectual Property or license agreements relating thereto (other than computer software that is readily commercially available for $10,000 or less). To the Company's Knowledge, except as set forth in Section 4.10(a) of the Company Disclosure Letter, all Owned Intellectual Property is valid, subsisting and enforceable and no Owned Intellectual Property has been abandoned or cancelled (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting the Company's or its Subsidiaries' rights thereto.

          (b)   The Company and its Subsidiaries own or have the right to use all material Intellectual Property used in the business of the Company and its Subsidiaries. The Owned Intellectual Property and Licensed Intellectual Property constitute all Intellectual Property necessary to operate the business of the Company as currently conducted. Except as set forth in Section 4.10(b) of the Company Disclosure Letter, no Person other than the Company has any ownership interest in, or a right to receive a royalty or similar payment with respect to, any of the Owned Intellectual Property.

          (c)   Except as set forth in Section 4.10(c) of the Company Disclosure Letter, no suit, action, reissue, reexamination, public protest, interference, arbitration, mediation, opposition, cancellation or other proceeding is pending alleging that the Company or any of its Subsidiaries has violated any Intellectual Property rights of any Person, and to the Company's Knowledge, no claim has been threatened or asserted against the Company or any of its Subsidiaries alleging a violation of any Intellectual Property rights of any Person. To the Company's Knowledge, the Company and its Subsidiaries have not infringed, misappropriated or otherwise violated any Intellectual Property rights.

          (d)   The Company and the Subsidiaries are in compliance with, and have conducted their business so as to comply with, all material terms of all agreements for Licensed Intellectual Property.

          (e)   Except as set forth in Section 4.10(e) of the Company Disclosure Letter, the Company has no Knowledge that any Person is violating any Owned Intellectual Property. Except as set forth in Section 4.10(e) of the Company Disclosure Letter, no Suit is pending concerning the Owned Intellectual Property, and to the Company's Knowledge no such Suit has been threatened or asserted within the last two years.

          (f)    The Company and its Subsidiaries have taken all commercially reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets used in their businesses. To the Company's Knowledge, none of the Company Trade Secrets have been disclosed to any Person unless such Person executed confidentiality agreements prohibiting the unauthorized use or disclosure of such Company Trade Secrets.

        Section 4.11    Products.

          (a)   Except as set forth in Section 4.11(a) of the Company Disclosure Letter, the Company (or a Subsidiary thereof, as the case may be), is the sole and exclusive owner of the Products (excluding Licensed Intellectual Property).

          (b)   To the Company's Knowledge, the Current Versions of the Products meet all material contractual terms and materially comply with all written warranties provided to any customers who purchase or license, or have purchased or licensed, such Current Versions of the Products from the Company, its Subsidiaries or their agents, provided that such customers are using a Current Version and have a current maintenance or support agreement in effect. To the Company's Knowledge, the Current Versions of the Products do not contain any viruses, Trojan horses or other computer instructions, intentional devices or techniques that are designed to threaten, infect, disrupt, damage, disable or infiltrate a computer system or any component of such computer system.

          (c)   To the Company's Knowledge, the source code for the Current Versions of the Products will compile into executable object code and such executable object code is capable of performing the material functions described in the applicable Documentation. The Company or the Subsidiaries have taken commercially reasonable steps to protect the source code for the Current Versions of the Products as Trade Secrets of the Company or the Subsidiaries.

          (d)   No Person has a license to use or the right to acquire a license to use any future version of the Products, except for customer rights to obtain licenses to future versions of the Products pursuant to existing Customer Agreements.

          (e)   To the Company's Knowledge, no Customer Agreement or other agreement currently in force obligates the Company or any of its Subsidiaries to develop or provide any specific improvement, enhancement, change in functionality or other alteration in the performance of the Products, other than Customer Agreements that provide for Product support services entered into in the ordinary course of business consistent with past practice.

        Section 4.12    Agreements, Contracts and Commitments.

          (a)   Except for Contracts filed as exhibits to Company SEC Documents pursuant to Item 601 of Regulation S-K and listed on the exhibit index to the Company's annual report on Form 10-K for the fiscal year ended July 31, 2005 ("SEC Contracts"), or as disclosed in Section 4.12 of the Company's Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract currently in effect and of the following nature (collectively, the "Company Material Contracts"):

            (i)    Contracts, (other than Licensed Intellectual Property) that involve the performance by the Company or any of its Subsidiaries of services of an amount or value (as measured by the revenue derived therefrom during the fiscal year ended July 31, 2005) in excess of $4 million annually, unless terminable by the Company or its Subsidiaries without material penalty;

            (ii)   Contracts (A) for the sale of assets of the Company or any of its Subsidiaries involving aggregate consideration of $1 million or more (other than this Agreement and licenses of Products in the ordinary course of business), or (B) for the grant to any Person of any preferential rights to purchase any material amount of assets or any material asset of the Company or any of its Subsidiaries;

            (iii)  Contracts for the acquisition, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, any business or Person or assets of any Person (other than the purchase of equipment, inventories and supplies in the ordinary course of business consistent with past practice);

            (iv)  Contracts (including loan agreements, credit agreements, notes, bonds, mortgages or other agreements, indentures or instruments) relating to Indebtedness of the Company or its Subsidiaries (excluding trade payables arising in the ordinary course of business consistent with past practice, intercompany indebtedness whether or not shown on the Company's balance sheet as of January 31, 2006 included in the Company SEC Documents and immaterial leases for telephones, copy machines, facsimile machines and other office equipment);

            (v)   Contracts relating to material loans or advances (other than advances to employees in the ordinary course of business), or investments in, any Person (other than the Company or its Subsidiaries), or Contracts relating to the making of any such loans, advances or investments or any Contracts involving a sharing of profits (other than bonus arrangements with employees entered into in the ordinary course of business consistent with past practice);

            (vi)  Contracts which create in writing a joint venture, partnership or similar arrangement (including any franchising agreement) which is material to the Company and its Subsidiaries, taken as a whole;

            (vii) Contracts relating to any material Company Permits;

            (viii) Contracts containing covenants purporting to materially restrict the Company or any of its Subsidiaries from competing with or otherwise legally or contractually restraining, limiting or impeding the Company's or any of its Subsidiaries' ability to compete with any Person or conduct any business or line of business;

            (ix)  Contracts providing for exclusive arrangements between the Company or any of the Subsidiaries and any other Person to license, sublicense, sell, use or distribute any of the Products;

            (x)   Contracts required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

            (xi)  Contracts required to be filed under Item 601(b)(10) of Regulation S-K under the Securities Act.

          (b)   Except as would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, (i) neither the Company nor any or its Subsidiaries is in breach under any Company Material Contract, and (ii) each Company Material Contract is in full force and effect, is a valid and binding obligation of the Company or the Subsidiary of the Company party thereto and, to the Company's Knowledge, each other party thereto, except to the extent that (A) enforceability may be subject to or otherwise limited by applicable bankruptcy, insolvency, or other similar laws, now or hereinafter in effect, affecting creditors' rights generally or the remedy of specific performance, or (B) specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

        Section 4.13    Litigation.

          (a)   Except as set forth in Section 4.13 of the Company Disclosure Letter, there are no Actions or Proceedings pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries, which would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

          (b)   Neither the Company nor any of its Subsidiaries is a party or subject to, or in default under, any Governmental Directive which would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

        Section 4.14    Environmental Matters.

          (a)   The operations of the Company and its Subsidiaries are in compliance with applicable Environmental Laws, except for such noncompliance that would not be reasonably expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

          (b)   Each of the Company and its Subsidiaries has obtained and is in compliance with all necessary permits or authorizations required under applicable Environmental Laws, except for such failure to have, or noncompliance with, such permits or authorizations that would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

          (c)   To the Company's Knowledge, the Company and its Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substances defined as hazardous under any applicable Environmental Law at or from any of the properties now or previously owned or operated by the Company and its Subsidiaries (and no such property is contaminated by any such substance) so as to give rise to any liabilities (contingent or otherwise) pursuant to CERCLA or any other applicable Environmental Laws that could reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

          (d)   No claims have been asserted against the Company or any of its Subsidiaries under any applicable Environmental Law ("Environmental Claims"), nor has the Company or any of its Subsidiaries received written notice of any threatened or pending Environmental Claims against the Company or any of its Subsidiaries and, to the Company's Knowledge, there is no valid basis for any such Environmental Claim that could reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

        Section 4.15    Employee Benefit Plans.

          (a)   Section 4.15(a) of the Company Disclosure Letter sets forth a true, complete and correct list of all Benefit Plans. The Benefit Plans are in compliance in all material respects with the requirements of all applicable Laws and each Benefit Plan has been operated, maintained and administered in material compliance with its terms. There are no pending, nor, to the Company's Knowledge, has the Company or any of its Subsidiaries received written notice of any threatened, Actions or Proceedings, against or otherwise involving any of the Benefit Plans and their assets (other than routine claims for benefits).

          (b)   (i) Any U.S. Benefit Plan intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS regarding its qualification and no Benefit Plan has been amended since the effective date of its most recent determination letter prior to the end of its remedial amendment period, in any respect that would result in its disqualification, (ii) any U.S. Benefit Plan providing for health and welfare benefits is fully insured, (iii) no reportable event (as defined in Section 4043(c) of ERISA) has occurred or is expected to occur with respect to any U.S. Benefit Plan, (iv) no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations, or (v) except as would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA with respect to any U.S. Benefit Plan, or has engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA and not otherwise exempt under Section 408 of ERISA). Except as set forth on Section 4.15(b) of the Company Disclosure Letter, no Benefit Plan exists that, as a result of the consummation of the Transactions (whether alone or in connection with any subsequent event(s)), (i) could result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, or (ii) accelerate the time of payment or vesting or result in any payment of compensation or benefits under, or increase the amount payable pursuant to, any of the Benefit Plans, other than with respect to vesting of Options and restricted Company Common Stock contemplated by this Agreement.

          (c)   Except as set forth in Section 4.15(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, nor any Affiliate of the Company maintains or is required to contribute to any Foreign Pension Plan to which the Company would have any material liability.

          (d)   Except as required under Section 4980B of the Code or other applicable Law, neither the Company nor any of its Subsidiaries has any obligation to provide post-retirement or post-termination of employment, health or life benefits to current or former employees.

          (e)   The Company has made available to Parent and Merger Subsidiary true and complete copies of the Benefit Plans in locations in which the Company or its Subsidiaries have more than 100 employees, together with all amendments thereto, and to the extent applicable (i) all current summary plan descriptions or other written communications concerning the extent of benefits provided under a Benefit Plan, (ii) the annual report on Internal Revenue Service Form 5500-series, including any attachments thereto, for each of the last three plan years; (iii) the most recent accountant's report, if any, (iv) the most recent Internal Revenue Service determination letter, (v) the most recent actuarial report and audited financial reports, and (vi) any related trust agreement or other funding instrument.

          (f)    No Benefit Plan is subject to Title IV of ERISA and neither the Company nor its Subsidiaries has any liability under such Benefit Plan that remains unsatisfied.

          (g)   Except as disclosed in Section 4.15(g) of the Company Disclosure Letter, neither the Benefit Plans nor any other arrangement obligates the Company or any of its Subsidiaries to pay any material separation, severance, termination or similar benefit, accelerate any vesting schedule, or alter the timing of any benefit payment, in whole or in part, as a result of the Transactions or, in whole or in part, as a result of a change in control or ownership within the meaning of any Benefit Plan (or any other arrangement) or Section 280G of the Code.

        Section 4.16    Compliance with Laws.    Neither the Company nor any of its Subsidiaries are in material violation of, nor have any of them received written notice alleging any such violation with respect to, any applicable provisions of any Laws applicable to the conduct of their businesses or the ownership or operation of their properties or assets. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Company's Knowledge, threatened, nor, to the Company's Knowledge, has any Governmental Entity indicated an intention to conduct the same.

        Section 4.17    Permits and Licenses.    The Company and each of its Subsidiaries have obtained and have complied in all material respects with, and are in compliance in all material respects with, all Company Permits. Except as set forth in Section 4.17 of the Company Disclosure Letter, there has not occurred any default under any such Company Permit and no Action or Proceeding has been filed or commenced against any of them alleging any failure to so comply. There are no material written understandings or waivers between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other, with respect to any Company Permit.

        Section 4.18    Labor Matters.

          (a)   Except as set forth in Section 4.18(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

          (b)   Except as set forth in Section 4.18(b) of the Company Disclosure Letter, (i) there is no material pending, or to the Company's Knowledge threatened, labor strike, or dispute, walkout, work stoppage, slow-down or lockout involving employees of the Company or any of its Subsidiaries, (ii) as of the date hereof, there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries, either pending or, to the Company's Knowledge, threatened, (iii) no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. §151 et seq.) exists or, to the Company's Knowledge, is threatened with respect to the Company's or any of its Subsidiaries' operations, (iv) there are no material claims by OSHA against the Company or any of its Subsidiaries, and (v) except as set forth in Section 4.18(b) of the Company Disclosure Letter, as of the date hereof, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending, or to the Company's Knowledge threatened, in writing with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company.

          (c)   Neither the Company nor any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or any Subsidiary, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, and none of the affected employees has suffered an "employment loss" (as defined in the WARN Act) since ninety days prior to the date hereof. Neither the Company nor any of its Subsidiaries has incurred any material liability under the WARN Act or similar state Laws which remains unpaid of unsatisfied.

          (d)   Except as set forth in Section 4.18(d) of the Disclosure Letter, (i) the Company and its Subsidiaries are in material compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder and (ii) the Company and its Subsidiaries are in material compliance with all Laws governing the employment of its employees, including, but not limited to, all such Laws relating to wages, hours, collective bargaining, discrimination, retaliation, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

        Section 4.19    Insurance.    Section 4.19 of the Company Disclosure Letter lists all material insurance policies maintained by the Company and its Subsidiaries (collectively, the "Insurance Policies"). Except as would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, all Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received with respect thereto.

        Section 4.20    Information in Proxy Statement.    The Proxy Statement, when distributed or otherwise disseminated to the Company Stockholders, as applicable, will comply in all material respects with all applicable requirements of the Exchange Act and other applicable Laws. Assuming the accuracy of the representations and warranties set forth in Section 5.5, none of the information included or incorporated by reference in the Proxy Statement, any amendment or supplement thereto or any other proxy solicitation materials filed with the SEC by the Company in connection with the Transactions, when mailed to the Company Stockholders and at the time of the Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the date of the Special Meeting any event occurs which is required to be disclosed in an amendment or supplement to the Proxy Statement, the Company shall file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and any other applicable Laws.

        Section 4.21    Opinion of Financial Advisor.    The Board of Directors of the Company has received the written opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., dated May 14, 2006, a true, complete and correct signed copy of which has been delivered to Parent by the Company and addressed to the Special Committee for Parent's informational purposes only and not as a beneficiary of such opinion, to the effect that, as of the date of such written opinion and on the basis of and subject to the assumptions set forth therein, the Cash Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view and such opinion in its entirety has not been withdrawn or modified as of the date of this Agreement. The Company has been authorized by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to permit the inclusion of such fairness opinion in its entirety in the Proxy Statement.

        Section 4.22    Brokers.    No agent, broker, firm or other Person acting on behalf of the Company or any of its Subsidiaries, other than J.P. Morgan Securities Inc. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., is or will be entitled to any advisory commission or broker's or finder's fee from any of the Parties (or their respective Affiliates) in connection with this Agreement or the Transactions. All amounts paid, or which are or will be payable, to J.P. Morgan Securities Inc. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. arising out of or in connection with the Transactions are set forth in full in the fee arrangement described in Section 4.22 of the Company Disclosure Letter.

        Section 4.23    Voting Requirements.    The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock held by Company Stockholders is the only vote of the holders of any class or series of the Company's capital stock or other securities of the Company necessary under applicable Law or stock exchange (or similar self-regulatory organization) regulations to adopt this Agreement.

        Section 4.24    State Takeover Statutes; Anti-takeover Plan.    The Board of Directors of the Company has taken any and all requisite action so that neither the restrictions on "business combinations" set forth in Section 203 of the DGCL, nor any other "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other anti-takeover laws of any state other than the State of Delaware, will apply to this Agreement, to the Merger, to the Voting Agreements or any of the other Transactions. Neither the Company nor any of its Subsidiaries has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover plan," or any similar plan, device or arrangement, and neither the Board of Directors of the Company nor the Board of Directors (or similar governing body) of any of its Subsidiaries has adopted or authorized the adoption of such a plan, device or arrangement.

        Section 4.25    Related Party Transactions.    Except as set forth in Section 4.25 of the Company Disclosure Letter, to the Company's Knowledge, no director, officer or "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (i) participating in any material transaction to which the Company or any of its Subsidiaries is a party or (ii) otherwise a party to any Company Material Contract, arrangement or understanding with the Company or any of its Subsidiaries, other than with respect to at-will employment arrangements, written employment arrangements or Benefit Plans, all as described in the Company Disclosure Letter.

        Section 4.26    Change of Control.    Section 4.26 of the Company Disclosure Letter sets forth a description of any compensation or remuneration of any kind or nature which is or may become payable to any employee of the Company or any of its Subsidiaries, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Transactions (the "Change of Control Payments").

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUBSIDIARY

        Each of Parent and Merger Subsidiary hereby represents and warrants to the Company that:

        Section 5.1    Organization.    Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and currently contemplated. Each of Parent and Merger Subsidiary is duly qualified or licensed to do business, and is in good standing as a foreign corporation in each jurisdiction where the character of its properties or assets owned, operated and leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing has not resulted in and would not reasonably be expected to materially impair the ability of either Parent or Merger Subsidiary to consummate the Transactions. Each of Parent and Merger Subsidiary has, prior to the date of this Agreement, delivered to the Company true, complete and correct copies of its certificate of incorporation and the bylaws, in each case as amended and in full force and effect as of the date of this Agreement.

        Section 5.2    Authorization; Validity of Agreement; Necessary Action.    Each of Parent and Merger Subsidiary has full corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it prior to or at the Effective Time, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and each instrument required hereby to be executed and delivered by it prior to or at the Effective Time and the performance of its obligations hereunder and thereunder and the consummation by it of the Transactions have been duly authorized by the Board of Directors of each of Parent and Merger Subsidiary, and, except for the adoption of this Agreement by Parent as the sole stockholder of Merger Subsidiary, no other corporate action on the part of Parent or Merger Subsidiary is necessary to authorize the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by them of the Transactions. This Agreement and each instrument required hereby to be executed and delivered prior to the Effective Time has been duly executed and delivered by each of Parent and Merger Subsidiary, as the case may be, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Subsidiary, as the case may be, enforceable against each of them in accordance with its terms, except to the extent that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 5.3    Consents and Approvals; No Violations.    The execution and delivery of this Agreement by Parent and Merger Subsidiary does not, and the consummation by Parent and Merger Subsidiary of the Transactions and the compliance by Parent and Merger Subsidiary with the applicable provisions of this Agreement will not:

          (a)   violate or conflict with or result in any breach of any provision of the certificate of incorporation or the bylaws of Parent or Merger Subsidiary;

          (b)   require any Governmental Approval, except for (i) the filing by Parent of a pre-merger notification and report form under the HSR Act and the expiration or termination of any waiting periods under the HSR Act, (ii) Governmental Approvals with respect to the Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and all other filings with the appropriate Governmental Entities under the DGCL and other applicable Law, and (iv) other Government Approvals which, if not obtained, would not reasonably be expected to prevent or materially delay the ability of the Parent or Merger Subsidiary to perform in all material respects their obligations under this Agreement;

          (c)   result in any breach of or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or give rise to a loss of any benefit or right to which Parent or Merger Subsidiary is entitled under, any provision of any material Contract to which Parent or Merger Subsidiary are a party, except for any such conflict, violation, breach, default, loss, right or other occurrence that would not reasonably be expected to prevent or materially delay the ability of Parent or Merger Subsidiary to perform in all material respects their obligations under this Agreement;

          (d)   assuming that all Governmental Approvals set forth in Section 5.3(b) have been obtained and all filings described in Section 5.3(b) have been made, violate or conflict with any Laws applicable to Parent, Merger Subsidiary or by which any of their properties or assets may be bound, except for such violations or conflicts that would not reasonably be expected to prevent or materially delay the ability of the Parent or Merger Subsidiary to perform in all material respects their obligations under this Agreement.

        Section 5.4    Sufficiency of Funds.    Parent has delivered to the Company true and complete copies of a fully executed commitment letter (the "Debt Commitment Letter") from JP Morgan Chase Bank, N.A., J.P. Morgan Securities Inc., Credit Suisse and Credit Suisse Securities (USA) LLC to Parent to provide the debt financing described therein to Parent in the amounts described therein (the "Debt Financing"). The proceeds from the Debt Financing, together with the other sources of funds shown on Annex I to Exhibit C to the Debt Commitment Letter, will be sufficient to provide financing to Parent in respect of the Uses of Funds shown on Annex I to Exhibit C to the Debt Commitment Letter. The Debt Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, subject to the termination or expiration thereof in accordance with its terms. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would, individually or in the aggregate, constitute a default or breach on the part of Parent under any term or condition of the Debt Commitment Letter. As of the date hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Debt Commitment Letter or that the Debt Financing described in the Debt Commitment Letter will not be available to it on the Closing Date. Parent has fully paid any and all commitment fees or other fees, if any, required by the Debt Commitment Letter to be paid on or before the date of this Agreement. The Debt Commitment Letter has not been amended or modified except as permitted by this Agreement and, as of the date hereof, the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. There are no conditions precedent or other similar contingencies to obtaining the initial funding of the full amount of the Debt Financing to be made available on the Closing Date as described in the Debt Commitment Letter, other than as set forth in the Debt Commitment Letter.

        Section 5.5    Information in Proxy Statement.    None of the information supplied or to be supplied by Parent and Merger Subsidiary in writing, expressly for inclusion or incorporation by reference in the Proxy Statement, any amendment or supplement thereto or any other documents filed with the SEC by the Company in connection with the Transactions, when supplied to the Company, when filed with the SEC and, in case of the Proxy Statement, when mailed to the Company Stockholders and at the time of the Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Subsidiary make no representation or warranty with respect to any information relating to the Company or any Affiliate thereof (other than Parent or Merger Subsidiary), that is included or incorporated by reference in the Proxy Statement.

        Section 5.6    Litigation.

          (a)   There are no Actions or Proceedings pending or, to Parent's Knowledge, threatened against Parent or Merger Subsidiary, which would reasonably be expected to prevent or materially delay the ability of the Parent or Merger Subsidiary to perform in all material respects its obligations under this Agreement.

          (b)   Neither the Parent nor Merger Subsidiary is a party or subject to, or in default under, any Governmental Directive which would reasonably be expected to prevent or materially delay the ability of the Parent or Merger Subsidiary to perform in all material respects its obligations under this Agreement.

        Section 5.7    Ownership of Merger Subsidiary; No Prior Activities.

          (a)   Merger Subsidiary was formed solely for the purpose of engaging in the Transactions.

          (b)   Except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions (including the Financing), Merger Subsidiary has not, and Merger Subsidiary will not have, incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

        Section 5.8    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Subsidiary.

        Section 5.9    Ownership of Common Shares.    As of the date hereof, none of Parent, Merger Subsidiary or any other Subsidiary or Affiliate of Parent is the record or beneficial owner of any shares of Company Common Stock.

        Section 5.10    No Other Representations or Warranties.

          (a)   Except for the representations and warranties contained in Article IV, Parent and Merger Subsidiary acknowledge that neither the Company nor any other Person on behalf of the Company has made, and neither Parent nor Merger Subsidiary has relied upon, any representation or warranty, whether express or implied, with respect to the Company or any of its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations or prospects or with respect to the accuracy or completeness of any other information provided to Parent or Merger Subsidiary by or on behalf of the Company.

          (b)   In connection with any investigation by Parent and Merger Subsidiary of the Company and its Subsidiaries, Parent and Merger Subsidiary have received or may receive from the Company, the Company's Subsidiaries and/or their respective Representatives certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. Parent and Merger Subsidiary acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Subsidiary are familiar with such uncertainties, that Parent and Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Parent and Merger Subsidiary shall have no claim against anyone with respect thereto. Accordingly, except as otherwise provided in Article IV, Parent and Merger Subsidiary acknowledge that neither the Company nor any other Person on behalf of the Company makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE VI

COVENANTS

        Section 6.1    Interim Operations of the Company.    Except as (x) set forth on Section 6.1 of the Company Disclosure Letter, (y) expressly provided herein or (z) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business only in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its and its Subsidiaries' business organization and preserve its relationships with material customers, clients, suppliers and others having material business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Parent (such consent, except with respect to clauses (a), (b), (c), (e), (f), (g), (h), (i), (j), (k), (o), (p) or, solely to the extent relating to the foregoing, (r) below, not to be unreasonably withheld, conditioned or delayed) except as otherwise expressly provided in Section 6.1 of the Company Disclosure Letter or in this Agreement:

          (a)   except as contemplated by Section 2.1, amend the Amended and Restated Certificate of Incorporation, as amended or Bylaws of the Company or comparable organizational documents of its Subsidiaries;

          (b)   declare, set aside or pay any dividend or other distribution payable in cash, securities or other property with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock (or other equity interests) or other securities of the Company or any of its Subsidiaries, other than the making of a dividend or other distribution by a wholly-owned Subsidiary to another wholly-owned Subsidiary or to the Company; provided, that the Company may repurchase unvested shares of restricted Company Common Stock upon the termination of employment of the holder thereof to the extent contractually obligated to do so;

          (c)   except as contemplated by Sections 2.1 and 3.1, issue or sell, or authorize the issuance or sale of any shares of capital stock (whether unrestricted or restricted) or other securities (equity or debt) of the Company or any of its Subsidiaries, or issue or sell, or authorize the issuance or sale of any securities (equity or debt) convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any of the foregoing, or make any other material change in the capital structure of the Company and its Subsidiaries, except for the issuance by the Company of shares of Company Common Stock pursuant to the terms of any Options or other securities convertible into or exchangeable or exercisable for Company Common Stock outstanding on the date hereof and disclosed in Section 4.2(a) of the Company Disclosure Letter;

          (d)   except as contemplated by the Company's budget, a copy of which has been provided to Parent prior to the date hereof, make (or commit to make), or enter into any Contracts (or any amendments, modifications, supplements or replacements to existing Contracts to which the Company or any of its Subsidiaries is a party) to be performed relating to the making of any capital expenditure in excess of $1 million, or in the aggregate for capital expenditures with a value in excess of $3 million;

          (e)   acquire, by merging or consolidating with, by purchasing an equity interest in or by purchasing all or a portion of the assets of, any business or Person, in each case which are material to the Company and its Subsidiaries, taken as a whole, other than (A) non-taxable transfers by or among the Company and its Subsidiaries or between the Company's Subsidiaries, and (B) acquisitions of equipment, inventories and supplies in the ordinary course of business consistent with past practice;

          (f)    transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, subject to any Lien (other than a Permitted Lien) any of its properties or assets, in each case which are material to the Company and its Subsidiaries, taken as a whole, except (i) pursuant to existing Contracts and commitments described in Section 6.1(f) of the Company Disclosure Letter, (ii) non-taxable transfers between the Company and its Subsidiaries or between the Company's Subsidiaries, (iii) dispositions of excess or obsolete assets in the ordinary course of business consistent with past practice, and (iv) leases, licenses or sales of the Company's software or other assets in the ordinary course of business consistent with past practice;

          (g)   except to the extent required under existing employee and director benefit plans, agreements or arrangements in effect as of the date hereof or required by applicable Law, (i) increase the compensation or fringe benefits of any of its directors, officers or employees (except for increases to employees who are not officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice) or grant severance or termination pay not currently required to be paid under existing severance plans, policies or arrangements unless as agreed between the Parties (such agreement not to be unreasonably withheld), any such payments to include, but not limited to, appropriate stay bonus and/or other similar consideration, (ii) enter into, amend, modify, supplement or replace any employment, benefit, consulting or severance agreement, policy or arrangement with any present or former director, officer or other employee of the Company or any of its Subsidiaries, (iii) hire any employee other than (A) any new employee who is hired to replace any current employee whose employment with the Company or any of its Subsidiaries is terminated for any reason (with such replacement employee receiving substantially similar or lesser compensation and benefits as such terminated employee) and (B) any new employee who does not replace any current employee pursuant to clause (A) above whose reasonably anticipated annual base salary and bonus will not exceed $200,000 individually or $2.0 million in the aggregate among all such new employees hired pursuant to this clause (B), (iv) establish, adopt, enter into or, except to the extent necessary to retain favorable Tax treatment or avoid adverse Tax treatment, amend, modify, supplement, replace or terminate any bonus, profit sharing, thrift, compensation, stock option, restricted stock, benefit, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the collective benefit of any directors, officers or employees, (v) make any loans or advances to any present or former director, officer or employee of the Company or its Subsidiaries, except in the ordinary course consistent with past practice, or (vi) grant any equity or equity-based awards to any Person;

          (h)   except as may be required by applicable Law, GAAP or SEC rules and regulations, make any material changes in any of its accounting practices, policies or procedures or any of its methods of reporting income, deductions or other items for income Tax purposes;

          (i)    except as contemplated by Sections 2.1 and 3.1, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or any agreement relating to an Acquisition Proposal, except as expressly permitted by Section 6.3;

          (j)    incur or assume any Indebtedness, enter into any agreement to incur or assume any Indebtedness, or guarantee or agree to guarantee, any such Indebtedness, other than (i) in the ordinary course of business consistent with past practice under the Company's senior secured credit facility in effect as of the date of this Agreement or (ii) incurrences that constitute refinancing of existing obligations on terms no less favorable to the Company or its Subsidiaries than existing terms;

          (k)   except as provided by this Agreement, under any existing Benefit Plans, agreements or arrangements in effect as of the date hereof or as required by applicable Law, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, restricted stock, insurance or other compensation or benefits;

          (l)    pay, discharge, settle or satisfy any material claims, litigation, liabilities or obligations, other than (i) the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice of (A) liabilities reflected or reserved against in the Company's January 31, 2006 balance sheet included in the Company SEC Documents, or (B) liabilities (other than material litigation) subsequently incurred in the ordinary course of business consistent with past practice, and (ii) claims, litigation, liabilities or obligations that in the aggregate do not exceed $3 million;

          (m)  plan, announce, implement or effectuate any material reduction in force, lay-off, early retirement program, severance program or other program concerning the termination of employment of employees of the Company or its Subsidiaries, other than routine employee terminations in the ordinary course of business consistent with past practice;

          (n)   take any action or omit to take any action which (i) constitutes a violation of any Company Permit, which violations would result or would reasonably be likely to result, individually or in the aggregate, in the modification, suspension, cancellation, termination of any one or more Company Permits, or (ii) would (or would reasonably be likely to) materially impede, delay, hinder or make more burdensome for the Surviving Corporation or Parent to obtain and maintain all material authorizations, approvals, consents or orders from any Governmental Entity or other third party necessary or required to maintain the Company Permits in effect as of the date hereof;

          (o)   enter into any new material line of business or enter into any agreement that restrains, limits or impedes the Company's or any of its Subsidiaries' ability to compete with or conduct any business or line of business;

          (p)   (i) file or cause to be filed any materially amended Tax Returns or claims for refund, (ii) make or rescind any material Tax election or otherwise fail to prepare all Tax Returns in a manner which is consistent with the past practices of the Company and each Subsidiary of the Company, as the case may be, with respect to the treatment of items on such Tax Returns except to the extent that any inconsistency (A) would not materially increase Parent's, the Company's or any of the Company's Subsidiaries' liability for Taxes for any period, or (B) is required by Law, (iii) incur any material liability for Taxes other than in the ordinary course of business, or (iv) enter into any settlement or closing agreement with a taxing authority that materially increases or would reasonably be likely to materially increase the Tax liability of the Company or any of its Subsidiaries for any period;

          (q)   fail to maintain with current or other financially responsible insurance companies insurance on its assets, tangible and intangible, and its businesses in such amounts and against such risks and losses as are consistent with past practice; or

          (r)   authorize, agree or commit to take any of the foregoing actions.

        Section 6.2    Confidentiality.    The Parties acknowledge that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein or pursuant hereto.

        Section 6.3    No Solicitation of Other Offers.

          (a)   The Company and its Subsidiaries shall not, and the Company shall use reasonable best efforts to ensure that its Representatives shall not, (i) directly or indirectly, initiate or solicit or knowingly encourage or facilitate any Acquisition Proposal, or (ii) directly or indirectly, engage in or continue any negotiations or discussions concerning, or provide any information or data to, any Person relating to an Acquisition Proposal or execute or enter into any agreement, understanding, letter of intent or arrangement with respect to any Acquisition Proposal (other than a confidentiality agreement described below). Subject to Section 6.3(b), neither the Company nor the Company's Board of Directors or any committee thereof shall recommend to the Company Stockholders any Acquisition Proposal or approve any agreement with respect to an Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or the Company's Board of Directors or any committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Company Stockholders) or from making any legally required disclosure to the Company Stockholders with regard to an Acquisition Proposal (provided that neither the Company nor the Company Board may recommend any Acquisition Proposal unless permitted by Section 6.3(b) below and the Company may not fail to include or make, or withdraw, modify or change in a manner adverse to Parent all or any portion of, the recommendation to the Company Stockholders contemplated by Section 6.5 unless permitted by the terms hereof or by applicable Law), or (ii) (A) providing access to its properties, books and records and providing information or data in response to a request therefor by a Person who has made an unsolicited Acquisition Proposal if the Company's Board of Directors or any committee thereof receives from the Person so requesting such information an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision), or (B) engaging in any negotiations or discussions with any Person who has made an unsolicited Acquisition Proposal, if and only to the extent that prior to taking any of the actions set forth in clauses (A) or (B) of clause (ii), (x) the Company's Board of Directors shall have determined in good faith that such Acquisition Proposal constitutes or will result in, or is reasonably likely to result in, a Superior Proposal from the party that made the applicable Acquisition Proposal, and (y) the Company shall have informed Parent promptly following (and in no event later than twenty-four hours after) the taking by it of any such action.

          (b)   Notwithstanding anything in this Section 6.3 to the contrary, if the Company's Board of Directors determines in good faith, in response to an Acquisition Proposal, that such proposal is a Superior Proposal, the Company may terminate this Agreement and/or the Company's Board of Directors, based upon the recommendation of a special committee appointed by the Company's Board of Directors, may approve or recommend such Superior Proposal to the Company Stockholders, and immediately prior to or concurrently with the termination of this, Agreement enter into any agreement, understanding, letter of intent or arrangement with respect to such Superior Proposal, as applicable; provided, however, that the Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless concurrently with such termination pursuant to this Section 6.3(b) the Company pays to Parent the Company Termination Fees payable pursuant to Section 8.3.

          (c)   The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company also shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each Person, if any, that has heretofore executed a confidentiality agreement within the twelve months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal return or destroy all confidential information or data heretofore furnished to it by or on behalf of the Company.

          (d)   The Company shall promptly (and in no event later than twenty-four hours) notify (which notice shall be provided orally and in writing and shall identify the Person making the Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal and set forth in reasonable detail its material terms and conditions) Parent after receipt of an Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal and thereafter shall keep Parent fully informed of the status and material terms and conditions of such Acquisition Proposal. The Company shall make available to Parent (to the extent it has not already done so) all material non-public information made available to any Person making an Acquisition Proposal at substantially the same time as it provides it to such other Person.

          (e)   Prior to taking any of the actions referred to in Section 6.3(a), the Company shall promptly (but in any event within twenty-four hours) notify Parent orally and in writing of any action it proposes to take with respect to such Acquisition Proposal. After taking any such action, the Company shall promptly advise Parent orally and in writing of the status of such action as developments arise or as requested by Parent. Without limiting the foregoing, at least three business days prior to taking any of the actions referred to in Section 6.3(b), the Company shall notify Parent of any such action it proposes to take and, during such three business day period, the Company's Board of Directors shall negotiate in good faith with Parent with respect to any revised proposal to acquire the Company Common Stock that Parent may make during such three business day period.

          (f)    From the date of this Agreement, until the earlier of the Effective Date or the date that this Agreement is terminated in accordance with Article VIII, the Company shall not terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which the Company is a party (other than involving Parent or its Affiliates). During such period, the Company agrees to use commercially reasonable efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including, but not limited to, seeking injunctions to prevent any breaches of such agreements or to enforce specifically the terms and provisions thereof in a court in the United States or any state thereof having jurisdiction.

        Section 6.4    Access to Information.    From the date of this Agreement, until the earlier of the Effective Date or the date that this Agreement is terminated in accordance with Article VIII, and subject to the requirements of applicable Law, the Company shall, and shall cause each of its Subsidiaries, and shall use its commercially reasonable efforts to cause each of their respective Representatives, to give Parent and its Representatives reasonable access, upon reasonable notice and during the Company's normal business hours, to the offices and other facilities, to the senior officers, and to the books and records of the Company and each of its Subsidiaries, except to the extent any such disclosure to Parent and its Representatives would reasonably be expected to result in a waiver of the privilege attached to attorney-client communications (including work product). Parent and Merger Subsidiary, and their Affiliates and Representatives will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties to consummate the Transactions.

        Section 6.5    Special Meeting.    As promptly as practicable after the execution and delivery of this Agreement, the Company, acting through its Board of Directors, shall, in accordance with applicable Law, duly call, give notice of, convene and hold the Special Meeting, which meeting shall be held as promptly as practicable following the preparation and mailing of the Proxy Statement, and at such Special Meeting, submit this Agreement for adoption by the Company Stockholders. Subject to Section 6.3(b), the Company shall use its reasonable best efforts to obtain the necessary adoption of this Agreement by the Company Stockholders, and, subject to Section 6.3(b), the Board of Directors of the Company shall recommend that the Company Stockholders vote in favor of the adoption of this

Agreement at the Special Meeting, and, subject to Section 6.3(b), the Company agrees that it shall include in the Proxy Statement such recommendation of the Board of Directors of the Company that the Company Stockholders adopt this Agreement; provided, however, that if the Company's Board of Directors determines in good faith, after consultation with its outside counsel, that any of the foregoing actions would be inconsistent with their fiduciary duties under applicable Law, the Company's Board of Directors may fail to take any such actions and/or, prior to the adoption of this Agreement by the Company Stockholders, may modify or change all or any portion of the recommendation to the Company Stockholders set forth in this Section 6.5.

        Section 6.6    Proxy Statement.    As promptly as practicable after the execution and delivery of this Agreement, the Company shall:

          (a)   prepare and, after consultation with and review by Parent and its outside counsel (which review shall not be unreasonably delayed), file with the SEC a preliminary proxy statement relating to the Transactions and this Agreement and use its reasonable best efforts (i) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with and review by Parent (which review shall not be unreasonably delayed), to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and promptly cause the Proxy Statement to be mailed to its stockholders and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy material and, if required in connection therewith, resolicit proxies; provided, that no such amended or supplemental proxy material will be mailed by the Company without consultation with and review by Parent and its outside counsel (which review shall not be unreasonably withheld, conditioned or delayed) and (ii) subject to Section 6.3(b), to obtain the necessary approvals of this Agreement and the Transactions by the Company Stockholders;

          (b)   promptly notify Parent of the receipt of the comments of the SEC and of any request from the SEC for amendments or supplements to the preliminary proxy statement or the Proxy Statement or for additional information, and promptly supply Parent and its outside counsel with copies of all written correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the preliminary proxy statement, the Proxy Statement or the Transactions;

          (c)   promptly inform Parent and its outside counsel if at any time prior to the Special Meeting any event should occur that is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement, in which case, the Company, with the cooperation of and in consultation with, Parent and its outside counsel, will, upon learning of such event, promptly prepare and mail such amendment or supplement; and

          (d)   it is expressly understood and agreed that (i) Parent, Merger Subsidiary and the Company will cooperate with each other in connection with all aspects of the preparation, filing and clearance by the SEC of the Proxy Statement (including the preliminary proxy statement and any and all amendments or supplements thereto), (ii) the Company shall give Parent and its outside counsel the opportunity to review and comment on the Proxy Statement prior to it being filed with the SEC and shall give Parent and its outside counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC and each of the Company and Parent agrees to use its commercially reasonable efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC, and (iii) to the extent practicable and desired by Parent, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions (provided, that in the event that such participation by Parent is not practicable or desired by Parent, the Company shall promptly inform Parent and its counsel of the content of all such communications and the participants involved therein).

        Section 6.7    Cooperation.    Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Subsidiary shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions (including the satisfaction of the respective conditions set forth in Article VII), and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws, rules and regulations to consummate and make effective the Transactions. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Subsidiary shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their commercially reasonable efforts to promptly:

          (a)   make any and all filings, recordations, declarations or registrations with, obtain any and all licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of, give any and all notices to, take reasonable steps to avoid an Action or Proceeding by, any and all Governmental Entities (including all filings under the HSR Act) and parties to contracts with the Company and its Subsidiaries, in each case prior to the Closing Date, as are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions; it being understood and agreed that:

            (i)    the Company and its Subsidiaries shall use their commercially reasonable efforts to cooperate with Parent in any manner reasonably requested by Parent in connection with obtaining at or prior to the Closing all Required Merger Consents. In connection with the foregoing, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make (or commit to make) any payment or otherwise provide (or commit to provide) any value or benefit to any Person in connection with obtaining any Required Merger Consent (except as may be required by the express terms of the respective Company Material Contracts as in effect on the date hereof);

            (ii)   each of the Parties shall expeditiously give and make any and all notices and reports required to be made by such Party to the appropriate Persons with respect to Company Permits and each of the Parties shall, prior to the Effective Time, use its commercially reasonable efforts to cooperate with the other in any manner reasonably requested by the other in connection with obtaining at or prior to the Closing the regulatory approvals or consents as may be required by any Governmental Entities in order to obtain and maintain in effect at all times following the Effective Time all Company Permits and other Governmental Approvals necessary to maintain continuity of its relationships with material customers and clients. Without limiting the foregoing, each of the Parties shall, to the extent necessary of such Party, (A) duly and promptly file and process any and all applications necessary to obtain all required regulatory approvals or consents as a result of the consummation of the Transactions, including the amendment of any and all documents required to be amended with respect to the existing licensees under the Company Permits, and (B) duly and promptly file with all appropriate Governmental Entities, and thereafter duly process renewal applications for all of the Company's licensed Subsidiaries whose licenses will expire during the period from the date of this Agreement and until all of the respective applications shall have been approved; and

            (iii)  the Company and its Board of Directors shall, if any "fair price", "moratorium", "control share acquisition", "business combination" or other state takeover statute or similar statute, rule or regulation becomes applicable to this Agreement or the Transactions, take all action within its power, to the extent allowed under applicable Law, to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize or, if possible, eliminate the effect of such statute, rule or regulation on the Transactions.

          (b)   reasonably cooperate in connection with the defense of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the Transactions (including with respect to any stay or temporary restraining order entered by any court or other Governmental Entity), it being understood and agreed that the Company shall promptly notify Parent of any litigation or threatened litigation (including any stockholder litigation), other than where Parent is the adverse party, against the Company and/or its directors relating to any of the Transactions and the Company shall give Parent the opportunity to participate in the defense or settlement of any such litigation; and

          (c)   provide, and cause their Representatives to provide, all reasonable cooperation in connection with the arrangement of any financing to be obtained by Parent and its Affiliates or the Surviving Corporation in connection with the Transactions (the "Financing") including, without limitation, (i) promptly providing to Parent's financing sources all material financial information in their possession with respect to the Company and the Transactions as reasonably requested by Parent or Parent's financing sources, including, but not limited to, information and projections prepared by the Company relating to the Company and the Transactions, and any financial statements and financial data of type and form customarily included in private placements under Rule 144A of the Securities Act, (ii) making the Company's officers and other Representatives reasonably available to Parent's financing sources in connection with such Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing, including, without limitation, presentations to rating agencies and (iii) reasonably assisting in the preparation of one or more appropriate offering documents and assisting Parent's financing sources in preparing other appropriate marketing materials, in each case to be used in connection with the Financing;

          (d)   work together in good faith to assist in the preparation of a transition plan to be developed by Parent for the integration of the respective businesses of Parent and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, which would be implemented as soon as reasonably practicable on or after the Closing Date, and the Company shall provide, and cause its Representatives to provide any and all reasonable assistance to Parent and its Representatives in furtherance thereof and take all commercially reasonable actions requested by Parent in furtherance thereof; and

          (e)   execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

        Section 6.8    Public Disclosure.    The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent and each of the Company and Parent shall consult with, and obtain the consent of, the other Party (which shall not be unreasonably withheld, conditioned or delayed) before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to consulting with and obtaining the prior consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed); provided, that a Party may, without consulting with or obtaining the prior consent of the other Party, issue such press release or make such public statement as may be required by applicable Law or by any listing agreement with a national securities exchange or automated quotation system to which Parent (or an Affiliate thereof) or the Company, as the case may be, is a party, if such Party has used commercially reasonable efforts to consult with the other Party and to obtain such other Party's consent, but has been unable to do so in a timely manner.

        Section 6.9    Notification of Certain Matters.    The Company shall give prompt written notice to Parent and Parent shall give prompt written notice to the Company, of (a) the occurrence or non-occurrence of any event known to such Party, the occurrence or non-occurrence of which has resulted in, or is reasonably likely to result in, any representation or warranty set forth in this Agreement made by such Party to be untrue or inaccurate (taking into account any materiality qualification, to the extent applicable) which would cause the failure of either of the conditions set forth in Sections 7.2(a) or 7.3(a) to be satisfied, (b) any failure by such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder which would cause the failure of either of the conditions set forth in Sections 7.2(a) or 7.3(a) to be satisfied, or (c) any action, suit, proceeding, inquiry or investigation pending or, to the Knowledge of such Party, threatened which questions or challenges or relates to this Agreement or the consummation of any of the Transactions; provided, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice and that no such notification shall modify the representations or warranties of any Party or the conditions to the obligations of any Party hereunder.

        Section 6.10    Subsequent Filings.    Until the Effective Time, the Company will timely file with the SEC each Subsequent Filing required to be filed by the Company and will promptly deliver to Parent and Merger Subsidiary copies of each such Subsequent Filing. Each of the audited consolidated financial statements and unaudited interim financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Subsequent Filings shall be prepared from, and shall be in accordance with, the books and records of the Company and its consolidated Subsidiaries, shall comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, shall be prepared in accordance with GAAP (except as may be indicated in the notes thereto and in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) and shall fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries at the dates and for the periods covered thereby except that the unaudited interim financial statements will be subject to normal and recurring year-end adjustments which will not be expected to be material in amount.

        Section 6.11    Communication to Employees.    The Company and Parent will cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written or oral communications or disclosure to employees of the Company or any of its Subsidiaries with respect to the Transactions.

        Section 6.12    Indemnification of Officers and Directors; Exculpation.

          (a)   Without limiting any additional rights that any officer or director may have under any Benefit Plan, the Company's Amended and Restated Certificate of Incorporation, as amended, or Bylaws, or any indemnification agreement between the Company and its directors and officers in effect as of the date hereof, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer or director of the Company or any of its Subsidiaries (each, an "Indemnified Party" and, collectively, the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Effective Time (including, to the extent indemnifiable thereunder, this Agreement and the Transactions (including, without limitation, pursuant to Section 6.16 hereof)), or taken by them at the request of the Company or any Subsidiary of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law for a period of six years from the Effective Time. Each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided, however, that any Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim and in which indemnification could be sought by such Indemnified Party hereunder, without the consent of such Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim.

          (b)   The certificate of incorporation and bylaws of the Surviving Corporation (or any successor to the Surviving Corporation) will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Amended and Restated Certificate of Incorporation, as amended, and Bylaws of the Company as in effect on the date hereof, which provisions will not, except as required by applicable Law, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Party unless the Surviving Corporation (or any successor to the Surviving Corporation) provides other assurance sufficient to ensure the continued exculpation, indemnification and advancement of expenses of the Indemnified Parties for six years to the fullest extent of the law as provided in such Amended and Restated Certificate of Incorporation, as amended, and Bylaws prior to any such amendment, repeal or modification.

          (c)   Prior to the Effective Time, the Company shall (and if it is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to) obtain and fully pay for "tail" insurance policies with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as the Company's existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided that the Company shall use commercially reasonable efforts to minimize the cost of such "tail" insurance policy (it being understood that the Company shall not be required to accept a reduction in the quality of the insurer providing such policy or the scope of the coverage of such policy as compared to the Company's existing insurer and policy); and provided, further, that the cost of such "tail" insurance policy shall not exceed 300% of the current annual premiums paid by the Company for such insurance (the "D&O Cap"). If the Company and the Surviving Corporation cannot obtain such "tail" insurance policies as of the Effective Time for less than the D&O Cap, the Company and the Surviving Corporation shall obtain a "tail" insurance policy providing benefits and levels of coverage that are available for the amount of the D&O Cap. The Surviving Corporation shall honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries set forth in Section 6.12(c) of the Company Disclosure Letter.

          (d)   Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party or any other party covered by directors' and officers' liability insurance, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.12 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

          (e)   This Section 6.12 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other

  Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 6.12. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Parent and Merger Subsidiary shall pay all reasonable, documented out-of-pocket expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.12.

        Section 6.13    Employee Benefits.    The employees of the Company and its Subsidiaries (the "Retained Employees") shall, to the extent permitted by any underlying insurance carrier or service provider, be provided credit for all service with the Company or its Subsidiaries to the same extent as such service was credited for such purpose by the Company or its Subsidiaries, under all benefit plans of Parent or the Surviving Corporation for purposes of eligibility, vesting and benefit accrual. The Surviving Corporation shall give credit to each Retained Employee for earned but unused vacation and accrued vacation. From and after the Effective Time, Parent or the Surviving Corporation shall (i) use commercially reasonable efforts to cause any pre-existing conditions or limitations, actively-at-work requirements and eligibility waiting periods (to the extent that such waiting periods would be applicable) under any group health plan of the Surviving Corporation or Parent to be waived with respect to Retained Employees and their dependents, and (ii) give each Retained Employees credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made. This Section 6.13 is not intended to confer upon any person other than the Parties any rights or remedies.

        Section 6.14    Modification of Debt Commitment Letter.    Parent shall promptly forward to the Company a copy of all credit documentation (excluding any fee letters which, by their terms, are confidential) prepared pursuant to the Debt Commitment Letter. From and after the date hereof until the Closing, Parent shall not amend, modify or supplement, or permit the amendment, modification or supplementation of, the Debt Commitment Letter in a manner that would materially impair, delay or prevent the consummation of the Transactions without the Company's prior written consent. Parent shall use its reasonable best efforts to (a) satisfy on a timely basis all material terms, conditions, representations and warranties applicable to Parent set forth in the Debt Commitment Letter; (b) negotiate definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter or on other terms acceptable to Parent and not in violation of this Section 6.14; and (c) enforce its rights under the Debt Commitment Letter. Parent shall furnish correct and complete copies of all such definitive agreements (excluding any fee letters which, by their terms, are confidential) to the Company promptly upon their execution. If any portion of the Debt Financing becomes unavailable on the terms and conditions described above, Parent shall use its reasonable best efforts to obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions (on terms and conditions that are no less favorable from the standpoint of the Company than the terms and conditions as set forth in the Debt Commitment Letter). Parent and Merger Subsidiary shall keep the Company promptly apprised of material developments of which Parent and Merger Subsidiary become aware relating to the Debt Financing, including any breach by any party or any termination of the Debt Commitment Letter or any other document relating to the Debt Financing.

        Section 6.15    Conveyance Taxes.    The Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable by the Company or any of its Subsidiaries in connection with the Transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time, and the Party incurring such Taxes and fees shall be solely responsible for paying any such Taxes and fees.

        Section 6.16    Company 401(k) Plan.    At Parent's request, immediately prior to the Effective Time, the Company's Board of Directors shall adopt resolutions terminating the Company's 401(k) Plan (the "401(k) Plan") effective immediately prior to the Effective Time. Following the Effective Time, the Retained Employees shall be entitled to participate in the 401(k) plan sponsored by Parent.

        Section 6.17    Freely Available Cash.    The Company shall use commercially reasonable efforts, subject to Section 6.1 above, to maximize the amount of Freely Available Cash for use in connection with the consummation of the Merger.

ARTICLE VII

CONDITIONS TO EFFECT THE TRANSACTIONS

        Section 7.1    Conditions to Each Party's Obligation to Effect the Transactions.    The respective obligations of each Party to this Agreement to effect the Transactions shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following conditions:

          (a)    Stockholder Approval.    This Agreement shall have been duly adopted by the requisite affirmative vote of the Company Stockholders in accordance with applicable Law and the Amended and Restated Certificate of Incorporation, as amended, and Bylaws of the Company.

          (b)    Governmental Approvals.    (i) All waiting periods (and any extension thereof) under the HSR Act relating to the Transactions will have expired or terminated early and (ii) all other approvals in respect of any similar merger control or competition clearance Law of any jurisdiction relating to the Transactions will have been obtained, except to the extent that the failure to obtain any such approvals pursuant to this clause (ii) would not be materially adverse to the Company and its Subsidiaries, taken as a whole.

          (c)    No Restraints.    There shall be no preliminary or permanent order or injunction of a court or other Governmental Entity of competent jurisdiction precluding, restraining, enjoining or prohibiting consummation of the Transactions and there shall not be instituted or pending any Action or Proceeding by any Governmental Entity seeking to preclude, restrain, enjoin or prohibit consummation of the Transactions.

          (d)    Illegality.    There shall have been no action taken, or statute, rule, regulation, judgment or executive order promulgated, entered, enforced, enacted, issued or deemed applicable to the Transactions by any Governmental Entity that prohibits or makes illegal the consummation of the Transactions.

        Section 7.2    Conditions to Parent's and Merger Subsidiary's Obligation to Effect the Transactions.    The obligation of Parent and Merger Subsidiary to effect the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent or Merger Subsidiary to the extent permitted by applicable Law:

          (a)    Performance of Obligations; Representations and Warranties.    (i) The Company shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, (ii) each of the representations and warranties of the Company contained in this Agreement (other than the Identified Company Representations) shall be true and correct in all respects (and with respect to representations and warranties that are qualified by materiality or Company Material Adverse Effect, disregarding any such qualifications) on the date hereof and as of the Effective Time as if made on and as of such dates (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) unless, with respect to any failure of a representation or warranty (other than an Identified Company Representation) to be true and correct as of the date hereof and as of the Effective Time (or such certain date), such failure, together with all other failures, would not result or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, (iii) each of the Identified Company Representations shall be true and correct in all respects on the date hereof and as of the Effective Time as if made on and as of such dates (other than Identified Company Representations which address matters only as of a certain date, which shall be true and correct as of such certain date) unless, with respect to any unintentional failure of an Identified Company Representation to be true and correct as of the date hereof and as of the Effective Time (or such certain date), such failure, together with all other failures, would not be reasonably expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates of more than $10 million in the aggregate and (iv) Parent shall have received a certificate signed on behalf of the Company by an executive officer thereof to such effect.

          (b)    No Litigation.    There shall not be instituted, pending or threatened any Action or Proceeding by any Governmental Entity (i) seeking to restrain or prohibit the making or consummation of the Transactions or seeking to obtain from the Company, Parent or Merger Subsidiary or any of their respective Subsidiaries or Affiliates any damages that are material in relation to the Company and the Company's Subsidiaries taken as whole, or (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or Affiliates, or to compel the Company, Parent or any of their respective Subsidiaries or Affiliates to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or Affiliates, as a result of the Transactions. No requirement of Law shall have been issued, enacted, enabled, promulgated or enforced by any Governmental Entity which would reasonably be expected to result in a Company Material Adverse Effect.

          (c)   Company Material Adverse Effect.    There shall not have occurred any event that has resulted, or which would reasonably be expected to result, in a Company Material Adverse Effect.

          (d)   Dissenters.    The holders of not more than 10% of the outstanding Company Common Stock shall have demanded appraisal of such shares in accordance with the DGCL.

        Section 7.3    Conditions to the Company's Obligation to Effect the Transactions.    The obligation of the Company to effect the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable Law:

          (a)   Performance of Obligations; Representations and Warranties.    (i) Each of Parent and Merger Subsidiary shall have performed in all material respects each of their respective covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, (ii) each of the representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true and correct in all respects (and with respect to representations and warranties that are qualified by materiality or material adverse effect, disregarding any such qualifications) on the date hereof and as of the Effective Time as if made on and as of such dates (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), unless, with respect to any failure of a representation or warranty to be true and correct as of the date hereof and the Effective Time (or such certain date), such failure, together with all other failures, would not result in or would not reasonably be expected to result, individually or in the aggregate, in a material adverse effect on the ability of Parent or Merger Subsidiary to duly perform their respective obligations under this Agreement or to consummate the Transactions on a timely basis, and (iii) the Company shall have received a certificate signed on behalf of Parent and Merger Subsidiary by an executive officer thereof to such effect.

ARTICLE VIII
TERMINATION

        Section 8.1    Termination.    This Agreement may be terminated and the Transactions may be abandoned, whether before or after the adoption of this Agreement by the Company Stockholders (except as otherwise provided below) at any time prior to the earlier to occur of (a) the Effective Time or (b) the satisfaction or waiver of each closing condition set forth in Sections 7.1, 7.2 and 7.3, by written notice by the terminating Party to the other Parties, as follows:

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company, if the Transactions shall not have been consummated on or prior to 180 days after the signing of this Agreement (or such later date as may be agreed to in writing by Parent and the Company) (as the same may be extended from time to time as contemplated below, the "Termination Date"); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose material failure to fulfill any of its obligations under this Agreement has been the principal cause of the failure of the Transactions to have been consummated;

          (c)   by either Parent or the Company, if a Governmental Entity or court of competent jurisdiction shall have issued a non-appealable final order, decree or ruling or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions; provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in such order, decree ruling or action;

          (d)   by either Parent or the Company, if at the Special Meeting (including any adjournment or postponement thereof permitted by this Agreement), the requisite vote of the Company Stockholders adopting this Agreement shall not have been obtained upon a vote taken thereof;

          (e)   by Parent, if (i) the Company shall have (A) withdrawn, modified or amended, or publicly proposed to withdraw, modify or amend, in a manner adverse to Parent or Merger Subsidiary, the adoption of this Agreement or any of the Transactions or its recommendation that the Company Stockholders vote in favor of the adoption of this Agreement at the Special Meeting, or (B) approved or recommended or entered into any agreement, arrangement or understanding (other than confidentiality agreements permitted pursuant to Section 6.3(a)) with respect to, any Acquisition Proposal, (ii) the Company's Board of Directors or any committee thereof shall have resolved to take any of the actions set forth in preceding subclause (i), or (iii) an offer constituting an Acquisition Proposal is made and the Board of Directors of the Company recommends acceptance of such offer by the Company Stockholders;

          (f)    by the Company, prior to the adoption of this Agreement by the Company Stockholders, if a Superior Proposal is received by the Company and the Board of Directors of the Company reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that the termination of this Agreement and entry into an agreement to effect the Superior Proposal is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable Law; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(f) if (i) such Superior Proposal resulted from a breach of its obligations under Section 6.3, and (ii) (A) until three Business Days have elapsed following delivery to Parent of a written notice of such proposed determination by the Board of Directors of the Company and during such three Business Day period the Company has negotiated in good faith and cooperated with Parent (including informing Parent of the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal), (B) at the end of such three Business Day period, the Board of Directors of the Company continues to believe in good faith that the Acquisition Proposal continues to constitute a Superior Proposal (after taking into consideration any proposed changes to the terms of this Agreement by Parent after the receipt of written notice), and the Board of Directors of the Company continues to reasonably determine in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would be inconsistent with its fiduciary duties under applicable Law, and (C) (1) prior to or substantially simultaneously with such termination, Parent has received all fees and expense reimbursements set forth in Section 8.3 by wire transfer in same day funds, and (2) simultaneously or substantially simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal;

          (g)   by Parent, if there shall have been a material breach by the Company of any provision of Section 6.3(a);

          (h)   by Parent, if any representation or warranty on the part of the Company set forth in this Agreement fails to continue to be true and correct or there has been a breach of or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement, which failure, breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) not to be satisfied, and (ii) either cannot be cured or has not been cured prior to the twentieth business day following receipt by the Company of written notice of such breach from Parent; or

          (i)    by the Company, if any representation or warranty on the part of Parent or Merger Subsidiary set forth in this Agreement fails to continue to be true and correct or there has been a breach of or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement, which failure, breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) not to be satisfied, and (ii) either cannot be cured or has not been cured prior to the twentieth business day following receipt by Parent of written notice of such breach from the Company.

The right of any Party to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party, any Person controlling any such Party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

        Section 8.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company, Merger Subsidiary, or their respective officers, directors, stockholders or Affiliates; provided, that the provisions of this Section 8.2, Section 8.3 and Article IX and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding any other provision in this Agreement to the contrary, the Parties agree that the payments contemplated by Sections 8.3(b), (c) and (d) represent the sole and exclusive remedy of the Parties and that, except for the payments expressly set forth in Sections 8.3(b), (c) and (d), none of the Parties or any of their respective Affiliates shall have any liability or obligation of any kind or nature whatsoever arising out of the termination of this Agreement, any breach by any Party giving rise to such termination, or the failure of the transactions contemplated by this Agreement to be consummated, whether arising in contract, tort or otherwise; provided, that no termination of this Agreement shall relieve any Party from liability for any breach of this Agreement; provided, further, that (i) none of Parent, Merger Subsidiary or any of their respective Affiliates shall be liable in connection with any such termination of this Agreement in an amount in excess of ten percent (10%) of the sum of the Cash Merger Consideration and the

Option Consideration (less any amounts paid by such Party pursuant to Section 8.3 below) and (ii) the Company shall not be liable in connection with any such termination of this Agreement in an amount in excess of six percent (6%) of the sum of the Cash Merger Consideration and the Option Consideration (less any amounts paid by such Party pursuant to Section 8.3 below).

        Section 8.3    Fees and Expenses; Termination Fees.

          (a)   Except as set forth in Section 8.2 and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated.

          (b)   In the event that this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(h) (and, in the case of a termination pursuant to Section 8.1(h), the breach giving rise to Parent's right to terminate this Agreement was either (i) a breach of a covenant or (ii) a willful and material breach of a representation or warranty), the Company shall pay Parent (by wire transfer of immediately available funds), concurrently with (and as a condition to) such termination in the event of a termination by the Company pursuant to Section 8.1(d) or within one Business Day following a termination of this Agreement pursuant to Section 8.1(h) or by Parent pursuant to Section 8.1(d), an amount equal to the Expenses of Parent, Merger Subsidiary and their respective Affiliates, not to exceed $3.5 million (the "Company Expense Reimbursement").

          (c)   In the event that (i) this Agreement is terminated by the Company pursuant to Section 8.1(f), by Parent pursuant to Section 8.1(e) or by the Company for any reason at any time after Parent becomes entitled to terminate this Agreement pursuant to Section 8.1(e), or (ii) (A) an Acquisition Proposal has been made, proposed, communicated or disclosed or a Person has indicated an intention (whether or not conditional) to make, propose, communicate or disclose an Acquisition Proposal, (B) solely with respect to a termination pursuant to Section 8.1(d), such Acquisition Proposal or indication of intention has been made publicly, (C) such Acquisition Proposal or indication of intention is not withdrawn at least three Business Days prior to the event giving rise to a right to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(h), (D) this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(h) and (E) solely with respect to a termination pursuant to Section 8.1(d), within twelve months following the date of such termination, the Company enters into any contract or agreement relating to, or consummates, any Acquisition Proposal, then in any such event Parent shall be entitled to receive from the Company, as liquidated damages and not as a penalty, an amount equal to four percent (4%) of the sum of the Cash Merger Consideration and the Option Consideration less the amount of the Company Expense Reimbursement, if any, actually paid pursuant to Section 8.3(b) (the "Company Termination Fees"). The Company Termination Fees shall be paid concurrently with (and as a condition to) any termination of this Agreement by the Company giving rise to the payment of such Company Termination Fees or within one Business Day following a termination of this Agreement by Parent giving rise to the payment of such Company Termination Fees.

          (d)   In the event that this Agreement is terminated (i) by the Company pursuant to Section 8.1(b) and, at the time of such termination, all of the conditions set forth in Article VII, other than such conditions that by their nature are to be satisfied at the Closing, have been satisfied, or (ii) by the Company pursuant to Section 8.1(i), then the Company shall be entitled to receive from Parent an amount equal to four percent (4%) of the sum of the Cash Merger Consideration and the Option Consideration (the "Parent Termination Fees"); provided, that the Parent Termination Fees shall be an amount equal to ten percent (10%) of the sum of the Cash Merger Consideration and the Option Consideration, as liquidated damages and not as a penalty, in the event that at the time of termination there has been a failure to receive the proceeds of the Debt Financing (or an alternative financing as contemplated by Section 6.14) to the extent such failure arose out of or resulted from an act, omission, change, event, development, circumstance or occurrence of or with respect to Parent or any of its Affiliates. The Parent Termination Fees shall be paid within one Business Day following a termination of this Agreement by the Company giving rise to the payment of such Parent Termination Fees.

          (e)   The Company and Parent acknowledge that the Company Termination Fees and the Parent Termination Fees provided for in this Section 8.3 is an integral part of the Transactions and not a penalty, and that, without the Company Termination Fees and the Parent Termination Fees provided for above, neither the Company, Parent nor Merger Subsidiary would enter into this Agreement.

        Section 8.4    Amendment.    To the extent permitted by applicable Law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Transactions by the Company Stockholders; provided, that after any such approval, no amendment shall be made that, by applicable Law, requires further approval by such Company Stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

        Section 8.5    Extension; Waiver.    At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX
MISCELLANEOUS

        Section 9.1    No Survival of Representations and Warranties.    The respective representations and warranties of the Company, on the one hand, and each of Parent and Merger Subsidiary, on the other hand, contained in this Agreement or in any document, certificate or instrument delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any Party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing, and thereafter none of the Company, Parent or Merger Subsidiary shall be under any liability whatsoever with respect to any such representation and warranty. This Section 9.1 shall have no effect upon any other obligations of the Parties, whether to be performed before or after the Effective Time.

        Section 9.2    Notices.    All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered when delivered in person, by overnight courier or telecopier to the respective Parties as follows:

(a)	if to Parent or Merger Subsidiary, to:
Magellan Holdings, Inc. 13560 Morris Road Alpharetta, GA 30004
	Attention:	Chief Executive Officer
	Telephone:	(678) 319-8554
	Facsimile:	(678) 319-7951

with a copy to:
Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, CA 94111
	Attention:	David Dominik Prescott Ashe
	Telephone:	(415) 627-4500
	Facsimile:	(415) 627-4501
and a copy to:
Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601-6636
	Attention:	Jeffrey C. Hammes, P.C. Gary M. Holihan, P.C.
	Telephone:	(312) 861-2000 (312) 861-2200
(b)	if to the Company, to:
SSA Global Technologies, Inc. 500 West Madison Chicago, Illinois 60661
	Attention:	Kirk Isaacson, Esq. Executive Vice President, General Counsel and Secretary
	Telephone:	312-258-6000
	Facsimile:	312-474-7500
Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022
	Attention:	Robert B. Loper, Esq. Richard A. Presutti, Esq.
	Facsimile:	212-593-5955

Any Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, facsimile or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties to this Agreement notice in the manner herein set forth.

        Section 9.3    Entire Agreement.    This Agreement (including the Company Disclosure Letter and the other documents and instruments referred to herein that are to be delivered at the Closing) and the Confidentiality Agreement, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter hereof.

        Section 9.4    No Third Party Beneficiaries.    Except for the provisions of Section 6.12, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto.

        Section 9.5    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, (a) to one or more of their Affiliates so long as it remains primarily obligated with respect to any such delegated obligation or (b) to its or its Affiliates' lenders as collateral security. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

        Section 9.6    Interpretation.    When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation".

        Section 9.7    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties.

        Section 9.8    Severability.    If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions are not effected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent.

        Section 9.9    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to its choice of law rules).

        Section 9.10    Submission to Jurisdiction.    Each Party hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at Law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be brought in any federal court of the State of Delaware or the Court of Chancery of the State of Delaware, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each Party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts, in the manner provided for notice in Section 9.2 or otherwise. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 9.10.

        Section 9.11    Remedies; Specific Performance.    The Parties acknowledge that money damages would not be an adequate remedy at Law if any Party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each Party, in addition to any other remedy to which it may be entitled at Law or in equity shall, subject to Section 9.10, be entitled to seek to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties hereto shall raise the defense that there is an adequate remedy at Law. No remedy shall be exclusive of any other remedy and all available remedies shall be cumulative.

        Section 9.12    Waiver of Jury Trial.    EACH OF PARENT, MERGER SUBSIDIARY, AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUBSIDIARY, OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

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        IN WITNESS WHEREOF, each of Parent, Merger Subsidiary and the Company has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

SSA GLOBAL TECHNOLOGIES, INC.
By:	/s/ KIRK ISAACSON Name: Kirk Isaacson Title: Executive Vice President, General Counsel and Secretary
GLOBETROT MERGER SUB, INC.
By:	/s/ C. JAMES SCHAPER Name: C. James Schaper Title: President
MAGELLAN HOLDINGS, INC.
By:	/s/ C. JAMES SCHAPER Name: C. James Schaper Title: President

Signature page to Merger Agreement

Schedule 1.1(a)

Michael Greenough—Chairman of the Board, President and Chief Executive Officer
Graeme Cooksley—Executive Vice President, Sales and Marketing
Stephen Earhart—Executive Vice President and Chief Financial Officer
Kirk Isaacson—Executive Vice President, General Counsel and Secretary

Schedule 1.1(b)

C. James Schaper—Chairman of the Board, President and Chief Executive Officer
Kevin Samuelson—Senior Vice President, Mergers & Acquisitions and Integration

Annex B

VOTING AGREEMENT

        This VOTING AGREEMENT (this "Agreement") is made and entered into as of May 14, 2006, by and among Magellan Holdings, Inc., a Georgia corporation ("Parent"), Globetrot Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), on the one hand, and each undersigned stockholder (each, a "Stockholder") of SSA Global Technologies, Inc., a Delaware corporation (the "Company"), on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

W I T N E S S E T H:

        WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of May 14, 2006, by and among Parent, Merger Sub and the Company (the "Merger Agreement"), Parent has agreed to acquire the outstanding capital stock of the Company pursuant to a statutory merger of Merger Sub with and into the Company in which outstanding shares of capital stock of the Company will be converted into the right to receive the Cash Merger Consideration;

        WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, each Stockholder has agreed to enter into this Agreement; and

        WHEREAS, each Stockholder is the record and legal owner of that number of shares of common stock, par value $0.01 per share ("Common Stock") of the Company set forth opposite such Stockholder's name on Exhibit A hereto (the "Shares") (such Shares, together with any New Shares (as defined in Section 1.2), being referred to herein as the "Subject Shares").

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

        1.    Agreement to Retain Subject Shares.

        1.1.  Prior to the Expiration Date (as defined below), each Stockholder agrees not to: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing, any or all of the Subject Shares or any right or interest therein ("Transfer"); (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Shares (other than the proxy contemplated in Section 3 herein); or (d) deposit any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Shares; provided, however, that notwithstanding the foregoing, from the date hereof until the Expiration Date, each Stockholder shall be permitted to Transfer its Subject Shares, or any interest or right therein, to any Affiliate of such Stockholder, provided that, in connection with any such Transfer, such Affiliate shall (x) execute a counterpart to this Agreement and grant a proxy to Parent in form substantially identical to that set forth in Section 3 below, and (y) agree in writing to hold such Subject Shares, or such interest or right therein, subject to the terms and conditions of this Agreement. As used herein, the term "Expiration Date" shall mean the earlier to occur of (x) the Effective Time, or (y) termination of the Merger Agreement in accordance with the terms thereof.

        1.2.  "New Shares" means:

          (a)   any shares of capital stock or voting securities of the Company that a Stockholder purchases or with respect to which such Stockholder otherwise acquires beneficial ownership (whether through the exercise of any options, warrants or other rights to purchase shares of

  Common Stock or otherwise) after the date of this Agreement and prior to the Expiration Date; and

          (b)   any shares of capital stock or voting securities of the Company that a Stockholder becomes the beneficial owner of as a result of any change in Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting the Common Stock.

        2.    Agreement to Vote Subject Shares and Take Certain Other Action.

        2.1.  Prior to the Expiration Date, at every meeting of the stockholders of the Company, however called, at which any of the following matters is considered or voted upon, and at every adjournment or postponement thereof, each Stockholder shall vote or cause to be voted its Subject Shares:

          (a)   in favor of adoption of the Merger Agreement and the transactions contemplated thereby;

          (b)   against approval of any proposal made in opposition to or competition with consummation of the Merger;

          (c)   against any Acquisition Proposal from any party other than Parent or an Affiliate of Parent;

          (d)   against any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, sale or transfer of a material amount of the assets or securities of the Company or any of its Subsidiaries (other than in connection with the Merger);

          (e)   against any amendment of the Company's Certificate of Incorporation or By-laws; and

          (f)    against any dissolution, liquidation or winding up of the Company.

        2.2.  Prior to the Expiration Date, each Stockholder, as the holder of the Subject Shares set forth opposite its name on Exhibit A hereto, shall be present, in person or by proxy, or, using Stockholder's best efforts and to the full extent legally permitted, attempt to cause the holder of record to be present, in person or by proxy, at all meetings of stockholders of the Company at which the matters referred to in Section 2.1 is to be voted upon so that all Subject Shares are counted for the purposes of determining the presence of a quorum at such meetings.

        2.3.  Between the date of this Agreement and the Expiration Date, each Stockholder agrees not to, and will not permit any entity under such Stockholder's control to, (a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below) or (b) initiate a stockholders' vote with respect to an Opposing Proposal or (c) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. For purposes of this Agreement, the term "Opposing Proposal" means any of the actions or proposals described in clauses (b) through (e) of Section 2.1, along with any proposal or action which would, or could reasonably be expected to, impede, frustrate, prevent, prohibit or discourage any of the transactions contemplated by the Merger Agreement; provided, however, that notwithstanding anything to the contrary contained herein, at any time prior to the Expiration Date, each Stockholder and its Representatives shall be permitted to participate in any discussions or negotiations with any Person regarding an Opposing Proposal to the extent that (x) such Stockholder's participation is requested by the Company, and (y) such discussions or negotiations, if conducted by the Company, would then be permitted under the terms of the Merger Agreement.

        2.4.  Notwithstanding anything else to the contrary set forth in this Agreement, nothing in this Agreement shall limit or restrict any Representative of any Stockholder from (a) taking any action in such Representative's capacity as a director of the Company, to the extent applicable, or (b) voting, in such Stockholder's sole discretion, on any matter other than the matters referred to in Section 2.1.

        3.    Grant of Irrevocable Proxy Coupled with an Interest.

        3.1.  Solely in the event of a failure by a Stockholder to act in accordance with its obligations as to voting pursuant to Section 2.1 of this Agreement, each such Stockholder hereby revokes any and all other proxies in respect of any Subject Shares and agrees that during the period commencing on the date hereof and ending on the Expiration Date, such Stockholder hereby irrevocably appoints Parent, Merger Sub or any individual designated by Parent or Merger Sub as such Stockholder's agent, attorney-in-fact and proxy (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote (or cause to be voted) the Subject Shares held of record by such Stockholder, in the manner set forth in Section 2.1, at any meeting of the stockholders of the Company, however called.

        3.2.  Each Stockholder acknowledges that the proxy set forth in this Section 3 is irrevocable until the Expiration Date, is coupled with an interest, and is granted in consideration of Parent and Merger Sub entering into the Merger Agreement.

        3.3.  The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of Stockholder's Subject Shares and a vote by Stockholder of Stockholder's Subject Shares.

        4.    Representations, Warranties and Covenants of Stockholder.    Each Stockholder, severally and not jointly, hereby represents, warrants and covenants to Parent as follows:

        4.1.  (a) Such Stockholder is the record owner of the Subject Shares; (b) the Subject Shares set forth opposite its name on Exhibit A hereto constitute such Stockholder's entire interest in the outstanding capital stock and voting securities of the Company as of the date hereof; (c) the Subject Shares are, and will be, at all times up until the Expiration Date, free and clear of any liens, claims, options, charges, security interests, proxies, voting trusts, agreements, rights, understandings or arrangements, or exercise of any rights of a stockholder in respect of the Subject Shares or other encumbrances; (d) such Stockholder has voting power and the power of disposition with respect to all of the Subject Shares set forth opposite it name on Exhibit A hereto outstanding on the date hereof, and will have voting power and power of disposition with respect to all of the Subject Shares acquired by such Stockholder after the date hereof; and (e) such Stockholder's principal residence or place of business is accurately set forth on Exhibit A hereto.

        4.2.  Such Stockholder has full power and legal capacity to execute and deliver this Agreement and to comply with and perform such Stockholder's obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. The execution and delivery of this Agreement by such Stockholder does not, and the performance of Stockholder's obligations hereunder will not result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Subject Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Subject Shares are or will be bound or affected.

        4.3.  Each Stockholder hereby unconditionally and irrevocably instructs the Company not to, (a) permit the Transfer or, or any grant of authority to vote with respect to, its Subject Shares, in violation of this Agreement on its books and records by such Stockholder, (b) issue a new certificate representing any such Subject Shares or (c) record such vote unless and until such Stockholder shall have complied with the terms of this Agreement.

        5.    Termination.    This Agreement and the proxy granted pursuant to Section 3.1 hereof and all obligations of each Stockholder hereunder and thereunder shall terminate and shall have no further force or effect as of the Expiration Date.

        6.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under applicable Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall automatically be deemed to be modified so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

        7.    Binding Effect and Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any party without the prior written consent of the other party; provided, however, Parent may, in its sole discretion, assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        8.    Amendment and Modification.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        9.    Specific Performance; Injunctive Relief.    The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at Law for a violation of any of the covenants or agreements of each Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at Law or in equity and each such Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

        10.    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Stockholder, to:
The address set forth opposite such Stockholder's name on Exhibit A with a copy (which shall not constitute notice) to:
Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attn: Robert B. Loper, Esq./Richard A. Presutti, Esq. Tel: (212) 756-2138/(212) 756-2063 Fax: (212) 593-5955

(b) if to Parent or Merger Sub, to:
Magellan Holdings, Inc. 13560 Morris Road Alpharetta, GA 30004
Attention:	Chief Executive Officer
Telephone:	(678) 319-8554
Facsimile:	(678) 319-7951
with a copy to:
Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, CA 94111
Attention:	David Dominik
Prescott Ashe
Telephone:	(415) 627-4500
Facsimile:	(415) 627-4501
and a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601-6636
Attention:	Jeffrey C. Hammes, P.C.
Gary M. Holihan, P.C.
Telephone:	(312) 861-2000
Facsimile:	(312) 861-2200

or to such other address as any party hereto may designate for itself by notice given as herein provided.

        11.    Expenses.    Each party hereto shall pay its own expenses incurred in connection with this Agreement.

        12.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

        13.    Submission to Jurisdiction.    Each party hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at Law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be brought in any federal court of the State of Delaware or the Court of Chancery of the State of Delaware, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts, in the manner provided for notice in Section 10 or otherwise. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 13.

        14.    No Waiver.    The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        15.    Entire Agreement; No Third-Party Beneficiaries.    This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies.

        16.    Counterpart.    This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        17.    Effect of Headings.    The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

        18.    Several Liability.    The representations, warranties, covenants and agreements of each Stockholder are made and given severally only, and not jointly and severally, and no Stockholder shall have any liability to Parent, Merger Sub, the Company or any other person for any breach of this Agreement by any other Stockholder party hereto.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

MAGELLAN HOLDINGS, INC.
/s/ C. JAMES SCHAPER
By: C. James Schaper
Its: President
GLOBETROT MERGER SUB, INC.
/s/ C. JAMES SCHAPER
By: C. James Schaper
Its: President
STOCKHOLDERS:
SSA INVESTOR, LLC
By:	Cerberus Institutional Partners, L.P., its Managing Member
By:	Cerberus Institutional Associates, L.L.C., its General Partner
By:	/s/ MARK A. NEPORENT
Name:	Mark A. Neporent
Title:	Vice President and Chief Operating Officer
SSA WARRANT HOLDINGS, LLC
By:	Ableco, L.L.C., its Managing Member
By:	/s/ MARK A. NEPORENT
Name:	Mark A. Neporent, as Attorney-in-Fact for Stephen A. Feinberg

CERBERUS INSTITUTIONAL PARTNERS, L.P.
By:	Cerberus Institutional Associates, L.L.C., its General Partner
By:	/s/ MARK A. NEPORENT
Name:	Mark A. Neporent
Title:	Vice President and Chief Operating Officer
MADELEINE LLC
By:	/s/ MARK A. NEPORENT
Name:	Mark A. Neporent
Title:	Vice President and Chief Operating Officer
CERBERUS PARTNERS, L.P.
By:	Cerberus Associates, L.L.C., its General Partner
By:	/s/ MARK A. NEPORENT
Name:	Mark A. Neporent
Title:	Vice President and Chief Operating Officer
ABLECO, L.L.C.
By:	/s/ MARK A. NEPORENT
Name:	Mark A. Neporent, as Attorney-in-Fact for Stephen A. Feinberg

EXHIBIT A

Stockholder	Existing Shares	Address
SSA Investor, LLC	26,803,948	299 Park Avenue 22nd Floor New York, NY 10171
SSA Warrant Holdings, LLC	9,154,962	299 Park Avenue 22nd Floor New York, NY 10171
Cerberus Institutional Partners, L.P.	2,504,131	299 Park Avenue 22nd Floor New York, NY 10171
Madeleine LLC	1,917,992	299 Park Avenue 22nd Floor New York, NY 10171
Cerberus Partners, L.P.	1,537,079	299 Park Avenue 22nd Floor New York, NY 10171
Ableco, L.L.C.	1,236,721	299 Park Avenue 22nd Floor New York, NY 10171

Annex C

VOTING AGREEMENT

        This VOTING AGREEMENT (this "Agreement") is made and entered into as of May 14, 2006, by and among Magellan Holdings, Inc., a Georgia corporation ("Parent"), Globetrot Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), on the one hand, and each undersigned stockholder (each, a "Stockholder") of SSA Global Technologies, Inc., a Delaware corporation (the "Company"), on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

W I T N E S S E T H:

        WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of May 14, 2006, by and among Parent, Merger Sub and the Company (the "Merger Agreement"), Parent has agreed to acquire the outstanding capital stock of the Company pursuant to a statutory merger of Merger Sub with and into the Company in which outstanding shares of capital stock of the Company will be converted into the right to receive the Cash Merger Consideration;

        WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, each Stockholder has agreed to enter into this Agreement; and

        WHEREAS, each Stockholder is the record and legal owner of that number of shares of common stock, par value $0.01 per share ("Common Stock") of the Company set forth opposite such Stockholder's name on Exhibit A hereto (the "Shares") (such Shares, together with any New Shares (as defined in Section 1.2), being referred to herein as the "Subject Shares").

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

        1.    Agreement to Retain Subject Shares.

        1.1.  Prior to the Expiration Date (as defined below), each Stockholder agrees not to: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing, any or all of the Subject Shares or any right or interest therein ("Transfer"); (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Shares (other than the proxy contemplated in Section 3 herein); or (d) deposit any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Shares; provided, however, that notwithstanding the foregoing, from the date hereof until the Expiration Date, each Stockholder shall be permitted to Transfer its Subject Shares, or any interest or right therein, to any Affiliate of such Stockholder, provided that, in connection with any such Transfer, such Affiliate shall (x) execute a counterpart to this Agreement and grant a proxy to Parent in form substantially identical to that set forth in Section 3 below, and (y) agree in writing to hold such Subject Shares, or such interest or right therein, subject to the terms and conditions of this Agreement. As used herein, the term "Expiration Date" shall mean the earlier to occur of (x) the Effective Time, or (y) termination of the Merger Agreement in accordance with the terms thereof.

        1.2.  "New Shares" means:

          (a)   any shares of capital stock or voting securities of the Company that a Stockholder purchases or with respect to which such Stockholder otherwise acquires beneficial ownership (whether through the exercise of any options, warrants or other rights to purchase shares of

  Common Stock or otherwise) after the date of this Agreement and prior to the Expiration Date; and

          (b)   any shares of capital stock or voting securities of the Company that a Stockholder becomes the beneficial owner of as a result of any change in Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting the Common Stock.

        2.    Agreement to Vote Subject Shares and Take Certain Other Action.

        2.1.  Prior to the Expiration Date, at every meeting of the stockholders of the Company, however called, at which any of the following matters is considered or voted upon, and at every adjournment or postponement thereof, each Stockholder shall vote or cause to be voted its Subject Shares:

          (a)   in favor of adoption of the Merger Agreement and the transactions contemplated thereby;

          (b)   against approval of any proposal made in opposition to or competition with consummation of the Merger;

          (c)   against any Acquisition Proposal from any party other than Parent or an Affiliate of Parent;

          (d)   against any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, sale or transfer of a material amount of the assets or securities of the Company or any of its Subsidiaries (other than in connection with the Merger);

          (e)   against any amendment of the Company's Certificate of Incorporation or By-laws; and

          (f)    against any dissolution, liquidation or winding up of the Company.

        2.2.  Prior to the Expiration Date, each Stockholder, as the holder of the Subject Shares set forth opposite its name on Exhibit A hereto, shall be present, in person or by proxy, or, using Stockholder's best efforts and to the full extent legally permitted, attempt to cause the holder of record to be present, in person or by proxy, at all meetings of stockholders of the Company at which the matters referred to in Section 2.1 is to be voted upon so that all Subject Shares are counted for the purposes of determining the presence of a quorum at such meetings.

        2.3.  Between the date of this Agreement and the Expiration Date, each Stockholder agrees not to, and will not permit any entity under such Stockholder's control to, (a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below) or (b) initiate a stockholders' vote with respect to an Opposing Proposal or (c) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. For purposes of this Agreement, the term "Opposing Proposal" means any of the actions or proposals described in clauses (b) through (e) of Section 2.1, along with any proposal or action which would, or could reasonably be expected to, impede, frustrate, prevent, prohibit or discourage any of the transactions contemplated by the Merger Agreement; provided, however, that notwithstanding anything to the contrary contained herein, at any time prior to the Expiration Date, each Stockholder and its Representatives shall be permitted to participate in any discussions or negotiations with any Person regarding an Opposing Proposal to the extent that (x) such Stockholder's participation is requested by the Company, and (y) such discussions or negotiations, if conducted by the Company, would then be permitted under the terms of the Merger Agreement.

        2.4.  Notwithstanding anything else to the contrary set forth in this Agreement, nothing in this Agreement shall limit or restrict any Representative of any Stockholder from (a) taking any action in such Representative's capacity as a director of the Company, to the extent applicable, or (b) voting, in such Stockholder's sole discretion, on any matter other than the matters referred to in Section 2.1.

        3.    Grant of Irrevocable Proxy Coupled with an Interest.

        3.1.  Solely in the event of a failure by a Stockholder to act in accordance with its obligations as to voting pursuant to Section 2.1 of this Agreement, each such Stockholder hereby revokes any and all other proxies in respect of any Subject Shares and agrees that during the period commencing on the date hereof and ending on the Expiration Date, such Stockholder hereby irrevocably appoints Parent, Merger Sub or any individual designated by Parent or Merger Sub as such Stockholder's agent, attorney-in-fact and proxy (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote (or cause to be voted) the Subject Shares held of record by such Stockholder, in the manner set forth in Section 2.1, at any meeting of the stockholders of the Company, however called.

        3.2.  Each Stockholder acknowledges that the proxy set forth in this Section 3 is irrevocable until the Expiration Date, is coupled with an interest, and is granted in consideration of Parent and Merger Sub entering into the Merger Agreement.

        3.3.  The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of Stockholder's Subject Shares and a vote by Stockholder of Stockholder's Subject Shares.

        4.    Representations, Warranties and Covenants of Stockholder.    Each Stockholder, severally and not jointly, hereby represents, warrants and covenants to Parent as follows:

        4.1.  (a) Such Stockholder is the record owner of the Subject Shares; (b) the Subject Shares set forth opposite its name on Exhibit A hereto constitute such Stockholder's entire interest in the outstanding capital stock and voting securities of the Company as of the date hereof; (c) the Subject Shares are, and will be, at all times up until the Expiration Date, free and clear of any liens, claims, options, charges, security interests, proxies, voting trusts, agreements, rights, understandings or arrangements, or exercise of any rights of a stockholder in respect of the Subject Shares or other encumbrances, provided that (i) the Subject Shares beneficially owned by GapStar, LLC ("GapStar") have been pledged to a financial institution to secure certain obligations to such financial institution and (ii) if GapStar acquires beneficial ownership of any New Shares after the date of this Agreement and prior to the Expiration Date, then such New Shares shall also be subject to such pledge and security interest; (d) such Stockholder has voting power and the power of disposition with respect to all of the Subject Shares set forth opposite it name on Exhibit A hereto outstanding on the date hereof, and will have voting power and power of disposition with respect to all of the Subject Shares acquired by such Stockholder after the date hereof; and (e) such Stockholder's principal residence or place of business is accurately set forth on Exhibit A hereto.

        4.2.  Such Stockholder has full power and legal capacity to execute and deliver this Agreement and to comply with and perform such Stockholder's obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. The execution and delivery of this Agreement by such Stockholder does not, and the performance of Stockholder's obligations hereunder will not result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Subject Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Subject Shares are or will be bound or affected.

        4.3.  Each Stockholder hereby unconditionally and irrevocably instructs the Company not to, (a) permit the Transfer or, or any grant of authority to vote with respect to, its Subject Shares, in violation of this Agreement on its books and records by such Stockholder, (b) issue a new certificate representing any such Subject Shares or (c) record such vote unless and until such Stockholder shall have complied with the terms of this Agreement.

        5.    Termination.    This Agreement and the proxy granted pursuant to Section 3.1 hereof and all obligations of each Stockholder hereunder and thereunder shall terminate and shall have no further force or effect as of the Expiration Date.

        6.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under applicable Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall automatically be deemed to be modified so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

        7.    Binding Effect and Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any party without the prior written consent of the other party; provided, however, Parent may, in its sole discretion, assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        8.    Amendment and Modification.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        9.    Specific Performance; Injunctive Relief.    The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at Law for a violation of any of the covenants or agreements of each Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at Law or in equity and each such Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

        10.    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Stockholder, to:
The address set forth opposite such Stockholder's name on Exhibit A with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 Attn: Douglas A. Cifu, Esq. Tel: (212) 373-3436 Fax: (212) 757-3990

(b) if to Parent or Merger Sub, to:
Magellan Holdings, Inc. 13560 Morris Road Alpharetta, GA 30004
Attention:	Chief Executive Officer
Telephone:	(678) 319-8554
Facsimile:	(678) 319-7951
with a copy to:
Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, CA 94111
Attention:	David Dominik
Prescott Ashe
Telephone:	(415) 627-4500
Facsimile:	(415) 627-4501
and a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601-6636
Attention:	Jeffrey C. Hammes, P.C.
Gary M. Holihan, P.C.
Telephone:	(312) 861-2000
Facsimile:	(312) 861-2200

or to such other address as any party hereto may designate for itself by notice given as herein provided.

        11.    Expenses.    Each party hereto shall pay its own expenses incurred in connection with this Agreement.

        12.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

        13.    Submission to Jurisdiction.    Each party hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at Law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be brought in any federal court of the State of Delaware or the Court of Chancery of the State of Delaware, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts, in the manner provided for notice in Section 10 or otherwise. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 13.

        14.    No Waiver.    The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        15.    Entire Agreement; No Third-Party Beneficiaries.    This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies.

        16.    Counterpart.    This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        17.    Effect of Headings.    The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

        18.    Several Liability.    The representations, warranties, covenants and agreements of each Stockholder are made and given severally only, and not jointly and severally, and no Stockholder shall have any liability to Parent, Merger Sub, the Company or any other person for any breach of this Agreement by any other Stockholder party hereto.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

MAGELLAN HOLDINGS, INC.
/s/ C. JAMES SCHAPER
By: C. James Schaper
Its: President
GLOBETROT MERGER SUB, INC.
/s/ C. JAMES SCHAPER
By: C. James Schaper
Its: President
STOCKHOLDERS:
GENERAL ATLANTIC PARTNERS 76, L.P.
By:	GENERAL ATLANTIC LLC, its General Partner
By:	/s/ WILLIAM E. FORD
Name:	William E. Ford
Title:	President and Managing Director
GENERAL ATLANTIC PARTNERS 77, L.P.
By:	GENERAL ATLANTIC LLC, its General Partner
By:	/s/ WILLIAM E. FORD
Name:	William E. Ford
GENERAL ATLANTIC PARTNERS 80, L.P.
By:	GENERAL ATLANTIC LLC, its General Partner
By:	/s/ WILLIAM E. FORD
Name:	William E. Ford
Title:	President and Managing Director

GAPSTAR, LLC
By:	GENERAL ATLANTIC LLC, its Sole Member
By:	/s/ WILLIAM E. FORD
GAP COINVESTMENT PARTNERS II, L.P.
By:	/s/ WILLIAM E. FORD
Name:	William E. Ford
Title:	A General Partner
GAP COINVESTMENTS III, LLC
By:	/s/ WILLIAM E. FORD
Name:	William E. Ford
Title:	A Managing Member
GAP COINVESTMENTS IV, LLC
By:	/s/ WILLIAM E. FORD
Name:	William E. Ford
Title:	A Managing Member
GAPCO GMBH & CO. KG
By:	GAPCO MANAGEMENT GMBH, its General Partner
By:	/s/ WILLIAM E. FORD
Name:	William E. Ford
Title:	Managing Director

EXHIBIT A

Stockholder	Existing Shares	Address
General Atlantic Partners 76, L.P.	13,401,341	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 Attn: David A. Rosenstein Tel: (203) 629-8644 Fax: (203) 618-9207
General Atlantic Partners 77, L.P.	14,346	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 Attn: David A. Rosenstein Tel: (203) 629-8644 Fax: (203) 618-9207
General Atlantic Partners 80, L.P.	1,283,987	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 Attn: David A. Rosenstein Tel: (203) 629-8644 Fax: (203) 618-9207

GapStar, LLC	182,964	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 Attn: David A. Rosenstein Tel: (203) 629-8644 Fax: (203) 618-9207
GAP Coinvestment Partners II, L.P.	784,363	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 Attn: David A. Rosenstein Tel: (203) 629-8644 Fax: (203) 618-9207

GAP Coinvestments III, LLC	76,401	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 Attn: David A. Rosenstein Tel: (203) 629-8644 Fax: (203) 618-9207

GAP Coinvestments IV, LLC	19,924	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 Attn: David A. Rosenstein Tel: (203) 629-8644 Fax: (203) 618-9207

GAPCO GmbH & Co. KG	21,617	c/o General Atlantic GmbH Koenigsallee 62 40212 Duesseldorf Germany Attn: David A. Rosenstein Tel: +49-211-602-88880 Fax: +49 211 602 88857

Annex D

[Letterhead of Houlihan Lokey Howard & Zukin]

May 14, 2006

The Special Committee of the Board of Directors of SSA Global Technologies, Inc.
500 W. Madison, Suite 2200
Chicago, IL 60661

Dear Members of the Special Committee:

        We understand that Magellan Holdings, Inc. ("Magellan" or "Parent"), Globetrot Merger Sub, Inc., a wholly-owned subsidiary of Parent ("Acquisition Sub"), and SSA Global Technologies, Inc. (the "Company") propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Acquisition Sub will merge with and into the Company (the "Merger"), as a result of which the Company shall continue its existence and become a wholly-owned subsidiary of Parent. Such transaction is referred to herein as the "Transaction." Pursuant to the terms set forth in the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (other than treasury shares held by the Company or shares owned by Parent or any subsidiary of Parent or the Company, which shares shall be cancelled and extinguished and other than shares with respect to which appraisal rights have been perfected) shall be cancelled and extinguished and converted automatically into the right to receive $19.50 in cash (the "Merger Consideration").

        You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") provide an opinion (the "Opinion") to the Special Committee of the Board of Directors of the Company as to whether, as of the date hereof, the Merger Consideration to be received by the common stockholders of the Company in connection with the Transaction is fair to such stockholders from a financial point of view.

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we:

  1.
  reviewed the Company's annual reports to shareholders on Form 10-K for the fiscal years ended July 31, 2005, and the S-1 dated May 25, 2005 and quarterly report on Form 10-Q for the quarters ended April 30, 2005, October 31, 2005 and January 31, 2006;

  2.
  spoke with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the Transaction, and spoken with representatives of the Company's independent accounting firm and counsel regarding the Company, the Transaction, and related matters;

  3.
  spoke with certain members of the management of Parent regarding the operations, financial condition, future prospects and projected operations and performance of Parent and regarding the Transaction, and spoken with representatives of the Parent's investment bankers and counsel regarding Parent, the Transaction, and related matters;

  4.
  reviewed the following agreements and documents to be delivered at or prior to the closing of the Transaction:

    a.    Agreement and Plan of Merger, dated as of May 14, 2006 by and among the Company, Magellan Holdings, Inc. and Globetrot Merger Sub, Inc.;

    b.    Voting Agreements to be entered into between Magellan Holdings, Inc. certain major stockholders of the Company, dated as of May 14, 2006; and

    c.    A Commitment Letter, dated May 14, 2006, entered into between Magellan Holdings, Inc., JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Credit Suisse, Credit Suisse Securities (USA) LLC.

  5.
  reviewed forecasts and projections prepared by the Company's management with respect to the Company and forecasts and projections prepared by Parent's management with respect to Parent;

  6.
  reviewed the historical market prices and trading volume for the Company's publicly traded securities for the past one year;

  7.
  reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that we deemed relevant for companies in industries related to the Company and Parent and

  8.
  conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, we have relied upon and assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company and Parent, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or Parent since the date of the most recent financial statements provided to us, and that there is no information or facts that would make the information reviewed by us incomplete or misleading.

        We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 4 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any material amendments or modifications thereto or any material adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We have also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no material delay, limitations, restrictions or conditions will be imposed that would have an adverse effect on the Company or Parent, or the expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft agreements identified in item 4 above will not differ in any material respect from the drafts identified in said item.

        Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company, Magellan Holdings, Inc. or Globetrot Merger Sub, Inc., nor were we provided with any such appraisal or evaluation.    This Opinion is necessarily based on financial,

economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. Subsequent events that could materially affect the conclusions set forth in this Opinion include, without limitation, adverse changes in industry performance or market conditions; changes to the business, financial condition and results of operations of the Company; changes in the terms of the Transaction; and the failure to consummate the Transaction within a reasonable period of time.

        This Opinion is furnished for the use and benefit of the Special Committee of the Board of Directors in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent; provided, that Houlihan Lokey hereby consents to the furnishing of this Opinion to the full Board of Directors of the Company and the full Board of Directors of the Company is entitled to the use and benefit of this Opinion to the same extent as the Special Committee of the Board of Directors. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote with respect to the Transaction. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to Houlihan Lokey, HLHZ (as defined below) or any of its affiliates be made by the Company or any of its affiliates, or any other recipient of this Opinion, without the prior written consent of Houlihan Lokey, which consent is hereby given to the inclusion of this Opinion, in its entirety, in any Proxy Statement filed with the Securities and Exchange Commission in connection with the Transaction or any other document disseminated by or on behalf of the Company to the stockholders of the Company in connection with the Transaction.

        We advise you that Houlihan Lokey Howard & Zukin Capital, Inc. ("HLHZ"), an affiliate of Houlihan Lokey, was retained to act as the Company's financial advisor and investment banker in connection with certain aspects of the Transaction. The Company will pay Houlihan Lokey a fee for its services, a portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for providing this Opinion, which is not contingent upon the consummation of the Transaction. The Company has agreed to reimburse us for expenses and indemnify us against certain liabilities and expenses.

        We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage, or (v) the tax or legal consequences of the Transaction to either the Company or its security holders, or any other party. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.

        Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the common stockholders of the Company in connection with the Transaction is fair to such common stockholders from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

/s/  HOULIHAN LOKEY HOWARD & ZUKIN

Annex E

DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal rights.

        (a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)    Appraisal rights shall be perfected as follows:

          (1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)    If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SSA GLOBAL TECHNOLOGIES, INC.
SPECIAL MEETING OF STOCKHOLDERS
[                        ], 2006

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder of SSA Global Technologies, Inc. hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated [                        ], 2006, and hereby appoints Kirk Isaacson and Stephen Earhart, and each of them, with full power of substitution, as proxy or proxies, to vote all shares of the common stock of the undersigned at the Special Meeting of stockholders of SSA Global Technologies, Inc. to be held [                        ], 2006, and at any adjournments or postponements thereof, upon the proposals set forth on this form of proxy and described in the proxy statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponements thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

        1.     To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 14, 2006, by and among Magellan Holdings, Inc., a Georgia corporation, Globetrot Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Magellan Holdings, Inc. and SSA Global Technologies, Inc., as the same may be amended from time to time, whereby Globetrot Merger Sub, Inc. will merge with and into SSA Global Technologies, Inc., with SSA Global Technologies, Inc. surviving the merger as a wholly-owned subsidiary of Magellan Holdings, Inc.

☐    FOR            ☐    AGAINST            ☐    ABSTAIN

        2.     To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

☐    FOR            ☐    AGAINST            ☐    ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ABOVE, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

(This proxy should be marked, dated and signed by the stockholder or stockholders exactly as the stockholder's or stockholders' names appear hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary or representative capacity should so indicate. If shares are held by joint tenants, as community property or otherwise by more than one person, all should sign.)
Signature:	Date:	Signature:	Date:

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [ ], 2006

SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE MERGER
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
MARKET PRICE AND DIVIDEND DATA
RISK FACTORS
THE SPECIAL MEETING
THE COMPANIES
THE MERGER
THE MERGER AGREEMENT
THE VOTING AGREEMENTS
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDER PROPOSALS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
AGREEMENT AND PLAN OF MERGER
VOTING AGREEMENT
VOTING AGREEMENT
OPINION OF HOULIHAN LOKEY
DELAWARE GENERAL CORPORATION LAW
FORM OF PROXY